UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒  Filed by a Party other than the Registrant 

Check the appropriate box:

☒            Preliminary Proxy Statement

☐            Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐            Definitive Proxy Statement

☐            Definitive Additional Materials

☐            Soliciting Material Pursuant to § 240.14a-12

DRAGON PHARMACEUTICAL INC.

(Name of Registrant as Specified In Its Charter)

___________________________________________________________________

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐            No fee required

☐         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)             Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share

2)            Aggregate number of securities to which transaction applies: 68,566,418 shares of common stock outstanding; in-the-money stock options with respect to 3,270,000 shares of common stock; and warrants with respect to 0 shares of common stock.

3)            Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               The maximum aggregate value was determined based upon the sum of (i) 68,566,418 shares of common stock multiplied by $0.82 per share; and (ii) in-the-money stock options with respect to 3,270,000 shares of common stock multiplied by $0. 08 per share (which is the difference between $0.82 and the weighted average exercise price of $0. 74 per share).  In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0000713 by the sum of the preceding sentence.

4)            Proposed maximum aggregate value of transaction: $56, 486,062

5)            Total fee paid: $4,046

☒         Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)            Amount Previously Paid: ________________________________

2)            Form, Schedule or Registration Statement No.: _______________

3)            Filing Party: __________________________________________

                4)            Date Filed: ____________________________________________

PRELIMINARY COPY

DRAGON PHARMACEUTICAL INC.
Suite 310, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N9
Telephone (604) 669-8817

[Date]

Dear Shareholder:

              You are cordially invited to attend the special meeting of the shareholders of Dragon Pharmaceutical Inc. (“we”, the “Company” or “Dragon”) to be held at 10:30 a.m. local time, on ___________, 2010 at Dragon’s corporate office located at Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9.

At the special meeting, you will be asked to consider and vote upon the following proposals:

1.  to adopt the Agreement and Plan of Merger, dated as of March 26, 2010, which we refer to as the "Merger Agreement" in this proxy statement, by and among Dragon, Chief Respect Limited, a Hong Kong corporation, Datong Investment Inc., a Florida corporation and subsidiary of Chief Respect Limited, and Mr. Yanlin Han, pursuant to which Datong Investment Inc. will merge with and into Dragon and each holder of Dragon shares of common stock, excluding Mr. Han,  will receive $0.82 per share ; and

2.  to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.

Pursuant to the Merger Agreement, Datong Investment Inc., a Florida corporation,  which we refer to as "MergerSub" in this proxy statement, will merge with and into Dragon, with our Company continuing as the surviving corporation of the merger.  The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  Following the merger, Dragon will become a subsidiary of Chief Respect Limited, a Hong Kong corporation, which we refer to as "Parent" in this proxy statement, and the Parent and Mr. Han will be the shareholders of the surviving corporation.

After careful consideration and upon the recommendation of the Special Committee comprised entirely of directors with no financial interest in Parent or Merger Sub and no affiliation (other than being Board members of the Company) with Mr. Yanlin Han, our board of directors (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) (i) determined that the Merger Agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of our Company and our unaffiliated shareholders; (ii) approved and authorized the Merger Agreement and the merger and (iii) recommends that you vote "FOR" the adoption of the Merger Agreement at the special meeting.

This proxy statement provides detailed information about the Merger Agreement and the merger.  The description of the Merger Agreement and all other agreements in this proxy statement are subject to the terms of the actual agreements.  We encourage you to read this proxy statement carefully, including its Appendixes and the documents we refer to in this proxy statement.

            Your vote is very important, regardless of the number of shares you own.  The proposed merger cannot be completed unless it is approved by (1) the affirmative vote of the holders of a majority of the outstanding shares of the Company’s voting common stock entitled to vote on the merger which is required under Florida law (the "Florida law vote") and (2) a majority of the votes cast by the minority shareholders of outstanding shares of the Company’s voting common stock entitled to vote on the merger which excludes the votes cast by Mr. Han as required under the rules adopted by the Ontario Securities Commission  (“Ontario Securities Vote”) as described in the accompanying proxy statement.  Mr. Han owned as of the record date approximately 37.1 % of the Company’s shares, which shares would be counted for the purpose of determining the Florida law vote but would not be counted for purpose of determining the Ontario Securities Vote. Accordingly, assuming that Mr. Han voted all of his share in favor of the merger, the affirmative vote of greater than approximately 22 % of the remaining 62. 9 % of the shares (or 13. 9 % of the all outstanding shares) would be required to approve the merger for purpose of the Florida law vote, and, assuming all of the Company's shareholders voted all of their shares with respect to the Merger Agreement, the affirmative vote of the majority of the remaining 62. 9 % of the shares would be required to approve the merger agreement for purposes of the Ontario Securities Vote.

             Only shareholders who owned shares of our common stock at the close of business on __________, the record date for the special meeting, will be entitled to vote at the special meeting.  To vote your shares, you may use the enclosed proxy card or attend the special meeting and vote in person.  On behalf of our board of directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting.

             Thank you for your support of our Company. I look forward to seeing you at the special meeting.

Sincerely,

/s/ Maggie Deng

Maggie Deng,
Secretary

             The proxy statement is dated _________2010, and is first being mailed to shareholders on or about __________.

             Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

             In addition to delivering the proxy materials for the special meeting to be held on __________ to shareholders by mail, the proxy statement for such meeting is also available on our website at www.dragonpharma.com.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties to the Merger	1
The Merger	1
Merger Consideration	1
Treatment of Outstanding Stock Options	2
Market Prices and Dividend Data	2
Material United States Federal Income Tax Consequences of the Merger	2
Material Canadian Federal Income Tax Consequences of the Merger	2
Reasons for the Merger and Recommendation of the Special Committee and our Board of
Directors	3
Opinion of the Special Committee's Financial Advisor	3
The Special Meeting of Shareholders	4
Interests of Our Executive Officers and Directors in the Merger	4
Indemnification	5
Voting Intentions of our Directors and Executive Officers and Voting Commitment	5
Parent's Financing for the Transaction-Good Faith Deposit	6
Conditions to the Closing of the Merger	6
Solicitation of Other Offers	7
Termination of the Merger Agreement	7
Termination Fees	8
Regulatory Matters	8
Appraisal Rights	8
Legal Proceedings Regarding the Merger	9

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	10
Notice of Internet Availability	16

SPECIAL FACTORS	16
Background to the Merger	17
Recommendation of the Special Committee and Approval of Our Board of Directors	20
Position of the Special Committee and our Board of Directors as to the Fairness of the
Merger	20
Opinion of the Special Committee's Financial Advisor	26
Additional Information	31
Position of the Company as to the Purposes, Alternatives, Reasons and Effects of the Merger	32
Position of Parent, MergerSub and Mr. Han as to the Fairness of the Merger	34
Position of Parent, MergerSub and Mr. Han as to the Purposes, Alternatives, Reasons and
Effects of the Merger	39
Interests of Our Executive Officers and Directors in the Merger	41
Interest of Mr. Han in Parent and MergerSub	41
Change in Control Benefits for Our Executive Officers	41
Indemnification of Directors and Officers	42
The Special Committee	42
Related Party Transactions	42
Form of the Merger	43
Merger Consideration	43
Parent's Financing for the Transaction-Good Faith Deposit	43
Effects of the Merger	44
Plans for Our Company After the Merger	45

i

Effects on the Market for the Shares; OTC Bulletin Board and TSX Listing; Registration
Under the Exchange Act	45
Effects on Our Company if the Merger is Not Completed	45
Material United States Federal Income Tax Consequences of the Merger	46
Material Canadian Federal Income Tax Consequences of the Merger	47
Holders Resident in Canada	48
Holders Not Resident in Canada	48
Regulatory Matters	49
Accounting Treatment	50
Legal Proceedings Regarding the Merger	50
Appraisal Rights	51
Exercising Dissent Rights	54
Provisions for Unaffiliated Shareholders	54
Voting Intentions of Our Directors and Executive Officers and Voting Commitment of Mr. Han, Parent and MergerSub	55
Estimated Fees and Expenses of the Merger	55

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	55

RISK FACTORS	56

THE SPECIAL MEETING	57
Date, Time and Place	57
Purpose of the Special Meeting	57
Record Date; Shares Entitled to Vote; Quorum	57
Vote Required	57
Voting of Proxies	58
Revocability of Proxies	58
Solicitation of Proxies	59

THE PARTIES TO THE MERGER	59

THE MERGER AGREEMENT	60
The Merger	60
Effective Time	61
Merger Consideration	61
Payment Procedures	61
Treatment of Outstanding Stock Options	62
Representations and Warranties	62
Company Material Adverse Effect Definition	64
Conduct of Business Pending the Merger	65
Solicitation of Other Offers	67
Termination in Connection with a Superior Proposal	69
Merger Financing-Good Faith Deposit	70
Indemnification	71
Additional Covenants	71
Conditions to the Closing of the Merger	72
Termination of the Merger Agreement	73
Termination Fees	74
Limitation on Remedies	75
Amendment; Extension of Time; Waiver	75

IMPORTANT INFORMATION REGARDING DRAGON PHARMACEUTICAL INC	75
Description of Business	75
Description of Property	76
Legal Proceedings	76
Directors and Executive Officers	76
Description of Executive Officers	78
Ownership of Common Stock by Certain Beneficial Owners, Directors and Executive Officers	78
Market Price of Our Company Common Stock and Dividend Information	80
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	81
Quantitative and Qualitative Disclosures about Market Risk	81
Management's Discussion and Analysis of Financial Condition and Results of Operations	81
Financial Statements	81
Selected Financial Data	81
Book Value Per Share	82
Ratio of Earnings to Fixed Charges	82
Projected Financial Information	83
Prior Public Offerings	85
Prior Stock Purchases	85
Prior Stock Purchases by Mr. Han, Parent and MergerSub	85
Transactions During the Past Sixty Days	85

IMPORTANT INFORMATION REGARDING MR. HAN, PARENT AND MERGERSUB	85
Mr. Han	85
Parent	85
MergerSub	86
Criminal and Administrative Proceedings	86
Interest in Securities of Our Company	86

AUTHORITY TO ADJOURN THE SPECIAL MEETING	86
Generally	86
Vote Required	87

OTHER MATTERS	87

SHAREHOLDER PROPOSALS	87

INFORMATION INCORPORATED BY REFERENCE	87

WHERE YOU CAN FIND MORE INFORMATION	88

MISCELLANEOUS	88

APPENDIX A:	AGREEMENT AND PLAN OF MERGER DATED MARCH 26, 2010

APPENDIX B:	OPINION OF CANACCORD FINANCIAL LTD.

APPENDIX C-1:	DISSENT & APPRAISAL RIGHTS OF THE FLORIDA BUSINESS CORPORATIONS ACT
APPENDIX C-2:	FORM OF DISSENTER’S APPRAISAL NOTICE

APPENDIX D -1 :	FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009
APPENDIX D-2:	FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2010

This proxy statement incorporates important business and financial information about the Company from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document. This information is available without charge at the Securities and Exchange Commission’s website, http://www.sec.gov, as well as from other sources. Refer to “WHERE YOU CAN FIND MORE INFORMATION.”

SUMMARY TERM SHEET

This following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you.  To understand the merger fully and for a more complete description of the legal terms of the merger, we encourage you to read carefully this entire proxy statement, its Appendixes and the documents referred to or incorporated by reference in this proxy statement.  Each item in this summary includes a page reference directing you to a more complete description of that topic. Refer to "Where You Can Find More Information."

The Parties to the Merger

Dragon Pharmaceutical Inc. is a manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, 7-ACA, downstream cephalosporin active pharmaceutical ingredient and formulated powder for injection in both Chinese and emerging markets.  Our headquarters are located at Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9.  Our telephone number at our headquarters is (604) 669-8817.  Dragon Pharmaceutical Inc. is referred to in this proxy statement as alternatively the "Company," “Dragon” and "we."

Chief Respect Limited, a Hong Kong corporation, is a new company which was formed in connection with the merger.  Chief Respect Limited has not carried on any activities other than in connection with the merger.   Mr. Han, our Chairman, Chief Executive Officer and owner of approximately 37.1 % of the outstanding share of our common stock, is the sole shareholder of the Chief Respect Limited.  Chief Respect Limited’s principal offices are located at 11/F, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong, and its telephone number is (852)-25823800.  Chief Respect Limited is referred to in this proxy statement as "Parent."

Datong Investment Inc., a Florida corporation, is a wholly owned subsidiary of Parent and has not engaged in any business activity other than activities related to the purpose of merging with our Company.  If the merger is completed, Datong Investment Inc. will cease to exist following its merger with and into our Company.  The principal offices are located at c/o Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301.  Datong Investment Inc. is referred to in this proxy statement as "MergerSub."

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, MergerSub, a wholly owned subsidiary of Parent, will merge with and into our Company. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  After the merger, Dragon will continue as the surviving corporation and as a subsidiary of Parent.  The surviving corporation will be a privately held corporation with Mr. Han and the Parent as its shareholders.  With the exception of Mr. Han, our current shareholders will cease to have any ownership interest in the surviving corporation or rights as shareholders of the surviving corporation.

Merger Consideration

If the merger is completed, each share of our common stock, other than as provided below, will be converted into the right to receive $0.82 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of common stock to be paid in the merger as the "merger consideration." The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (1) shares held by any of our shareholders who are entitled to and who properly exercise appraisal rights under Florida law; and (2) shares owned by Mr. Han.  Mr. Han currently owns approximately 37.1 % of our outstanding shares and is our Chairman and Chief Executive Officer.

At the effective time of the merger, our shareholders, with the exception of Mr. Han, will no longer have any rights as a shareholder other than the right to receive the merger consideration, or for those who have properly exercised appraisal rights under Florida law, the right to receive fair value.  In no event will our shareholders, with the exception of Mr. Han, have rights as a member or shareholder of Parent or MergerSub, respectively, as a result of the merger.  Our shareholders entitled to the merger consideration will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after the effective time of the merger.

Treatment of Outstanding Stock Options

Pursuant to the plans and stock option agreements under which they were issued, each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment for each vested share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

Market Prices and Dividend Data

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol "DRUG". On March 26, 2010, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $0.69 per share.  On ______, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $_____ per share.

Material United States Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own financial situation.  Further, we have not addressed the tax effect of the merger to persons who are not citizens of or residents of the United States. In addition the tax effect on holders of stock options has not been address.  We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Material Canadian Federal Income Tax Consequences of the Merger

A shareholder who is resident in Canada and who holds common shares as capital property is generally expected to recognize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the amount of cash received for such common shares, net of any reasonable costs of disposition, exceeds (or is less than) the holder’s adjusted cost base of the common shares. Any capital gain so realized on the merger by a shareholder who is a non-resident of Canada in general is not expected to be subject to Canadian federal income taxation.

            This overview of Canadian federal income tax considerations is subject to the more detailed discussion under “Special Factors – Material Canadian Federal Income Tax Consequences of the Merger” and the assumptions noted therein.  In addition, tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts and your particular circumstances.  We are not in a position to give tax advice to any particular holder, and we strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

            Our board of directors (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) recommends that you vote "FOR" adoption of the Merger Agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.  In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our Company and our unaffiliated shareholders (as defined in Rule 13e-3(a)(4) of the Securities Exchange Act of 1934 ) and its decision to approve the Merger Agreement and recommend its adoption to our shareholders, our board of directors considered the factors described herein.  Our board of directors based its recommendation in part on the recommendation of the Special Committee, which Special Committee acted with the advice and assistance of our management and its independent legal and financial advisor .   Each of our directors have no , and will not have, a financial interest in Parent or Merger Sub and no affiliation with Mr. Han other than serving as a director of Dragon.

Opinion of the Special Committee's Financial Advisor

On March 26, 2010, Canaccord Financial Ltd., which we refer to as "Canaccord” in this proxy statement, rendered its opinion to the Special Committee to the effect that, as of March 26, 2010, the consideration to be received by Dragon Stakeholders in the proposed merger pursuant to the Merger Agreement was fair to Dragon Stakeholders from a financial point of view.  For purposes of its opinion, Canaccord defined “Dragon Stakeholders” as the holders of our common stock, other than Mr. Han and those shareholders who exercise their dissenters’ rights.

Canaccord’s opinion speaks only as of the date of the opinion. The opinion was directed to the Special Committee and is directed only to the fairness of the merger consideration to Dragon’s shareholders, other than holders of shares of Dragon who comply with the provisions of the FBCA regarding the right of the shareholders to dissent from the Merger and Mr. Han,  from a financial point of view.  It does not address the underlying business decision of Dragon to engage in the merger or any other aspect of the merger.   The summary of Canaccord’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Canaccord in preparing its opinion.  However, neither Canaccord’s  written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the merger.  Refer to "Special Factors—Opinion of the Special Committee's Financial Advisor.”

The Special Meeting of Shareholders

Date, Time and Place.  A special meeting of our shareholders will be held on __________, at our corporate office, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, at 10:30 a.m., local time, to:

•      consider and vote upon the adoption of the Merger Agreement; and

•      consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on __________, the record date for the special meeting.  You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.  There are 68,566,418 shares of our common stock entitled to be voted at the special meeting.

                Required Vote.  Under Florida law, the adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date (the "Florida law vote").  In addition, under the rules adopted by the Ontario Securities Commission the Merger Agreement must be approved by holders of common stock representing a majority of the shares of outstanding common stock excluding shares of common stock owned by Mr. Han (the " Ontario Securities Vote").  Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by holders of our common stock present, in person or represented by proxy, and entitled to vote at the special meeting.

Interests of Our Executive Officers and Directors in the Merger

You should be aware that members of our board of directors and executive officers have interests in the merger that may be different from, or in addition to, yours.  These interests are summarized below and more fully described in "Special Factors—Interests of Our Executive Officers and Directors in the Merger”

•      Mr. Han, our Chairman, Chief Executive Officer and an owner of approximately 37.1 % of our outstanding shares, is the sole owner of the Parent.  Mr. Han is also the sole director and officer of the Parent and the MergerSub. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  After the merger, Dragon will continue as the surviving corporation and as a subsidiary of Parent.  The surviving corporation will be a privately held corporation with Mr. Han and the Parent as its shareholders.

•      Similar to all other option holders under our stock option plan, stock options held by our executive officers and directors will be canceled and converted into the right to receive a cash payment, for each vested share of our common stock subject to each option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.  Refer to the "—Treatment of Outstanding Stock Options," above.

 Indemnification

The Merger Agreement also provides that from and after the effective time of the merger, Parent and the surviving corporation shall:

•      to the extent permitted under applicable law, indemnify and hold harmless each individual who is as of the date of the  Merger Agreement or during the period from such date through the effective time of the merger serving as our director, officer, trustee or fiduciary or, in such capacity for any of our subsidiaries with respect to any judgments, fines, penalties and amounts paid in settlement in connection with any claim, suit, action, proceeding or investigation, based on or arising out of or relating to such individual's position as a director, officer, trustee, employee, agent or fiduciary of ours or any of our subsidiaries;

•      assume all our and our subsidiaries' obligations to such individuals in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in our and our subsidiaries' organizational documents; and

•      provides for standard releases from liability for any act while such person was acting as a director or executive officer on behalf of the Company.

Voting Intentions of Our Directors and Executive Officers and Voting Commitment

Under the terms of the Merger Agreement, Mr. Han, our Chairman and Chief Executive Officer, agreed to vote all shares of common stock held by him in favor of the adoption of the Merger Agreement. As of the date of this proxy statement, Mr. Han owns 25,453,741 shares of our common stock representing approximately 37.1 % of our outstanding shares of common stock.

                In addition, pursuant to a Support Agreement, Mr. Zhanguo Weng, Ms. Xuemei Liu, Dr. Alexander Wick and Dr. Yiu Kwong Sun, each a director of the Company (collectively “Supporting Shareholders”) have agreed to vote all shares of common stock held by them in favor of the adoption of the Merger Agreement.

               The Special Committee, and in particular its Chairman Peter Mak, primarily negotiated with Mr. Han with respect to among other things, the  merger consideration. In addition, in order to meet the exemption from the valuation requirements under multilateral Instrument 61-101-Protection of Minority Security Holders in Special Transaction adopted by the Ontario Securities Commission, the Special Committee kept informed and sought approval through the signing of the Support Agreements from Mr. Weng and Ms. Liu who own 13.1% and 6.6% respectively of the outstanding shares of our common stock. Refer to “Special Factors- Regulatory Matters”.  None of the Supporting Shareholders will participate in the management or have ownership interest in, or otherwise be involved in the surviving corporation or Parent upon the consummation of the proposed merger.

               As of the date of this proxy statement, Mr. Weng owns 8,986,783 shares, Ms. Liu owns 4,493,391 shares,  Dr. Wick owns 800 ,000 shares and Dr. Sun owns 1,000 ,000 shares of our common stock, which collectively represents approximately 22.3 % of our outstanding shares of common stock.

Consequently, assuming that the Supporting Shareholders vote their shares of common stock representing approximately 22.3% of the outstanding shares in favor of the Merger Agreement, along with Mr. Han’s 37.1%, collectively representing 59.4% of the outstanding shares they will have a sufficient number of shares to approve the Merger Agreement under Florida law vote but will need other shareholders who own in the aggregate approximately 9.2% of our common stock to vote for the merger in order to meet the Ontario Securities Vote.

Parent's Financing for the Transaction -Good Faith Deposit

Parent has represented to us that at the effective time of the merger, Parent will have sufficient cash to make all payments required under the Merger Agreement, including the merger consideration payable to our shareholders.  If the merger is completed, Mr. Han will have to pay approximately $35.6 million to shareholders and option holders (excluding Mr. Han as both a shareholder and an option holder). Parent intends to finance the merger consideration through Mr. Han’s personal funds of approximately $15.6 million and the balance of $20 million from loans from private lenders located in China.  Parent and MergerSub have obtained two $10 million loans for an aggregate amount of $20 million from Zhao Zhang and Yong Yang.  These loans bear interest at 10% per annum requiring monthly interest only payments and are due on December 30, 2011.    The funding of the loans will occur concurrent with the consummation of the merger.

The Parent has agreed to deposit $3,000,000 into a segregate account to be jointly controlled by Mr. Han and either Ms. Maggie Deng, Chief Operating Officer or Mr. Garry Wong, Chief Financial Officer on behalf of the Company.  $1,000,000 was delivered upon the execution of the Merger Agreement, and $2,000,000 was delivered upon the filing of the definitive proxy statement.  The deposit may be used to pay for the merger consideration.  If Parent is unable to obtain the merger consideration by the Closing, or if Mr. Han otherwise breaches the Merger Agreement, the Company will be entitled to a termination fee of $400,000.

Conditions to the Closing of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of certain conditions on or prior to the closing date of the merger.  Those conditions include (1) approval of the merger by a majority of the outstanding shares of our common stock;  (2) approval of the merger by a majority of the outstanding shares of our common stock excluding shares held by Mr. Han; and (3) no governmental authority preventing the merger by way of an injunction, order or other legal restraint.

The obligations of Parent and MergerSub to complete the merger are subject to the satisfaction of certain conditions including (1) a requirement that our representations and warranties be true and correct as of the date of the signing of the Merger Agreement and the closing of the merger, but only if a Company Material Adverse Effect (as defined in the Merger Agreement) would result if the representations and warranties are not so true and correct; (2) Company shall have performed or complied in all material respects with all agreements and covenants in the Merger Agreement required to be performed or complied with by it on or prior to the effective time of the merger and (3) our Chief Operating Officer shall have delivered a certificate that all of the conditions relating to our representations and obligations under the Merger Agreement have been satisfied.

Our obligations to complete the merger are subject to certain conditions including (1) a requirement that Parent and MergerSub's representations and warranties be true and correct as of the date of the signing of the Merger Agreement and the closing of the merger, but only if the failure to be so true and correct would prevent or materially hinder Parent or MergerSub from consummating the merger; (2) Mr. Han, Parent and MergerSub shall have performed or complied in all material respects with all agreements and covenants in the Merger Agreement required to be performed or complied with by them on or prior to the effective time of the merger; and (3) we shall have received a certificate signed by an authorized officer of Parent certifying that all of the conditions with respect to Parent's, MergerSub's and Mr. Han's representations and obligations under the Merger Agreement have been satisfied.

The conditions to the closing of the merger are more fully described below in "The Merger Agreement—Conditions to the Closing of the Merger."

Solicitation of Other Offers

In general, we are required to terminate discussions with respect to, or that could be reasonably be expected to lead to, an acquisition proposal and are required not to authorize or permit any of our representatives to, directly or indirectly, initiate, solicit, encourage or knowingly take any other action to facilitate any inquiries or the making of any acquisition proposal.

Notwithstanding the foregoing, if we receive a written acquisition proposal, we may contact the person making such proposal solely to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal is reasonably likely to lead to a superior proposal.

Furthermore, if our board of directors determines in good faith that an acquisition proposal constitutes or is reasonably likely to lead to a superior proposal we may participate in negotiations regarding the acquisition proposal if our board of directors determines in good faith that not doing so would be inconsistent with its duties under applicable law.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•     by mutual written consent of the Parent and Company;

•     by either us or Parent if the merger has not been consummated within 270 days of the effective date of the merger agreement or if there is a court order preventing the merger;

•     by Parent if (1)  we breach or fail to perform any of our representations, warranties, covenants or agreements contained in the  Merger Agreement, unless such breach or failure would not result in a Company Material Adverse Effect, or (2) our board of directors withdraws its recommendation for the merger or recommends an alternative acquisition proposal; or

•     by us if (1) Parent or MergerSub breach or fail to perform any of their representations, warranties, covenants or agreements contained in the Merger Agreement unless such breach or failure would not prevent or materially hinder Parent or MergerSub from consummating the merger; or (2)   prior to obtaining the Company Shareholder Approval, (i) the Special Committee or the Company Board has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Company Financial Advisor, that, in light of a Superior Proposal, failure to terminate         this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than Mr. Han) under applicable Law, (ii) the Company has complied in all material respects with its obligations relating to acquisition proposals under certain provision of the merger agreement, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal (“Superior Proposal”).

Termination Fees

We agreed to pay Parent a $1,000,000 termination fee (1) if our board of directors withdraws its recommendation for the merger or recommends an alternative acquisition proposal, and such alternative acquisition is consummated within 12 months; or (2) if we terminate the merger agreement as a result of a Superior Proposal.

In addition, we agreed to pay Parent a $400,000 termination fee if Parent terminates the agreement due to a breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Parent agreed to pay us a $400,000 termination fee if we terminate the agreement due to a breach by Parent or MergerSub of any of their representations, warranties, covenants or agreements contained in the  Merger Agreement, including breach resulting from Parent’s  failure to secure financing for payment of the merger consideration.

Regulatory Matters

            The merger is a “business combination” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions ("MI 61-101") adopted by the Ontario Securities Commission. MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to obtain an independent valuation of the subject matter of the transaction and provide to the securityholders of the corporation a summary of such valuation. MI 61-101 also requires that, in addition to any other required securityholder approval, in order to complete the transaction, the approval of a majority of the votes cast by “minority” shareholders of the affected corporation be obtained.  The term “minority” shareholders mean all shareholders of Dragon common stock excluding Mr. Han. Mr. Han is excluded from the vote because he is an interested party under the rules adopted by the Ontario Securities Commission. Further, under rules adopted by the Ontario Securities Commission, the Supporting Shareholders are not deemed to be an interest party by merely agreeing to vote for the merger.  Therefore in order to meet the voting requirement to satisfy the exemption requirement under MI 61-101, the Company will be seeking minority shareholder approval for the merger.

In accordance with Section 2.4(1)(b) of MI 61-101, Parent is exempt from the valuation requirements of MI 61-101 on the basis that Parent and the Supporting Shareholders have, through arm’s length negotiations, entered agreements to support and vote in favor of the merger.

Appraisal Rights

Florida law provides our shareholders with appraisal rights in connection with the merger. If you object to the merger, the Florida Business Corporation Act, or FBCA, permits you to seek relief as a dissenting shareholder and have the "fair value" of your shares of common stock determined by a court and paid to you in cash. If you oppose the merger and did not vote “For” the merger, and wish to dissent to the merger, you must deliver to the Company a written demand for appraisal of your shares by _______2010.

                As discussed under the section titled “Special Factors-Appraisal Rights” any shareholder who opposes the merger may exercise dissent and appraisal rights under the FBCA.  If you wish to exercise your dissenter’s and appraisal rights, then you must demand payment and submit your stock certificates to Maggie Deng, Secretary, Dragon Pharmaceutical, Inc, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, prior to the merger and after the merger, Mr. Yanlin Han, Chief Respect Limited, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9. The procedure for dissent and appraisal is described in Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, which are attached as Appendix C-1 to this proxy statement. We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters' appraisal rights.  Accordingly, each shareholder who might desire to exercise dissenter's appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.  A form of Dissenter's Appraisal Notice is attached as Appendix C-2 to this proxy statement.

Legal Proceedings Regarding the Merger

                On April 20, 2010, the Company was served with a complaint filed on April 16, 2010, in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, State of Florida (Case No. 502010 CA010712XXXXMB), against it, and each of its directors.   Mr. Yanlin Han was also named as defendant in the lawsuit, along with Datong Investment Inc.  The action was brought by Mr. Kwok-Bun Ho, an alleged shareholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement.  The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to shareholders in connection with the proposed merger; that the merger consideration of $0.82 per share is inadequate; and that certain terms of the Merger Agreement relating to the non-solicitation provision and termination fee unfairly benefit Mr. Han at the expense of the other shareholders.

                On May 4, 2010, the Company was served with a complaint filed on April 30, 2010, in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, State of Florida (Case No. 502010CA011892XXXXMB), against the Company, and each of its directors.   This is a second complaint served on the Company in Palm Beach County.  Mr. Yanlin Han was also named as defendant in the lawsuit, along with Datong Investment Inc.  The action was brought by Mr. Nicholas Polihronidis, an alleged shareholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to shareholders in connection with the proposed merger.

                In addition on May 5, 2010, the Company was served with a third complaint that was filed in the Circuit Court of the Second Judicial Circuit for Leon County, State of Florida (Case No. 2010CA1432), on April 23, 2010, against the Company, each of its directors, and Datong Investment Inc. The action was brought by Mr. Michael W. Kearney, an alleged shareholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to shareholders in connection with the proposed merger.

                Each of the complaints essentially seeks similar items including, among other things, injunctive relief to enjoin the Company and directors from consummating the proposed merger, or in the alternative rescission of the proposed merger in the event the merger is consummated and rescissory damages, along with legal costs, including attorneys’ and experts’ fees.  At a hearing on May 17, 2010, the two cases filed in Palm Beach County were consolidated, and on May 20, 2010 plaintiffs Kwok Bun Ho and Nicholas Polihronidis filed a consolidated class action complaint.

                The Company and its directors intend to vigorously defend against the claims and causes of action asserted in these legal matters.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address commonly asked questions regarding the merger.  These may not address all questions that may be important to you as a shareholder.  We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the Appendixes to this proxy statement and the documents we refer to in this proxy statement.

Q:            Why am I receiving this proxy statement?

A:            Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of shareholders, or at any adjournments or postponements of the special meeting.

Q:            What am I being asked to vote on?

 A:           You are being asked to vote to adopt a Merger Agreement that provides for the acquisition of our Company by Parent. The proposed acquisition would be accomplished through the merger of MergerSub, a wholly owned subsidiary of Parent, with and into our Company.  Shares of common stock of our Company owned by Mr. Han will not be affected by the merger and will continue to remain issued and outstanding after the merger.  As a result of the merger, our Company will become a subsidiary of Parent and will be owned by the Parent and Mr. Han as shareholders of the surviving corporation.

                In addition, you are being asked to grant our management discretionary authority to adjourn or postpone the special meeting.  If, for example, we do not receive proxies from shareholders holding a sufficient number of shares to adopt the Merger Agreement, we could use the additional time to solicit proxies in favor of adoption of the Merger Agreement.

Q:            What effects will the merger have on our Company?

A:            The merger is a "going private" transaction.  Upon completion of the merger, we will cease to be a publicly traded company and will be owned by Parent and Mr. Han. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" in this proxy statement, are expected to be terminated. In addition, upon completion of the merger, shares of our common stock will no longer be quoted on the OTC Bulletin Board or listed on the Toronto Stock Exchange or any other stock exchange or quotation system.

Q:            What happens if the merger is not completed?

A:            If the Merger Agreement is not adopted by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares pursuant to the Merger Agreement. Instead, our Company will remain as a public company and our common stock will continue to be registered under the Exchange Act and quoted on the OTC Bulletin Board and listed on the Toronto Stock Exchange.  Under specified circumstances, we may be required to pay Parent a termination fee or Parent may be required to pay us a termination fee, in each case, as described in "The Merger Agreement—Termination Fees."

 Q:           What will I receive in the merger?

A:            As a result of the merger, our shareholders (other than Mr. Han) will receive $0.82 in cash, without interest and less any applicable withholding tax, if any, for each share of our common stock they own as of the date of the merger, unless they properly exercise appraisal rights.  For example, if you own 100 shares of our common stock, you will receive $82.00 in cash, less any applicable withholding tax, if any, in exchange for your 100 shares.

Q:            What do I need to do now?

A:            We urge you to read this proxy statement, the Appendixes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the merger affects you.  Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the special meeting of our shareholders.  Please do not send your stock certificates with your proxy card.

Q:            How does our Company's board of directors recommend that I vote?

A:            Our board of directors recommends that you vote "FOR" the adoption of the Merger Agreement and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the Merger Agreement at the time of the special meeting.  Refer to "Special Factors—-Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors."

Q:            Do any of our Company's directors or executive officers have interests in the merger that may differ from those of Company shareholders?

A:            Yes.  Mr. Han, our Chairman, Chief Executive Officer and an owner of approximately 37.1 % of our outstanding shares common stock, is affiliated with Parent and MergerSub. Shares of common stock of the Company owned by Mr. Han will not be affected by the merger and will remain issued and outstanding.  After the merger, he will directly and indirectly own all of the issued and outstanding shares of the surviving corporation.  In addition, similar to all other option holders under our stock option plan, stock options held by our executive officers and directors will be canceled and converted into the right to receive a cash payment in an amount equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price.  Refer to "Special Factors—Interests of Company Executive Officers and Directors in the Merger.

Q:            What is the Special Committee?

A:            On December 20, 2009 our board of directors established a Special Committee of directors to investigate and evaluate strategic alternatives, including a possible merger, acquisition, sale of all or substantially all of our assets or similar transactions, whether solicited by or on our behalf, or unsolicited.  Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of strategic alternatives.  The Special Committee, however, did not have the power or authority to authorize or approve a transaction or agree on behalf of our board of directors to do so, which power and authority was expressly reserved to our board of directors.

                The Special Committee is, and has been at all times, composed of directors who have no financial interest in Parent and no affiliation with Mr. Han other than being a director of the Company .  At the time the Special Committee recommended that our board of directors approve the Merger Agreement, the members of the Special Committee were Mr. Peter Mak, Chairman, Dr. Jin Li and Dr. Heinz Frey. In connection with their involvement in the Special Committee, the Board authorized compensation for Mr. Mak in the amount of $40,000, as Chairman, and for Dr. Li and Dr. Frey, each in the amount of $20,000 as members of the Special Committee. Refer to "Special Factors—The Special Committee"

Q:            What vote is required to adopt the Merger Agreement?

 A:           Under Florida law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.   In addition, under the rules adopted by the Ontario Securities Commission, the Merger Agreement must be approved by a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Mr. Han.  As of _____, 2010, the record date for determining who is entitled to vote at the special meeting, there were 68,566,418 shares of our common stock issued and outstanding.

Mr. Han, who is the Chairman and Chief Executive Officer of the Company, owns 37.1% of the outstanding shares of common stock; and Mr. Zhanguo Weng, Ms. Xuemei Liu, Dr. Alexander Wick and Dr. Yiu Kwong Sun, each a director and a Supporting Shareholder who collectively own 22.3% of the outstanding shares of common stock; intend to vote “FOR” the Merger Agreement and merger. Assuming that the Supporting Shareholders vote their shares of common stock representing approximately 22.3% of the outstanding shares in favor of the Merger Agreement, along with Mr. Han’s 37.1%, collectively representing 59. 4% of the outstanding shares they will have a sufficient number of shares to approve the Merger Agreement under Florida law vote, and but will need other shareholders who own in the aggregate approximately 9.2% to vote for the merger in order to meet the Ontario Securities Vote.

Q:            Where and when is the special meeting of shareholders?

A:            The special meeting will be held on _____ at Dragon’ headquarters office, Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9 at 10:30 a.m., local time.

Q:            Who is entitled to vote at the special meeting?

 A:           Only shareholders of record as of the close of business on ___2010 are entitled to receive notice of the special meeting and to vote at the special meeting, or at any adjournments or postponements of the special meeting the shares of our common stock that they held at the record date.

Q:            What is a “quorum”?

A:            A “quorum” is a majority of the outstanding shares entitled to vote and attending the meeting.  They may be present in person or represented by proxy.  For the purposes of determining a quorum, shares held by brokers or nominees for which we receive a signed proxy will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.”  Abstentions will be counted as present for quorum purposes.

Q:            May I vote in person?

A:            Yes.  If your shares are registered in your name, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.  If your shares are held in "street name" and you wish to attend and vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.  Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting.

You cannot vote shares held in "street name" by returning a proxy card directly to our Company or by voting in person at the special meeting.  If you hold your shares in "street name" and wish to vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Q:            How do I vote by proxy?

A:            To vote by proxy, you have to sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

                If your shares are held by your broker or bank, in “street name,” you will receive a form from your broker or bank seeking instructions as to how your shares should be voted.

Q:            What shares are included on the proxy card(s)?

A:            The shares on your proxy card(s) represent all of your shares.  If you do not return your proxy card(s), your shares will not be voted.

Q:            Who will count the votes?

A:            Our Secretary will count the votes and act as the inspector of election.  Our transfer agent, Computershare Trust Company of Canada, will count the proxies and provide this information at the time of the meeting.

Q:            What happens if I do not return my proxy card or attend the special meeting and vote in person?

A:            The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  In addition, under the rules adopted by the Ontario Securities Commission , the Merger Agreement must be approved by a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Mr. Han.  Therefore, if you do not return your proxy card or attend the special meeting and vote in person, it will have the same effect as if you voted "AGAINST" adoption of the Merger Agreement.  For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

 Q:           May I change my vote after I have mailed my signed proxy card?

A:            Yes.  You may change your vote at any time before your proxy is voted at the special meeting.  You can do this in one of three ways:

                You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you would like to revoke your proxy, provided the notice is received by__________ (_________time) on __________.

               You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares, provided the new proxy is received by _________ (_____ time) on __________.

                You can attend the meeting and vote in person.  Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at Suite 310, 650 West Georgia Street, Vancouver, British Columbia V6B 4N9, Attention: Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:            If my broker holds my shares in "street name," will my broker vote my shares for me?

A:            Your broker will not be able to vote your shares without instructions from you.  You should instruct your broker to vote your shares following the procedure provided by your broker.  Without instructions, your shares will not be voted, which will have the same effect as if you voted "AGAINST" adoption of the Merger Agreement.

Q:            What should I do if I receive more than one set of voting materials?

A:            You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:            What happens if I sell my shares of common stock before the special meeting?

A:            The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed.  If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration for the shares of our common stock you transferred.  The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.  You also will no longer be able to assert appraisal rights and if you vote in favor of adoption of the Merger Agreement and the subsequent holder of your shares also will not be able to assert appraisal rights.

Q:            Will the merger be taxable to me?

A:            Yes.  The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, provincial or foreign income or other tax laws.  Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder's adjusted tax basis in the shares of our common stock converted into cash in the merger.  Because individual circumstances may differ and many of our shareholders reside outside the United States, we recommend that you consult your own tax advisor to determine the particular tax effects to you.  Refer to "Special Factors—Material United States Federal Income Tax Consequences of the Merger"

                 In addition, a shareholder who is an individual resident in Canada and who holds common shares as capital property is generally expected to recognize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the amount of cash received for such common shares, net of any reasonable costs of disposition, exceeds (or is less than) the holder’s adjusted cost base of the common shares. Any capital gain so realized on the merger by a shareholder who is a non-resident of Canada in general is not expected to be subject to Canadian federal income taxation.  Refer to “Special Factors – Material Canadian Federal Income Tax Consequences of the Merger”

Q:            What will the stock option holders receive in the merger?

A:            Each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment for each share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes. Refer to  "The Merger Agreement—Treatment of Outstanding Stock Options”

Q:            What regulatory approvals and filings are needed to complete the merger?

A:            No government regulatory approvals are necessary to complete the merger.

Q:            When do you expect the merger to be completed?

A:            We are working toward completing the merger as quickly as possible and currently expect to consummate the merger at the end of the second quarter of 2010.  In addition to obtaining shareholder approval, we must satisfy all other closing conditions.

Q:            What rights do I have if I oppose the merger?

A:            Under Florida law, shareholders are entitled to appraisal rights in connection with the merger, subject to the conditions discussed more fully elsewhere in this proxy statement.  If a shareholder properly exercises appraisal rights, then the shareholder has the right to litigate a proceeding in court, at the conclusion of which the shareholder will receive the judicially determined fair value of their shares of our common stock.  The fair value of our common stock may be more than, equal to or less than the merger consideration to be paid to non-dissenting shareholders in the merger.  To preserve your appraisal rights, if you wish to exercise them, you must not vote in favor of the adoption of the Merger Agreement and you must follow specific procedures.  Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting shareholder will be treated in the same manner as a non-dissenting shareholder.  For a more complete description of your appraisal rights and related procedures, refer to the section entitled "Special Factors—Appraisal Rights" and Appendix C-1 for a reproduction of Sections 607.1301-607.1333 of the FBCA, which relates to the appraisal rights of dissenting shareholders.  Because of the complexity of the law relating to appraisal rights, shareholders who are considering objecting to the merger are encouraged to read these provisions carefully and consult their own legal advisors.

Q:            Should I send in my stock certificates now?

A:            No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.  If you hold your shares in your name as a shareholder of record, then shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock. You should use the letter of transmittal from Computershare Trust Company of Canada who will serve as the paying agent to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger. If you hold your shares in "street name" through a broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares in exchange for the merger consideration.

Q:            Who should I contact for questions or to obtain additional copies of the proxy statement?

A:            If you have questions about the merger, including the procedures for voting your shares, you should contact:

Dragon Pharmaceutical Inc.

Suite 310, 650 West Georgia Street

Vancouver, British Columbia

Canada V6B 4N9

Attention: Maggie Deng, Corporate Secretary

Telephone: 604-669-8817

Notice of Internet Availability

                Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on __________, 2010.

               Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) in addition to providing you with this full set of proxy materials, including the Notice of Annual Meeting of Shareholders, proxy statement, Proxy Card, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, these proxy materials are available on our website at: www.dragonpharma.com.   You may also obtain copies of the above information by contacting Maggie Deng, Corporate Secretary at 604-669-8817.

SPECIAL FACTORS

               Our board of directors believes that the proposed merger is in the best interest of the Company’s shareholders.  In coming to its decision, the board of directors considered a number of factors.  Our board of directors, with the assistance of management, has periodically reviewed and assessed our Company's business strategy and the various trends and conditions affecting our Company and our industry in general.  Our board of directors has explored a variety of strategic alternatives with the goal to increase revenue and profitability and maximize shareholder value.  This review and assessment has included, among other things, consideration of whether it would be in the best interests of our shareholders for our Company to continue as an independent public company, our ability to raise additional capital to continue as an independent public company, or to combine with or be acquired by another company.  In addition, our board of directors has considered the limited trading volume of our Company's common stock and the fact that a substantial number of our shares of common stock is held by one person, Mr. Han.

The following discussion contains a summary of the discussions and events relating to the contemplated merger.

Background to the Merger

               Starting at the beginning of the third quarter of 2008 and until the middle of 2009, the Company and management attended conferences and held a series of preliminary meetings with various investment bankers and funds in the United States , Canada, Europe and China in the attempt to raise capital for payment of debt, further expansion and to address the possible issue of expanding and relocating the Company’s production facilities.   .

               Management made initial contacts with over 200 potential institutional investors which led to over 100 financial meetings with investors, bankers and industry analysts in an attempt to raise capital for the Company and raise the market awareness of the Company’s common stock.  In addition, the Company had preliminary discussions with other companies operating within the same industry regarding possible strategic relationship or transactions.  As a result of these efforts, the Company entered into non disclosure agreements with twelve companies or entities of which four conducted due diligence.   Discussions with the four companies who entered into non disclosure agreements and conducted due diligence were as follows.

•      Starting from September 2008, a venture fund from United States, along with another life-sciences focused venture capital firm, conducted due-diligence on the Company. After several rounds of discussions regarding the Company's gross margin and competition analysis, this venture fund ceased further discussions due to the uncertainties in the Company's industry and emerging markets in such industry.

•      The other life-sciences focused venture capital firm discussed above conducted extensive due-diligence on the Company starting March 2009, including site visits in China, meetings with the Company's management and third party due-diligence at the Company's headquarter. A series of meetings were arranged in New York, Vancouver, Beijing, San Francisco, Shanghai and Datong for the discussion on all aspects of business operations. They also contacted major customers of our main products to verify the operation details. In August 2009, the venture capital firm proposed that the Company go private and later seek listing on the Hong Kong Stock Exchange. In connection with becoming private, the Company would issue $15 million secured convertible notes with an 8% interest rate, convertible into shares of common stock at $0.55 per share and warrants to the venture capital firm. This proposed transaction was not pursued.

•      In January 2009, the Company met with another private investment firm in the United States who proposed to acquire 100% of the Company's equity at price to be negotiated. Management expressed interest in continuing negotiations regarding the proposed transaction and cooperated with the private investment firm in due diligence. However, the Company did not receive any response from the private investment firm after May 2009.

•      In August 2009, the Company received a letter of intent from a Chinese pharmaceutical company listed on the Shanghai Stock Exchange regarding a possible acquisition of 60% of our operating subsidiary using a valuation of Dragon at a price ranging from $0.60 to $0.70 per share. This proposal was rejected because of the low proposed purchase price.

                The above parties ceased further discussions by August 2009, and as of November 2009, the Company was not involved in any negotiations or discussions with any parties regarding any possible acquisition, financings or alternative strategies.

                At a board of directors meeting held on November 12, 2009, management reported on the status of equity financing and other alternative opportunities, including the above, to support the development of the Company’s business,  relocation of a production facility and various alternatives for the Company.

                It was after the November 12, 2009 board meeting that Mr. Han considered possibly purchasing the remaining shares of the Company that he did not own and taking the Company private.

                At the board of directors meeting held on December 20, 2009, Mr. Han indicated to the board that he was considering taking the Company private through the purchase of the remaining shares of common stock that he did not own.  At the December 20, 2009, Mr. Han indicated the following reasons why he was considering taking the action:

•               the Company has conducted extensive road shows and investor presentations during the  past year and approached many potential investors with no investment offers close to market price;

•               many alternatives have been explored by the board including issuing convertible bonds, listing on a senior stock exchange, migrating to the Hong Kong Stock Exchange, selling a majority interest in our subsidiaries, selling major assets, or merging with a Chinese public company.  Each of these plans involve many legal issues or  would largely dilute the current shareholders’ interest which could move our stock price down;

•               the City of Datong government has had discussions with the Company to relocate  its 7-ACA and Clavulanic Acid production facilities. The Company’s production facilities are reaching full capacity and now are surrounded by residential buildings.  To meet future business opportunities and to expand capacity, a relocation of these production facilities has to be considered which will require a significant capital investment of $100 million; and

•               the purchase of all of the outstanding shares of common stock will provide an opportunity for shareholders to receive cash for their shares at a price that may not be otherwise available due to the limited market liquidity for the Company’s shares.

                Although at the December 20, 2009 board meeting Mr. Han indicated that he was considering taking the Company private through the purchase of all of the other shares of common stock not owned by him, he did not give a price for the shares or indicate how he would pay for such shares.    As a result of this discussion, the board of directors formed the Special Committee of Independent Directors (“Special Committee”) consisting of Mr. Peter Mak, who served as Chairman, and Drs. Li and Frey who served as the other Special Committee members.  In connection with their involvement in the Special Committee, the board authorized compensation for Mr. Mak in the amount of $40,000 and for Dr. Frey and Dr. Li each in the amount of $20,000.

                On January 7, 2010 Special Committee held a meeting via conference call to consider Mr. Han’s proposal and alternatives, as well as the procedure and process of a going private transaction.  The Special Committee formalized its duties including the following: (1) maximize the interests of the shareholders; (2) engage an investment banker to assist the Special Committee in making an evaluation of the Company and its alternatives; and (3) engage professionals to assist in the process and to advise the Special Committee.  At the conclusion of the meeting, the Special Committee requested Mr. Mak to meet with potential investment bankers to assist the Special Committee through this process.

                On January 14, 2010, Mr. Mak came to the Company’s headquarter office located in Vancouver, British Columbia, Canada to interview prospective investment bankers to assist the Company in this process.  Mr. Mak also was introduced to the Company’s counsel of Bullivant Houser Bailey, PC and Lang Michener, LLP.  Mr. Mak was also introduced to Canaccord which made a presentation on its qualifications.  It was at this meeting that Mr. Mak indicated that he would recommend the engagement of Canaccord to the other Special Committee members.

                On January 15, 2010, the board of directors received a non-binding proposal from Mr. Han to acquire all of the outstanding shares of the Company at a price of $0.80 per share.

                On January 22, 2010, the members of the Special Committee convened a meeting.  All members of the Special Committee were present in addition to Maggie Deng, Chief Operating Officer, Garry Wong, Chief Financial Officer and the Canadian and U.S. legal counsel for the Company.  After discussion with both the Company’s Canadian and US legal counsel s , the Special Committee agreed to enter into negotiations with Mr. Han.  In addition, the Special Committee approved the retention of Canaccord as its financial advisor to assist in the process.  In coming to its decision to retain Canaccord, the Special Committee noted that Canaccord sponsored Dragon’s application with the Toronto Stock Exchange in connection with its merger with Oriental Wave Limited in 2005, Canaccord’s senior investment banker and analyst had previously visited the Company’s Datong operations in China, and Canaccord was locally based in Vancouver, British Columbia which would make the process more efficient.

                On January 22, 2010, the Company issued a press release informing the public of Mr. Han’s proposal.  On January 25, 2010, the Company filed a Current Report on Form 8-K with the SEC disclosing the issuance of the press release.

                On February 8, 2010, the Special Committee held a meeting to hear a presentation of Canaccord’s preliminary range of values for the Company.  At such meeting, the following topics, among others, were discussed: (1) the Company’s corporate organization and business strategy; (2) relocation/expansion plans for the Company’s production facilities; (3) the Company’s current financial statements and financial projections relating to the Company’s future operations; (4) share distribution and majority share ownership; (5) share price history; (6) the Company’s management, (7) valuation methodologies; (8) information of comparable companies; (9) recent going private transactions for companies in the healthcare business; and (10) the implied value of Dragon’s shares.  After discussion among the Special Committee members, the Special Committee members appointed Mr. Mak to further negotiate with Mr. Han in an attempt to obtain a higher price for the shares.

                On February 10, 2010, Mr. Mak and Mr. Han held discussions regarding the proposed purchase price.  Among other items discussed, Mr. Mak did point out that the proposed offering price of $0.80 per share was below book value.  In a letter dated February 11, 2010, Mr. Han responded that during the period that the Company was seeking capital from potential investors, the proposed offering price received was below Mr. Han’s proposed price.  However, Mr. Han did indicate that based on his financing capability, he would increase the purchase price to $0.82 per share.

On March 3, 2010, the board of directors met to consider Mr. Han’s new proposal and other terms of the proposed transaction.  All board of directors attended this meeting except for Mr. Han and Ms. Liu.  At the meeting, Canaccord made a presentation via telephone conference as to the initial purchase price of $0.80 by Mr. Han.   Canaccord went through its analysis, and preliminarily indicated that the initial proposed offering price of $0.80 fell within the range of fairness, but indicated that at that time, Canaccord was not in a position to issue its formal opinion since it had to reviewed by Canaccord’ opinion committee and that certain terms regarding the merger had yet to be finalized.  Mr. Mak then reported the Special Committee’s process, discussions with its financial advisor and attorneys, analysis, discussions with Mr. Han and its recommendation of the proposed transaction.  Mr. Mak had indicated that after further discussions with Mr. Han, Mr. Han increased his offer from $0.80 per share to $0.82 per share.  After discussion among the board members, the board of directors approved the merger at $0.82 per share subject to the Special

Committee receiving a fairness opinion from Canaccord.

Under the direction of the Special Committee, management (excluding Mr. Han) contacted the  private equity firms who previously expressed an interest in the Company to see if they may be interested in entering into a transaction involving the Company.  In this regard, subsequent to Mr. Han’s public announcement of his initial January 15, 2010 proposal, on March 9, 2010, management (excluding Mr. Han) contacted the two private equity firms to see if they were still interested in the Company.  One of the two firms indicated that it was not interested in the Company in light of Mr. Han’s proposed purchase price and the other one made some general inquiries, but did not proceed with further action.

On March 26, 2010, Canaccord submitted its written fairness opinion to the Special Committee which indicated that merger consideration was fair from a financial point of view to the Dragon Stakeholders and on that same day, the Merger Agreement was signed by all parties.

Recommendation of the Special Committee and Approval of Our Board of Directors

Our board of directors, acting upon the recommendation of the Special Committee, which Special Committee acted with the advice and assistance of our management (excluding Mr. Han) and its independent financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the Merger Agreement.

At the March 3, 2010, the Special Committee recommended that our board of directors adopt resolutions that:

•      approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger,

•      determine that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are substantively and procedurally fair to and in the best interests of our Company and our unaffiliated shareholders ;, and

•      recommend that our shareholders adopt the Merger Agreement.

As a result, our board of directors (excluding the vote of Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto and Ms. Liu who did not attend such meeting) approved the resolutions recommended by the Special Committee subject to Canaccord providing the Special Committee a fairness opinion that the proposed merger consideration of $0.82 per share was fair from a financial point of view to the Dragon Stakeholders .  Canaccord delivered its opinion on March 26, 2010.

Position of the Special Committee and Board of Directors as to the Fairness of the Merger

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our Company and our unaffiliated shareholders and its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement by our shareholders, our board of directors considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described below.

                 In evaluating the fairness and advisability of the Merger Agreement and the Merger, the Special Committee and our board of directors considered the following factors, each of which the Special Committee believes and our board of directors supports its determination as to fairness:

                Substantive Factors and Potential Benefits.  In the course of reaching their respective determinations, the Special Committee and our board of directors considered the following substantive factors and potential benefits of the merger to our unaffiliated shareholders, each of which the Special Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•      our board of directors' knowledge of our business, current and anticipated financial condition, results of operations, prospects and competitive position and its belief that the cash to be received in the merger is more favorable to our shareholders than any other alternative reasonably available to our Company and our shareholders;

•      consideration of alternative strategies, including the effects and challenges of maintaining its status quo as an independent public company.  The board of directors concluded that none of these alternatives would be reasonably likely to provide greater value to shareholders  than that available in the Merger and that any alternative involving maintaining the Company as an independent public company would be subject to the risks and uncertainties associated with the Company’s future performance. The strategic alternative of maintaining the Company’s status quo as an independent public company was rejected because the Board believed, among other factors, that such alternative was unlikely to address the historical lower trading price of the shares (based upon stock market multiples) to the Company’s competitors, the limited liquidity of the shares, the dilutive effect of raising capital and the risks of being highly leveraged;

•      the additional capital expenditure of approximately $100 million that will be required to build the new 7-ACA & Clavulanic Acid facilities since the City of Datong has requested the Company to move our current 7-ACA and Clavulanic Acid production facilities; and the unavailability or high costs to raise capital to fund the two facilities despite Company’s prior efforts to raise capital;

•      during the third quarter of 2008 through the middle of 2009, management made contacts with over 200 potential institutional investors which led to over 100 financial meetings with investors, bankers and industry analysts in an attempt to raise capital for the Company and raise the market awareness of the Company’s common stock.  In addition, the Company had preliminary discussions with other companies operating within the same industry regarding possible strategic relationship or transactions.  Although, the Company entered into discussions with four entities that signed non disclosure agreements and conducted due diligence, these discussions did not produce any results since two entities ceased further interest in the Company and the other two entities proposed terms that the Company believed were unacceptable.

•      the risk of having  limited liquidation value in our 7-ACA and Clavulanic Acid production facilities since the Datong  government is requiring us to move our facilities and we are unable to raise the necessary capital to build new facilities and expand existing facilities;

•      the limited trading volume of our common stock in the market;

•      the consideration to be received by our unaffiliated shareholders in the merger and a comparison of similar merger transactions;

•      our ability to raise capital to complete our business objectives without substantial dilution to our existing shareholders;

•      the input from our Supporting Shareholders with respect to proposed merger;

•      the $3,000,000 good faith deposit to be used toward for the Merger Consideration;

•      the negotiations on the terms of the Merger Agreement between the Special Committee and its advisors, on the one hand, and Mr. Han and his advisors, on the other hand ;

•      our board of directors' belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•      the all cash merger consideration, which will allow our unaffiliated shareholders to immediately realize liquidity for their investment and provide our shareholders certainty of value for their shares;

•      the current and historical market prices of our common stock, including the 36.67% premium to the closing price of our common stock on January 22, 2010 (the date on which Mr. Han’s offer was first announced) represented initially by the $0.80 per share price subsequently increased to $0.82 per share price to be paid in the merger as a result of negotiations; and that our common stock traded below $0.82 per share and had not exceeded $0.82 per share since October 1, 2008;

•      recognition that during the past year our common stock has traded at levels lower than the proposed merger consideration of $0.82 per share and that prior discussions with potential investors were at prices lower than the merger consideration causing a dilutive effect to existing shareholders;

•      the historical nature of the price of the shares of common stock and limited market liquidity, and consideration that at some time in the future the shares could trade in excess of the price offered in the Merger, but that prospect was highly uncertain and subject to risk. The Special Committee considered the fact that, even if the trading price for the shares were to rise above $0.82 per share for a period of time, the liquidity and limited trading volume of the shares would not necessarily permit all shareholders to sell shares at that price, whereas the Merger would provide liquidity for shareholders at $0.82 per share. The Special Committee also considered the fact that the contact with two prior private investment firms that were previously interested in a potential transaction with the Company did not result in a price of higher than $0.82 per share.  Accordingly, the Special Committee determined that the relative certainty of capturing enhanced value through the Merger could be of significant benefit to the Company’s shareholders as compared to the mere possibility that at some undetermined future date the shares might trade at a comparable or higher level;

•      that based on negotiations with Mr. Han and other information available to the Special        Committee, including a market check, and, in light of the lack of competing proposals at higher prices, that $0.82 per share was likely the highest price reasonably attainable for the Company’s shareholders in a merger or other acquisition transaction;

•      our ability, subject to compliance with the terms and conditions of the Merger Agreement, to receive unsolicited inquiries and proposals from, and to negotiate with third party bidders, or   terminate the Merger Agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the Merger Agreement and further explained under "Merger Agreement—Solicitation of Other Offers" below), upon the payment to Mr. Han of $1,000,000 termination fee;

•      the financial analysis reviewed and discussed with the Special Committee and, at the request of the Special Committee, with our board of directors, by representatives of Canaccord; and

•      the opinion of Canaccord that based upon and subject to the various assumptions and limitations set forth in such opinion, the $0.82 per share merger consideration to be received by Dragon Stakeholders, which included without limitation all unaffiliated shareholders of the Company, was fair from a financial point of view to such holders. Refer to  “Special Factors— Opinion of Special Committee’s Financial Advisor.”

                Procedural Factors .  In addition, the Special Committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and to permit the Special Committee and our board of directors to represent effectively the interests of our unaffiliated shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•      in considering the transaction with Parent, the Special Committee and our board of directors acted to represent solely the interests of the unaffiliated shareholders, and the Special Committee had independent control of the negotiations with Mr. Han's legal advisor on behalf of such unaffiliated shareholders;

•      all of the directors serving on the Special Committee at the time of the recommendation to our board for approval, and all of the directors of the board who voted for approval, of the merger and related matters are independent directors and free from any affiliation with Parent, MergerSub or Mr. Han, none of such directors is or ever was an employee of our Company or any of its subsidiaries; and none has any financial interest in the merger that is different from that of the unaffiliated shareholders except as disclosed in “Special Factors-Interests of Our Execurtive Officers and Directors in the Merger”.;

•      none of our directors (other than Mr. Han) is affiliated with Parent, MergerSub or Mr. Han other than as a director of the Company and none has any financial interest in the merger that is different from that of the unaffiliated shareholders;

•      none of our directors (other than Mr. Han) will participate in the management or have ownership interest in, or otherwise be involved in the surviving corporation or Parent upon the consummation of the proposed merger;

•      the Special Committee was assisted in the evaluation of the transaction by Canaccord, its independent financial advisor;

•      the Special Committee had full control over the process of considering strategic alternatives for our Company the date it was established, and no transaction from that date forward was considered by our board for approval unless the Special Committee had recommended to our board the approval of such transaction;

•      the financial and other terms and conditions of the Merger Agreement were the product of  negotiations between the Special Committee and its advisors, on the one hand, and Mr. Han and Parent and their advisors, on the other hand;

•       prior to entering into any definitive agreement, on January 22, 2010, the Company issued a press release announcing Mr. Han's proposed offer of $0.80 per share allowing any other party who may be interested in Dragon to inquire.  No party had come forward indicating that it was interested;

•      under the direction of the Special Committee, management (excluding Mr. Han) contacted investment firms and potential investors who previously express an interest  in the Company to see if they may be interested in entering into a transaction involving the Company.  In this regard, subsequent to Mr. Han’s public announcement of his proposal, management contacted two United States firms who previously were interested in investing in the Company to see if they were still interested in the Company.  One of the two firms indicated that it was not interested in the Company in light of Mr. Han’s proposed purchase price and the other one made some general inquiries, but did not proceed with further action;

•      the ability of our Company to terminate the Merger Agreement upon acceptance of a superior proposal without having to submit the Merger Agreement to the vote of our shareholders;

•      Mr. Han's complete recusal from the deliberations and discussions of our board of directors related to the merger and the vote on the Merger Agreement; and

•      the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under Florida law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the court.

In addition to the above, the Special Committee also considered discussions with certain Supporting Shareholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the merger, or to require a separate affirmative vote of a majority of our unaffiliated shareholders.

                Potential Negative Factors . The Special Committee and board of directors also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the merger, which are not listed in any relative order of importance:

•      the possibility that the merger might not be consummated and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•      the taxability of an all cash transaction to our unaffiliated shareholders for U.S. federal income tax purposes;

•      the possibility that Parent may be unable or unwilling to complete the merger, including if it is unable to obtain sufficient financing to complete the merger despite its compliance with its obligations related to obtaining financing under the Merger Agreement;

•      $400,000 termination fee payable by Mr. Han, which is our Company's sole remedy if Parent does not consummate the merger for any reason including the unavailability of financing; and

•      the restrictions in the Merger Agreement on the conduct of our business prior to the completion of the merger.

However, the Special Committee determined that these negative factors were substantially outweighed by the positive factors discussed above. The Special Committee did not consider that it was practicable or useful to quantify or otherwise assign relative weights to the various factors considered by it, and therefore did not do so.

    Net Book Value; Liquidation Value; Going Concern Value.  The Special Committee did consider the book value as a factor, among many others, during its deliberation process but did not believe others would purchase the Company at book value since the trading price was lower. Further, the Special Committee did not consider the Company’s liquidation value because the Company’s operations are capital intensive and did not believe that  the liquidation of the Company would produce a higher price.The Special Committee believed that the highest value would be through the sale of the Company as a going concern.

    Approval of Shareholders/Vote of Unaffiliated Shareholders.  Consistent with the requirements under Florida law and the Company’s charter, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  In addition, in order to satisfy the rules adopted by the Ontario Securities Commission, the Merger Agreement must be approved by a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Mr. Han.   For the foregoing reasons, the Merger is subject to approval of at least a majority of unaffiliated shareholders.

               Unaffiliated Representative.  The Special Committee did not consider retaining any additional unaffiliated representatives to act on behalf of the unaffiliated shareholders because the independence of the members of the Special Committee and the retention by the Special Committee of Canaccord which permitted the Special Committee to effectively represent the interests of the unaffiliated shareholders.  No member of the board of directors has an interest in or will have after the merger an interest in Chief Respect Limited or Datong Investment Inc.  Further, approval of the Merger Agreement is condition upon the approval by the affirmative vote of a majority of the votes cast by holders of the minority shareholders to satisfy the Ontario Securities Vote.  See “Special Factors – Regulatory Matters”

Approval of Directors.  Except for the absence of Mr. Han and Ms. Liu, all of directors present at the board of directors meeting approved the Merger Agreement.  None of those members of the board are employees of the Company.

The foregoing discussion of information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and our board of directors. In view of the wide variety of factors considered by the Special Committee and our board of directors, neither the Special Committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the Special Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our board of directors approve, and our board of directors approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our Company and our unaffiliated shareholders and its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement by our shareholders, our board of directors considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above.

Opinion of the Special Committee's Financial Advisor

                By letter dated January 26, 2010, the Special Committee retained Canaccord to act as its financial advisor in connection with a proposed transaction with Mr. Han.  Canaccord is a recognized investment banking firm who is experienced in mergers and acquisition in the biotechnology/pharmaceutical sector.  In the ordinary course of its investment banking business, Canaccord is regularly engaged in the valuation of companies and their securities in connection with mergers and acquisitions and other corporate transactions including cross-border transactions.   Canaccord was retained by the Special Committee to provide an opinion regarding the fairness of the proposed offering price to Dragon’s shareholders.  Canaccord was not retained and did not provide a formal valuation of the shares of Dragon.

            Canaccord acted as financial advisor to the Special Committee in connection with the proposed merger with Parent.  Canaccord did not participate in the negotiations leading to the Merger Agreement. At the February 8, 2010 Special Committee meeting and at the March 3, 2010 board meeting, at which the proposed merger was discussed, Canaccord gave its preliminary review of the proposed offering price.  Canaccord subsequently sent to the Special Committee its written opinion dated March 26, 2010 stating that, as of such date, the merger consideration was fair to Dragon’s shareholders, other than holders of shares of Dragon who comply with the provisions of the Florida Business Corporation Act (“FBCA”) regarding the right of the shareholders to dissent from the Merger and Mr. Han, from a financial point of view.

            The full text of Canaccord’s March 26, 2010, opinion is attached as Appendix B to this proxy statement and is incorporated herein by reference.  The documents outline the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord in rendering its opinion. The description of the opinion is qualified in its entirety by reference to these documents . We urge our shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

            Canaccord’s opinion speaks only as of the date of the opinion. The opinion was directed to the Special Committee and is directed only to the fairness of the merger consideration to Dragon’s shareholders, other than holders of shares of Dragon who comply with the provisions of the FBCA regarding the right of the shareholders to dissent from the Merger and Mr. Han,  from a financial point of view.  It does not address the underlying business decision of Dragon to engage in the merger or any other aspect of the merger and is not a recommendation to any Dragon shareholder as to how such shareholder should vote at the special meeting with respect to the merger,  and the merger consideration to be received.

            In arriving at its opinion to the Special Committee , Canaccord reviewed:

•	Proposals in letters dated January 15, 2010 and February 11, 2010 by Yanlin Han;
•	Executed Agreement and Plan of Merger dated March 26, 2010;
•	Draft Agreement and Plan of Merger dated March 17, 2010;
•	Corporate documents including all minutes and resolutions of the shareholders and board of directors of Dragon for the last five years;
•	Internal financial models and operating information with respect to the business, operations and prospects prepared by management of Dragon;
•	Discussions with management of Dragon of the past and current business, operations, financial condition and prospects;
•	Historical market price for the common shares of Dragon and comparisons of its performance;
•	Public information with respect to other companies and / or transactions of a comparable nature that Canaccord considered to be relevant for purposes of its analysis;
•

A certificate of representation as to certain factual matters and the completeness and accuracy of the information upon which the Fairness Opinion is based, addressed to Canaccord and dated the date hereof, provided by senior officers of Dragon;

•	Certain other documents filed by Dragon on the System for Electronic Document Analysis and Retrieval (SEDAR) that Canaccord considered to be relevant for purposes of its analysis; and
•	Such other financial and market information, investigations and analyses as Canaccord considered necessary or appropriate in the circumstances.

                In connection with Canaccord’s engagement, Canaccord did not solicit indications of interest in a potential transaction from other third parties.

                In performing its reviews and analyses and in rendering its opinion, Canaccord assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with Canaccord and further relied on the assurances of management of Dragon that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.  Canaccord was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Canaccord did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Dragon or any of its respective subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals.

                The earnings projections for Dragon used and relied upon by Canaccord in its analyses were based upon internal financial projections provided by Dragon.  With respect to such financial projections, Dragon’s management confirmed to Canaccord that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Dragon, respectively, and Canaccord assumed for purposes of its analyses that such performances would be achieved.  Canaccord expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections provided by management of Dragon were prepared for internal purposes only and not with a view towards public disclosure; nor were they provided to Mr. Han.  These projections, as well as the other estimates used by Canaccord in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and, accordingly, actual results could vary materially from those set forth in such projections.

                Canaccord’s opinion was necessarily based upon market and other conditions as they existed on, and could be evaluated as of, the date of its opinion.  Canaccord assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived.  Canaccord also assumed that there has been no material change in Dragon’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to them, that Dragon will remain as going concerns for all periods relevant to its analyses.

                In rendering its opinion dated March 26, 2010 to the Special Committee , Canaccord performed a variety of financial analyses. The following is a summary of the material analyses performed by Canaccord, but is not a complete description of all the analyses underlying Canaccord’s opinion. The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description.  Canaccord believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Canaccord’s comparative analyses described below is identical to Dragon and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Dragon and the companies to which it is being compared.

                In performing its analyses, Canaccord also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Dragon and Canaccord. The analyses performed by Canaccord are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Canaccord prepared its analyses solely for purposes of advising the Special Committee and board of directors in their consideration of the merger and in rendering its opinion and presented such analyses to the Special Committee on  February 8, 2010 and board meeting on March 3, 2010.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Canaccord’s analyses do not necessarily reflect the value of Dragon’s common stock or the prices at which Dragon’s common stock may be sold at any time.

                Canaccord used three valuation methodologies to assess the value of the shares of common stock of Dragon consisting of Comparable Company Analysis, Discounted Cash Flow and Precedent Transaction Analysis.

Comparable Company Analysis

                Canaccord reviewed trading multiples Enterprise Value (“EV”) to Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) and price to earnings or (“P/E”) for other comparable companies.

                In conducting the comparable company analysis, Canaccord started with a large field of possible comparable companies in the pharmaceutical industry and narrowed the field based on the criteria of: (i) market cap size, (ii) operating geography (i.e. China operations), (iii) industry focus (i.e. pharmaceutical manufacturing of antibiotics), and (iv) management input regarding industry competitors.  Companies in the primary peer group are companies having significant presence in the manufacture and sale of antibiotic products covering intermediates, active pharmaceutical ingredients and formulation drugs, while the pharmaceutical companies in the secondary peer group are not as analogous to the Company’s business focus, but are operating in the pharmaceutical industry in China and are listed on a North American stock exchange (i.e. the New York Stock Exchange).

                Following these processes, Canaccord considered the following companies listed on the Hong Kong Stock Exchange as the primary peer group:

•	The United Laboratories
•	China Pharmaceutical Group
•	Dawnrays Pharmaceutical Holdings

                Canaccord considered the following companies as the secondary peer group, and although they do not focus on the same business as Dragon, they are in the pharmaceutical sector with a presence in China and are publicly listed on North American stock exchanges:

•	Simcere Pharmaceutical Group
•	Tongjitang Chinese Medicines
•	Tianyin Pharmaceutical

                The companies in the secondary peer group are different than those companies under the primary peer group because of the differences in the products manufactured and sold, the business model, cost structure and operating margins.

                In addition, in its analysis, Canaccord believes that Dragon’s shares should trade at discount relative to its peers based on the following factors:

                Canaccord discounted the implied valuation arrived from the peer group analysis by 30% - 35% ("Company Discount") to reflect several factors including illiquidity of the shares (as a result of certain officers and directors having significant control of the company, private company valuation, and small public float) resulting in higher cost of capital, Dragon’s negative working capital position, higher leverage, higher financing risks with limited ability to access the capital markets and small company risk and the company’s peers having a larger product mix than Dragon.

                The following table presents the average and median last twelve months earnings before interest taxes depreciation and amortization (“LTM  EBITDA”) and average and median earnings multiple for the primary peer group and secondary peer group.

	EV/EBITDA		P/E

	LTM		LTM

Hong Kong Listed Chinese Pharma (Primary Peer Group)
Average	6.8	x	12.0	x
Median	7.0	x	10.7	x

U.S. Listed Chinese Pharma (Secondary Peer Group)
Average	9.7	x	17.0	x
Median	10.1	x	17.0	x

                Based on its finding, Canaccord determined that (1) the average LTM  EBITDA and earnings multiple for the primary peer group is 7x and 12x respectively; (2) the average LTM EBITDA and earnings multiple for the secondary peer group is 10x and 17x; and (3) the average LTM EBITDA and earnings multiple for the primary and secondary group is 8x and 15x respectively.

                Canaccord limited its valuation assessment to trading multiples of companies in the primary peer group as these companies were most analogous to Dragon with respect to products manufactured and sold, the business model, cost structure and operating margins, and are direct competitors of Dragon.   These well established competitors are larger than Dragon by market capitalization and scale of operations.  Therefore, Canaccord determined to apply a 6-7x multiple to Dragon LTM EBITDA, consistent with the average and median multiple of the primary peer group, and an 11-12x multiple to Dragon’s earnings, consistent with the average and median multiple of the primary peer group.

EV/EBITDA

                Applying a 6-7x multiple to Dragon's LTM EBITDA and Company Discount of 30-35%, Canaccord arrived at a valuation of $0.75 to $1.04 per share of Dragon.

P/E

                Applying an 11-12x multiple to Dragon's LTM earnings and Company Discount of 30-35%, Canaccord arrived at a valuation of $0.68 to $0.80 per share of Dragon.

Projected

                Further analysis included applying peer group multiples to Dragon’s projected EBITDA and earnings for the fiscal year ended 2009.    Canaccord used 5-6x and 9-10x multiples which were within the range of multiples of comparable companies in the primary peer group derived from street analyst estimates of EBITDA and net income for fiscal year 2009 for the primary peer group (as oppose to last 12 months dataset used above).  Canaccord used street analyst projections to match the relevant time frame of the Company’s projections in undertaking its valuation.  The valuation based on 2009 projections was utilized primarily as a check of the valuation conducted using last 12 months data.

                Applying a 5-6x multiple to Dragon's projected 2009 EBITDA and Company Discount of 30-35%, Canaccord arrived at a valuation of $0.60 to $1.07 per share of Dragon. Applying a 9-10x multiple to Dragon's projected 2009 earnings and Company Discount of 30-35% Canaccord arrived at a valuation of $0.71 to $0.88 per share of Dragon.

Discounted Cash Flow

                Canaccord utilized two discounted cash flow models with different sensitivities to arrive at a valuation per share of Dragon: (i) a valuation utilizing a terminal EBITDA multiple of 4x and (ii) a valuation using growth in perpetuity of 3%-5%. Canaccord utilized the financial projections provided by Dragon’s management. Projections were based on a capital expenditure assumption of $100 million over 2 years of which a large proportion would be financed by debt (100%) and government incentives.  Further assumptions utilized include a weighted average cost of capital in the range of 15% - 20% to discount the cash flows and terminal value to the present.

                Based on the above assumptions, Canaccord arrived at a valuation of $0. 74 to $1.08 per share using a discounted cash flow model with a terminal EDITBA multiple of 4x and a valuation of $0.50 to $1.18 per share using growth in perpetuity of 3%-5%.

Precedent Transaction Analysis

                With respect to the precedent transaction methodology, Canaccord searched the Capital IQ database, but was not able to find transactions involving target companies that focused on a business similar to that of Dragon.  Instead, Canaccord reviewed transactions in the Capital IQ database, such as going private, leverage buyout, management buyout and majority shareholders in the healthcare sector to determine the average and median take-over premiums in order to determine a transaction based value of Dragon .   Based on Canaccord’s review, premiums paid for the last 30 days prior to the announcement were median - 28% and average - 37%.   Applying a 28% to 37% premium to the 30 day volume-weighted average price of Dragon's per share price of $0.62, Canaccord arrives at a valuation of $0.79 to $0.85.

Recent Precedent Transactions in the Healthcare Sector

Buyer	Target

Private Equity	Goldshield Group plc
Chairman and CEO	Life Sciences Research, Inc.
Novarits AG	Speedel Holding AG
Chairman and CEO	Tongitang Chinese Medicines
General Atlantic	Emdeon Inc.
Private Equity	Pronova BioPharma ASA
Private Equity	Warner Chilcott Holdings
Private Equity	Talecris Biotherapeutics

Additional Information

                As noted above, the discussion set forth above is a summary of the material financial analyses presented by Canaccord to the Special Committee in connection with its opinion. The preparation of such an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Canaccord believes that its analyses summarized above must be considered as a whole. Canaccord did not form an opinion or recommendation as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Canaccord further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Canaccord’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

                In performing its analyses, Canaccord considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Parent. The estimates of the future performance of the Company and Parent in or underlying Canaccord’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Canaccord’ analyses. These analyses were prepared solely as part of Canaccord’s analysis of the fairness, from a financial point of view, of the $0.82 per share merger consideration and were provided to the Special Committee in connection with the delivery of Canaccord’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Canaccord’ view of the actual values of the Company or Parent.

                The type and amount of consideration payable in the Merger was determined through negotiations between representatives of the Special Committee and representatives of the Company, in each case acting at the direction of the Special Committee, on the one hand, and representatives of Parent, on the other hand, and was recommended for approval by the Special Committee and approved by the Board of Directors. The decisions to recommend the entry into and to enter into the Merger Agreement were solely those of the Special Committee and the Board of Directors, respectively. As described above, Canaccord’ opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Special Committee or the Board of Directors with respect to the Merger or the $0.82 per share merger consideration.

                Canaccord provided financial advisory services to the Special Committee in connection with the merger and Canaccord will receive a fee for such services of Cdn $150,000. Under the terms of the engagement letter between the Company and Canaccord, Cdn $75,000 was paid upon signing of the engagement letter and Cdn $75,000 was paid upon delivery of the fairness opinion. In addition, the Company agreed to reimburse Canaccord for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Canaccord against certain liabilities arising out of its engagement.

                During the two years preceding the date of Canaccord’ opinion, neither Canaccord nor its affiliates were engaged by, performed any services for or received any compensation from the Company, Parent, Merger Sub or any of their respective affiliates (other than from the Company in connection with the Merger).

                The Special Committee retained Canaccord to act as the Special Committee’s financial advisor in connection with the opinion.  References to Canaccord in this proxy statement refer to Canaccord and employees or representatives of Canaccord and/or its affiliates.

Position of the Company as to the Purposes, Alternatives, Reasons and Effects of the Merger

                Purpose.  If the Merger is approved by the Company’s shareholders, the Company intends to effect the Merger and the transactions contemplated by the Merger Agreement to allow its shareholders to realize the value of their investment in the Company for $0.82 per share in cash that represents a 36.67% premium to the $0.60 closing price of our common stock on January 22, 2010,  the date on which Mr. Han’s initial $0.80 per share offer was first announced which was subsequently increase to $0.82 per share price to be paid in the merger.  The Special Committee and the board of directors considered various alternative strategies, but concluded that none of these alternatives would be reasonably likely to provide greater value to shareholders than that available in the Merger and that any alternative involving keeping the Company as a public company would be subject to, among other things, the risks and uncertainties associated with the Company’s future performance.

    Alternatives.  The Special Committee considered various alternatives to Mr. Han’s proposal, as described above under “ Background of the Merger” and “Position of the Special Committee and our Board of Director as to the Fairness of the Merger.”

    Reasons.  The Special Committee recommended approval of the Merger because it concluded that the Merger would be reasonably likely to provide greater value to the Company’s shareholders than any of the other strategic alternatives considered by the Special Committee, and for the other reasons described under “ Background of the Merger” and “Position of the Special Committee and our Board of Director as to the Fairness of the Merger.”

    Effects.  Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger,

•        The MergerSub, a wholly owned subsidiary of Parent will merge with and into our Company. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  We will survive the merger as a subsidiary of Parent, and the surviving corporation will be privately owned by Mr. Han and the Parent as its only shareholders.

•        the directors of MergerSub will become the directors of the surviving corporation and the current officers of MergerSub will become the officers of the surviving corporation.

•        each share of our common stock, other than as provided below, will be converted into the right to receive $0.82 in cash, without interest and less any applicable withholding taxes. The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (1) shares held by any of our shareholders who are entitled to and who properly exercise appraisal rights under Florida law; (2) shares our Company or our subsidiaries own; and (3) shares owned by Mr. Han (which will remain issued and outstanding and unaffected by the merger).

•        to the plans and stock option agreements under which they were issued, each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment for each vested share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes, if any.

    As a result of the Merger:

•      Parent and Mr. Han will own the entire equity interest in the Company. If the Merger occurs, the Company’s shareholders (other than Mr. Han) will no longer have any equity interest in the Company and instead will have only the right to receive the $0.82  cash consideration per share provided under the Merger Agreement. Refer to “THE MERGER AGREEMENT— Merger Consideration.” Therefore, following the consummation of the Merger, all of our shareholders, other than Mr. Han, will not receive any benefits from the Company’s business after the Merger, nor will they bear the risk of any decrease in the value of the Company after the Merger.

•      The entire equity in the surviving company will be owned by Mr. Han and Parent, and Parent will be wholly owned by Mr. Han.  If the merger is completed, Mr. Han will be the sole beneficiary of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting our Company following the merger, unless Parent or Mr. Han sell equity in Parent. Similarly, Mr. Han will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the surviving company.

•      The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, provincial or foreign income or other tax laws.   Refer to "Special Factors—Material United States Federal Income Tax Consequences of the Merger.”  A shareholder who is an individual resident in Canada and who holds common shares as capital property is generally expected to recognize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the amount of cash received for such common shares, net of any reasonable costs of disposition, exceeds (or is less than) the holder’s adjusted cost base of the common shares. Any capital gain so realized on the merger by a shareholder who is a non-resident of Canada in general is not expected to be subject to Canadian federal income taxation.  Refer to “Special Factors – Material Canadian Federal Income Tax Consequences of the Merger”

•      Following the merger, the Company will become eligible for termination of registration under applicable U.S. securities laws.   To the extent permitted by applicable law, following the merger, the Surviving Company intends to terminate quotation or otherwise delist the shares of common stock from the OTC Bulletin Board and the TSX and to cause the Company to cease to be a public company.  Consequently, the Company would no longer legally be required to disclose publicly the information which it now must provide under the Exchange Act and applicable Canadian securities laws or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act and applicable Canadian securities laws.

    If the Merger occurs, all of the Company’s shareholders, including without limitation all of the Company’s unaffiliated stockholders but excluding Mr. Han) will receive $0.82 in cash per share. This amount represents a premium of approximately 36.67% to the closing price of our common stock on January 22, 2010 (the date on which Mr. Han’s offer was first announced) represented initially by the $0.80 per share price subsequently increased to $0.82 per share price to be paid in the merger.  The Merger will therefore:

•          provide a source of liquidity that might not otherwise be available to the stockholders of the Company;

•          eliminate the stockholders’ exposure to fluctuations, up or down, in market value of the Shares; and

•          allow the stockholders to pursue other investment alternatives with the cash proceeds from the Merger.

Position of Parent, MergerSub and Mr. Han as to the Fairness of the Merger

Parent, MergerSub and Mr. Han are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, MergerSub and Mr. Han should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to adopt the Merger Agreement.

    Parent, MergerSub and Mr. Han attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the shareholders of the Company, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such shareholders. However, Mr. Han does believe that a sale of the Company is in the best interests of the shareholders and that the merger consideration exceeds the value that he believes the Company's common stock could obtain in the foreseeable future if it continues as an independent, public company.

    None of Parent, MergerSub or Mr. Han participated in the deliberation process of Company’s board of directors, or in the conclusions of the board of directors, as to the substantive and procedural fairness of the merger to the unaffiliated shareholders of the Company, nor did they undertake any independent, third party evaluation of the fairness of the merger to the Company's unaffiliated shareholders.  Nevertheless, Parent, MergerSub and Mr. Han believe that the proposed merger is substantively and procedurally fair to the unaffiliated shareholders on the basis of the factors discussed below.

    Substantive Factors.  Parent, MergerSub and Mr. Han believe that the proposed merger is substantively fair to the unaffiliated shareholders based on the following factors:

•      the current and historical market prices of the common stock, including the 36.67% premium to the closing price of Company’s common stock on January 22, 2010, the date Mr. Han's publicly announced his non-binding offer to purchase the Company for $0.80 per share.  Mr. Han subsequently increased his offer to $0.82 per share.  The $0.82 per share price also represents a 19% premium to the per share closing price of the Company’s common stock of $0.69 on March 26, 2010, the last trading day immediately prior to the announcement of the merger, and a 19% premium to the average per share closing price of the Company’s common stock of $0.70 for the month prior to the announcement of the merger.  The Company’s common stock has not exceeded $0.82 per share since October 3, 2008;

•      Company’s historical difficulties in obtaining financing from sources and on terms available to other publicly traded companies of similar size and leverage and its ability to refinance its existing debt, either upon the maturity thereof or a default thereunder, and the effect of such difficulties in obtaining financing on the liquidity, market price and trading multiples of the shares;

•      the historical financial performance of the Company and consideration of the Company’s current and anticipated business, financial condition, results of operations and prospects, including the prospects of the Company if it were to remain a public company;

•      the additional anticipated capital expenditure of $100 million that will be required for the  building of new 7-ACA and Clavulanic Acid facilities since the Company’s current 7-ACA and Clavulanic Acid product facilities are close to its maximum capacity and the discussions with the City of Datong about the relocation of such production facilities;

•      none of Parent, MergerSub or Mr. Han purchased any shares of Company’s common stock in the two years prior to execution of the Merger Agreement;

•      no other party during the period the Special Committee conducted its process to consider strategic alternatives for the Company made a firm offer to acquire the Company at a price per share equal to or higher than the $0.82 per share to be paid by Parent in the merger;

•      shares of common stock are very thinly-traded and that the Merger would provide liquidity for shareholders at $0.82 per share;

•      the historical  nature of the price of the shares of common stock and limited market liquidity, and consideration that at some time in the future the shares could trade in excess of the price offered in the Merger, but that prospect was highly uncertain and subject to substantial downside risk. The fact that the Special Committee conducted a market check which  process did not result in a price of higher than $0.82 per share;

•      the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the Merger Agreement and further explained under "Merger Agreement—Solicitation of Other Offers" below), upon the payment to Mr. Han of a $1,000,000 termination fee,

•      the fact that the merger consideration is all cash, allowing the unaffiliated shareholders to immediately realize a certain and fair value for all shares of their Company common stock, and allow them to pursue other investment alternatives;

•      the Company's ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals; and

•      the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under Florida law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by court.

                Procedural Factors.  Parent, MergerSub and Mr. Han believe that the proposed merger is procedurally fair to the unaffiliated shareholders based on the following factors:

•      the board of directors (excluding Mr. Han), including director serving on the Special Committee, are not employees of the Company or any of its subsidiaries, are not affiliated with Parent, MergerSub or Mr. Han, and have no financial interest in the merger that is different from that of the unaffiliated shareholders;

•      none of the directors of the Company (other than Mr. Han) is affiliated with Parent, MergerSub or Mr. Han, and none has any financial interest in the merger that is different from that of the unaffiliated shareholders;

•      the Special Committee engaged Canaccord, as its financial advisor, and Bullivant Houser Bailey PC and Lang Michener LLP as its legal advisors, each of which has experience in transactions similar to the proposed merger; Bullivant Houser Bailey also serves as counsel to the Company. Because each member of the Special Committee has no interest in Chief Respect Limited, Datong Investment Inc., or Mr. Han, the Special Committee believes that its interest in the Merger is the same as all other shareholders.   Bullivant Houser Bailey does not believe that it has any conflict of interest in representing both the Company and Special Committee because the Special Committee consists of independent directors.  Further, Bullivant did not receive any additional compensation for its representation of the Special Committee, and their compensation is not contingent upon the successful completion of  the proposed merger;

•      neither Canaccord, Bullivant Houser Bailey nor Lang Michener has previously been engaged to provide advice to Mr. Han, Parent or MergerSub.  Mr. Han, Parent and MergerSub are represented by separate counsel;

•      the Special Committee made all material decisions relating to the Company's strategic alternatives since the date the Special Committee was established on December 20, 2009, including recommending to the Company's board of directors that the Company enter into the Merger Agreement;

•      The Special Committee unanimously determined (i) that the sale of the Company is the best strategic alternative available to the Company and is in the best interests of the Company, (ii) that the Merger Agreement and the transactions contemplated thereby represent the best value reasonably achievable for the shareholders of the Company (other than Mr. Han)  including without limitation all unaffiliated shareholders of the Company, and that the Merger is substantively and procedurally fair to the Company’s unaffiliated shareholders, and (iii) to recommend that the board of directors approve the proposed Merger with Merger Sub and recommend that the shareholders of the Company approve the Merger;

•      the financial and other terms and conditions of the Merger Agreement were the product of  negotiations between the Special Committee and its advisors, on the one hand, and Mr. Han and Parent and their advisors, on the other hand;

•      Mr. Han's recusal from all board discussions regarding a potential sale of the Company, whether to him or to a third party, and that he did not have any conversations about his offer with any member of the Special Committee or board member subsequent to making his initial indication of interest in entering into a transaction with the Company on December 20, 2009 other than during negotiations over the terms of the merger;

•      the Company's ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other proposals;

•      the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the Merger Agreement and further explained under "Merger Agreement—Solicitation of Other Offers" below), upon the payment to Mr. Han of a          $1,000,000 termination fee, and

•      the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under Florida law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by a court in the State of Florida.

    Net Book Value; Liquidation Value; Going Concern Value.  Parent, MergerSub and Mr. Han did not specifically consider the net book value or the liquidation value of the Company during its deliberation process. Parent, MergerSub and Mr. Han believed that the net book value is one of many factors in evaluating a Company, and liquidation value methodologies would result in lower valuations than those that the Parent, MergerSub and Mr. Han were already considering.  Parent, MergerSub and Mr. Han do not believe there is a single method of determining going concern value, but the Parent, MergerSub and Mr. Han did note that the Special Committee’s exploration of a possible sale of the Company contemplated the sale of the Company as a going concern.

    Approval of Shareholders/Vote of Unaffiliated Shareholders.  Consistent with the requirements under Florida law and the Company’s charter, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock.  In addition, in order to satisfy the rules adopted by the Ontario Securities Commission, the Merger Agreement must be approved by a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Mr. Han.   For the foregoing reasons, the Merger was not structured so that approval of at least a majority of unaffiliated shareholders is required.

    Unaffiliated Representative.  The Parent, MergerSub and Mr. Han did not take a view as to, and did not believe it was appropriate to influence, whether there was a need to retain any additional unaffiliated representatives to act on behalf of the shareholders. In any event, they believe that the independence of the members of the Special Committee and the retention by the Special Committee of its own legal counsel and financial advisor permitted the Special Committee to effectively represent the interests of such shareholders. Parent, MergerSub and Mr. Han did consider the fact that the Merger Agreement requires that the approval of the holders of at least a majority of the outstanding shares entitled to vote on the Merger, and the Company would be seeking minority shareholder vote to satisfy the Ontario Securities Vote.

Approval of Directors.  Except for the absence of Mr. Han and Ms. Liu, all of directors present at the board of directors meeting approved the Merger Agreement.  None of those members of the board are employees of the Company.

                The foregoing discussion of the information and factors considered and given weight by Parent, MergerSub and Mr. Han in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, MergerSub and Mr. Han.  Parent, MergerSub and Mr. Han did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Parent, MergerSub and Mr. Han believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated shareholders

Position of Parent, MergerSub and Mr. Han as to the Purposes, Alternatives, Reasons and Effects of the Merger

Parent, MergerSub and Mr. Han are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Purposes. For Mr. Han, the purpose of the merger is to allow Mr. Han to directly and indirectly own equity interests in the Company and to operate it as a private company. If the Merger is completed, the Company will become a wholly owned subsidiary of Parent.

Alternatives.  Mr. Han did not consider any alternative means to accomplish the stated purposes.

Reasons.  Mr. Han believes that it is best for the Company to operate as a privately held entity in order to allow the Company greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market's valuation of its common stock. Moreover, Mr. Han believes that the Company's future business prospects can be improved through the active participation of Parent in the Company's strategic direction. Although Mr. Han believes that there will be significant opportunities associated with his investment in the Company, he realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

Mr. Han has believed for the past few months that it would be in the best interests of the Company, its shareholders and its employees for the Company to cease being a public company.   Mr. Han believes that “going private” will reduce certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements and the cost of investor relations activities. In addition, the Company will be able to eliminate a good portion of the time devoted by its management and some of its other employees to matters that relate exclusively to the Company being a publicly held company. As a result, Mr. Han believes that the Company will be better able to focus its resources on the Company’s business and operations as a private company rather than as a public company.

Mr. Han further believes that now is the appropriate time for the Company to cease being a public company in light of changes in the economy and the stock market.  As a small public company, the Company has lacked effective market making support, research coverage, and institutional investor interest which has affected the Company’s ability to raise capital at a reasonable cost.  The Company’s common stock has been traded at low trading volumes.  Mr. Han does not see improvement in these adverse factors, due to Mr. Han's view that investment banks are cutting back on equity research, particularly for small capitalization public companies like the Company, and investment guidelines for institutional investors that preclude the purchase of low price, thinly traded or low market capitalization stocks.  Prior to the Company announcing that it had entered into the Merger Agreement, from January 1, 2010 until January 20, 2010, the Company's closing stock price had been ranging from $0.59 to $0.68.

Mr. Han believes that structuring the transaction as a merger transaction is preferable to other transaction structures because (1) it will enable Parent to acquire all of the outstanding shares of the Company, excluding Mr. Han’s shares, at the same time, and (2) it represents an opportunity for the Company's unaffiliated shareholders to receive fair value for their shares of common stock in one transaction and in manner that would not otherwise be available to shareholders due to the limited market for the shares of common stock. The transaction was structured as a cash merger to provide the shareholders of the Company (other than Mr. Han) with a cash payment for all of the shares they hold. This cash merger structure provides for a prompt and orderly transfer of ownership from the Company’s shareholders to Parent in a single step with minimal disruption to the Company’s operations and reduced transaction costs relative to alternative transaction structures.

                Effects.  If the merger is completed, the existing shareholders of the Company, including without limitation all of the Company’s unaffiliated shareholders, will no longer have an equity interest in the Company, will not participate in future earnings growth, if any, of the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement (other than Mr. Han).  Refer to  “THE MERGER AGREEMENT — Merger Consideration.”

•      As a result, following the Merger, such shareholders of the Company, including without limitation all of the Company’s unaffiliated shareholders, will not bear the risk of any decrease in the earnings or stock price of the Company.  As a result of the Merger, the surviving corporation will be a privately held corporation and there will be no public market for the shares. The shares of Company’s common stock will cease to be traded on the OTC Bulletin Board and the TSX and to cause the Company to cease to be a public company.  Consequently, the Company would no longer legally be required to disclose publicly the information which it now must provide under the  Exchange Act and applicable Canadian securities laws or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act and applicable Canadian securities laws

•      Immediately following consummation of the Merger, Mr. Han expects to beneficially own 100% of the issued and outstanding stock of the surviving corporation.  Based on the foregoing, Mr. Han’s beneficial interest in the net book value and three month net income of the Company as of March 31, 2010, would go from approximately $25.6 million and $0.60 million, respectively, prior to the Merger to $67.2 million and $1.58 million respectively, following the Merger.

•      If the Merger becomes effective, all shareholders will receive $0.82 per share in cash, without interest and subject to applicable withholding taxes (other than Mr. Han) , refer to “THE MERGER AGREEMENT — Conversion of Common Stock.”  This will provide a source of liquidity not otherwise available, and will eliminate such shareholders’ exposure to fluctuations in market value of their shares. In addition, it will allow such shareholders to pursue other investment alternatives.

•       The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, provincial or foreign income or other tax laws.   Refer to "Special Factors—Material United States Federal Income Tax Consequences of the Merger.”  A shareholder who is an individual resident in Canada and who holds common shares as capital property is generally expected to recognize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the amount of cash received for such common shares, net of any reasonable costs of disposition, exceeds (or is less than) the holder’s adjusted cost base of the common shares. Any capital gain so realized on the merger by a shareholder who is a non-resident of Canada in general is not expected to be subject to Canadian federal income taxation.  Refer to “Special Factors – Material Canadian Federal Income Tax Consequences of the Merger”

•      Following the merger, the Company will become eligible for termination of registration under applicable U.S. securities laws.   To the extent permitted by applicable law, following the merger, the Surviving Company intends to terminate quotation or otherwise delist the shares of common stock from the OTC Bulletin Board and the TSX and to cause the Company to cease to be a public company.  Consequently, the Company would no longer legally be required to disclose publicly the information which it now must provide under the Exchange Act and applicable Canadian securities laws or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act and applicable Canadian securities laws.

Interests of Our Executive Officers and Directors in the Merger

In considering our recommendation in favor of the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that are different from, or in addition to, yours.  All such interests are described below, to the extent material.  Except as described below under “Interest of Mr. Han in Parent and MergerSub” and hereunder, such persons have, to our knowledge, no material interest in the merger apart from those of shareholders generally.

Similar to all other option holders under our stock option plan, stock options held by our executive officers and directors will be canceled and converted into the right to receive a cash payment, for each vested share of our common stock subject to each option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.  As of the date of this proxy statement, directors (excluding Mr. Han) and executive officers own stock options to purchase an aggregate of 2.1 million shares of common stock at an exercise price of $0.74 per share. Assuming that the merger is consummated at the per share merger price of $0.82, the value of these options held by directors (excluding Mr. Han) and executive officers will be approximately $168,000 in the aggregate.

Interest of Mr. Han in Parent and MergerSub

               Mr. Han, our Chairman and Chief Executive Officer, is affiliated with Parent and MergerSub. Mr. Han owns approximately 37.1% of our outstanding shares.  Mr. Han also holds stock options to acquire 500,000 shares of the Company's common stock, which options shall expire upon the closing of the merger and for which he will receive no consideration.  Mr. Han’s shares will not be affected by the merger and will remain issued and outstanding after the merger is completed. After the merger, Mr. Han will directly and indirectly own all of the outstanding shares of the surviving corporation.  The action of our board of directors to approve the merger and recommend that you vote “FOR” the adoption of the Merger Agreement was recommended to the board by the Special Committee and was approved by the majority of the board of directors which is composed solely of directors unrelated to Mr. Han, Parent or MergerSub.  Mr. Han did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto.

Change In Control Benefits for Our Executive Officers

None of our executive officers have employment agreements.

With respect to stock options, including stock options held by our executive officers, each outstanding stock option will: (A) vest at the effective time of merger; and (B) at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

Indemnification of Directors and Officers

       Under Section 607.0850 of the FBCA, in general the Company may indemnify a current or former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity, if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company.  Further, the Company’s Bylaws require it to indemnify all directors or officers to the fullest extent permitted by the FBCA.

In addition, pursuant to the Merger Agreement, Parent  and Surviving Corporation shall indemnify and hold harmless each director, officer, trustee, or fiduciary of the Company or its subsidiaries to the fullest extent authorized or permitted by applicable law  in connection with any claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom.  Finally, as part of the Merger Agreement, in connection with the resignation of the Company’s directors and executive officers, the Company has agreed to release from liability such directors and executive officer.

The Special Committee

On December 20, 2009, our board of directors established a Special Committee of directors to investigate and evaluate strategic alternatives, including a possible merger, tender offer, acquisition, sale of all or substantially all of our assets or similar transactions, whether solicited by or on our behalf, or unsolicited. The Special Committee is, and has been at all times, composed of directors who have no financial interest in Parent and no affiliation with Mr. Han. Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of strategic alternatives.  The Special Committee, however, did not have the power or authority to authorize or approve a transaction or agree on behalf of our board of directors to do so, which power and authority was expressly reserved to our board of directors.

Upon formation, the Special Committee was composed of Peter Mak, Chairman, and Drs. Jin Li and Heinz Frey.  For their services, Mr. Mak was paid $40,000 as Chairman and Drs. Li and Frey each received $20,000 as members.

Related Party Transactions

Except as disclosed in the Form 10-K, we are not aware of any related party transactions during the past two years between  the Company, Parent, Mr. Han, MergerSub or their respective affiliates and

(1)        the Company or any of its affiliates that are not natural persons in which the aggregate value of the transactions with such related entity or person was 1% of Company’s consolidated revenues in the (a) fiscal year when the transaction occurred or, (b) the past portion of the current fiscal year, if the transaction occurred in the current year; and

(2)        any executive officer, director of affiliate of the Company if the aggregate value or series of similar transactions exceeded $60,000.

In addition, during the past two years there has been no significant negotiations, transactions or material contracts relating to a merger, consolidation, acquisition, tender offer, election of Company’s directors or sale/transfer of significant amount of assets between the Company and Mr. Han, Parent, MergerSub or their  respective affiliates.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, MergerSub, a wholly owned subsidiary of Parent, will merge with and into us. The Company will survive the merger as a subsidiary of Parent, with the Parent and Mr. Han as the shareholders of the surviving corporation.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock (other than, shares held by Mr. Han or any shares held by shareholders who perfect their appraisal rights) will be converted into the right to receive $0.82 in cash, without interest and less any applicable withholding tax, if any.  Shares own by Mr. Han will remain issued and outstanding and unaffected by the merger.

As of the effective time of the merger, with the exception of Mr. Han’s shares, all other shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive $0.82 per share in cash, without interest and less applicable withholding tax (other than shareholders who have perfected their appraisal rights and Mr. Han).  The per share merger consideration of $0.82 was determined through negotiations between Parent, Mr. Han and us.

Parent's Financing for the Transaction-Good Faith Deposit

Parent has represented to us that at the effective time of the merger, Parent will have sufficient cash to make all payments required under the Merger Agreement, including the merger consideration payable to our shareholders.  If the merger is completed, Mr. Han will have to pay approximately $35.6 million to shareholders and option holders (excluding Mr. Han as both a shareholder and an option holder). Parent intends to finance the merger consideration through Mr. Han’s personal funds of approximately $15.6 million and the balance of $20 million from personal loans from private lenders. Parent and MergerSub have obtained two $10 million loans for an aggregate amount of $20 million from Zhang Zhao and Yang Yong.  These loans bear interest at 10%, require monthly interest only payments and are due on December 30, 2011.    The funding of the loans will occur concurrent with the consummation of the merger.

The Parent has agreed to deposit $3,000,000 into an account directed by Mr. Han and either Maggie Deng or Garry Wong which may be used to pay the merger consideration, of which $1,000,000 was delivered upon the execution of the Merger Agreement, and $2,000,000 to be delivered upon the filing of the definitive proxy statement.  If Parent is unable to obtain the financing contemplated by the Closing, this will result in the Parent’s breach of its covenant in the Merger Agreement.  In the event this breach is not cured within the prescribed time in the Merger Agreement, the Parent will have to pay us a $400,000 termination fee.

Effects of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, MergerSub, a wholly owned subsidiary of Parent will merge with and into our Company. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  We will survive the merger as a subsidiary of Parent, and the surviving corporation will be privately owned by Mr. Han and the Parent as its only shareholders.

At the effective time of the merger, the directors of MergerSub will become the directors of the surviving corporation and the current officers of MergerSub will become the officers of the surviving corporation.

Upon the consummation of the merger, each share of our common stock, other than as provided below, will be converted into the right to receive $0.82 in cash, without interest and less any applicable withholding taxes. The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (1) shares held by any of our shareholders who are entitled to and who properly exercise appraisal rights under Florida law; (2) shares our Company or our subsidiaries own; and (3) shares owned by Mr. Han (which will remain issued and outstanding and unaffected by the merger).

In connection with the consummation of the merger, pursuant to the plans and stock option agreements under which they were issued, each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment for each vested share of our common stock subject to such option equal to the excess, if any, of (1) the merger consideration over (2) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes, if any.

For U.S. federal income tax purposes, the receipt of cash in exchange for shares of our common stock in the merger generally will result in the recognition of gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock.  Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own financial situation.  We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.  More information regarding the federal income tax consequences is discussed in "—Material United States Federal Income Tax Consequences of the Merger.”

Following the merger, the entire equity in the surviving company will be owned by Mr. Han and Parent, and Parent will be wholly owned by Mr. Han.  If the merger is completed, Mr. Han will be the sole beneficiary of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting our Company following the merger, unless Parent or Mr. Han sell equity in Parent. Similarly, Mr. Han will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the surviving company.

If the merger is completed, the unaffiliated shareholders of our Company will have no ownership interest in the Company.  After the merger, the entire interest of the Company will be held by Mr. Han and Parent, and Parent will be wholly owned by Mr. Han.

Plans for Our Company After the Merger

It is expected that, upon consummation of the merger, the operations of our Company will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a subsidiary of Parent with Mr. Han and Parent as shareholders of the surviving corporation. Parent has advised us that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•     an extraordinary corporate transaction following consummation of the merger involving the Company's corporate structure, business or management, such as a merger, reorganization or liquidation;

•     the relocation of any material operations or sale or transfer of a material amount of assets except as previously disclosed; or

•     any other material changes in its business.

We expect, however, that Mr. Han will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if Mr. Han decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects on the Market for the Shares; OTC Bulletin Board and TSX Listing; Registration under the Exchange Act.

      As a result of the consummation of the merger, the Company will become eligible for termination of registration under applicable U.S. securities laws.   To the extent permitted by applicable law, following the merger, the Surviving Company intends to terminate quotation or otherwise delist the shares of common stock from the OTC Bulletin Board and the TSX and to cause the Company to cease to be a public company.  Consequently, the Company would no longer legally be required to disclose publicly the information which it now must provide under the  Exchange Act and applicable Canadian securities laws or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act and applicable Canadian securities laws.

Effects on Our Company if the Merger is Not Completed

If the Merger Agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of our common stock pursuant to the Merger Agreement.  Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and quoted and listed on the OTC Bulletin Board and Toronto Stock Exchange, respectively. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the nature of the industry on which our business largely depends, and general industry, economic, regulatory and market conditions.

If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, prospects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Merger Agreement is terminated under certain circumstances, we will be obligated to pay Parent a termination fee of $400,000 or $1,000,000 as a condition to, upon or following such termination. For a description of the circumstances triggering payment of the termination fee, refer to "The Merger Agreement—Termination Fee" below.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to our shareholders whose shares of our common stock are converted into the right to receive cash in the merger.

The following summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the "Code" in this proxy statement, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect.  The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, including: non-U.S. Holders (as defined below), U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, shareholders who have a functional currency other than the U.S. dollar, shareholders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation.  This discussion does not address the receipt of cash in connection with the cancellation of options to purchase our Company's common stock, or any other matters relating to equity compensation or benefit plans.  In addition, this discussion does not address the tax effect of the merger to persons who are not citizens of or residents of the United States.   Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

For purposes of this discussion, we use the term "non-U.S. Holder" to mean a beneficial owner of our Company's common stock that is not, for U.S. federal income tax purposes, either a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions, or an estate or trust that is subject to U.S. federal income tax on its income regardless of its source.  Holders of our Company's common stock who are non-U.S. Holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non−U.S. tax laws. If a partnership (including an entity taxable as a partnership for U.S. federal income tax purposes) holds our Company's common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships holding our Company's common stock and their partners should consult their own tax advisors.

The Merger

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder's adjusted tax basis in the shares of our common stock converted into cash in the merger.  If shares of our common stock are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the shares of our common stock exceeds one year at the time of the merger.  Capital gains recognized by an individual upon a disposition of a share of our common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates.  In addition, there are limits on the deductibility of capital losses.  The amount and character of gain or loss must be determined separately for each block of our common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding

A shareholder (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals) whose shares of our common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the shareholder provides the shareholder's taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.  A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS.  Each shareholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to shareholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding.  Each foreign individual shareholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status.  Backup withholding is not an additional tax.  Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS.  If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF.  SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Material Canadian Federal Income Tax Consequences of the Merger

                The following summary describes the material Canadian federal income tax considerations in respect of the arrangement generally applicable to a holder of common stock who, for purposes of the Income Tax Act (Canada) (the “Tax Act”), and at all relevant times, is an individual who holds such common stock as capital property, deals at arm’s length and is not affiliated with the Company, Mr. Han, Parent and MergerSub, and disposes of such common stock to Parent under the merger.  Holders who meet all of these requirements are referred to as “Holder” or “Holders” in this summary and the summary only addresses such Holders.  This summary is not applicable to a holder who acquired common stock upon the exercise of employment stock options. In addition, the summary does not address the treatment of stock options under the merger (or the exercise or cancellation of stock options), does not address the treatment of dissenters, and does not address holders who are otherwise subject to special circumstances.  All affected Holders, and other holders not addressed by this summary, should consult with their own tax advisors.

                This summary is based on the current provisions of the Tax Act and the regulations thereunder in force as of the date hereof, and our understanding, based on publicly available materials published in writing before the date hereof, of the current administrative practices of the Canada Revenue Agency. This summary also takes into account any specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this Circular (which we refer to in this Circular as the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described therein.  In addition, while the form of merger under the applicable law of Florida and under the Merger Agreement has no direct counterpart under Canadian law, this summary assumes that the legal effect of the merger will include a disposition of the common stock by Holders to Parent in exchange for the merger consideration.

                All amounts relating to the disposition of common stock under the arrangement must be computed in Canadian dollars for the purposes of the Tax Act.

                This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations. Consequently, Holders are urged to consult their own tax advisors for advice regarding the specific income tax consequences to them of disposing of their common stock pursuant to the arrangement, having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.  We are not in a position to give tax advice to any particular Holder, and this summary shall not be construed as such advice.  The discussion below is qualified accordingly.

Holders Resident in Canada

                The following portion of the summary is generally applicable to a Holder (as defined above) who, for purposes of the Tax Act and any applicable income tax treaty, and at all relevant times, is resident or deemed to be resident in Canada (we refer to a Holder who meets these requirements as a “Resident Holder” in this summary).

                 A Resident Holder who disposes of common stock to Parent under the merger will realize a capital gain (or capital loss) to the extent that the cash paid to the Resident Holder for such common stock under the merger, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the Resident Holder of such common stock immediately before the disposition.  Any capital gain or capital loss so realized will be subject to the normal rules under the Tax Act.

Holders Not Resident in Canada

                The following portion of the summary is generally applicable to a Holder (as defined above) who, for the purposes of the Tax Act and any applicable income tax treaty, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, the common stock in connection with carrying on a business in Canada (we refer to a Holder who meets these requirements as a “Non-Resident Holder” in this summary).

                A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of common stock to Parent under the merger unless such common stock constitutes ‘‘taxable Canadian property’’ to the Non-Resident Holder and the tax is not otherwise relieved under any applicable income tax treaty.

                In general, and taking into account the Proposed Amendments, a common share is not expected to be “taxable Canadian property” to a Non-Resident Holder at the time of disposition where such common share is then listed on a designated stock exchange (which currently includes the TSX), provided that (i) the Non-Resident Holder (and/or persons with whom the Non-Resident Holder does not deal at arm’s length for purposes of the Tax Act) did not own 25% or more of the issued stock of any class or series of our capital stock at any time during the 60-month period immediately preceding that time, or (ii) where such ownership threshold was exceeded at any time during the period, not more than 50% of the fair market value of the share was derived directly or indirectly from any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or options or interests therein, at any time during the 60-month period.

Regulatory Matters

         The merger is a “business combination” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions ("MI 61-101") adopted by the Ontario Securities Commission. MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to obtain an independent valuation of the subject matter of the transaction and provide to the securityholders of the corporation a summary of such valuation. MI 61-101 also requires that, in addition to any other required securityholder approval, in order to complete the transaction, the approval of a majority of the votes cast by “minority” shareholders of the affected corporation be obtained.  The term minority shareholder means all holders of Dragon common stock excluding Mr. Han because he is deemed an interested party since he is proposing to acquire the Company. Under the rules of the Ontario Securities Commission, the entering into a Supporting Agreement does not deem such shareholder as an interested party.  The Company will be obtaining minority shareholder approval of the merger.

              In accordance with Section 2.4(1)(b) of MI 61-101, Parent is exempt from the valuation requirements of MI 61-101 on the basis that Parent and the Supporting Shareholders have, through arm’s length negotiations, entered agreements to support and vote in favor of the merger.  As a group, the Supporting Shareholders, which are not joint actors with Parent, (i) represent over 20% of the outstanding common shares of the Company beneficially owned, or over which control or direction was exercised, by persons other than Parent and joint actors of the Parent, and (ii) Mr. Z. Weng, one of the Supporting Shareholders, beneficially owns or exercises control or direction over, more than 10% of the outstanding common shares of the Company. In addition, in accordance with Section 2.4(1)(b) of MI 61-101, the consideration per common share offered under the Merger is at least equal in value to and in the same form as the consideration agreed to with the Supporting Shareholders and included in this proxy statement is the disclosure regarding the valuation exemption upon which Parent is relying and the facts supporting that reliance.

              In addition, Parent reasonably believes, after reasonable inquiry, that at the time the agreements supporting the merger were entered into with the Supporting Shareholders:

               (a)        the consideration was determined as a result of arm’s length negotiations;

               (b)        each of the Supporting Shareholders had full knowledge and access to information concerning the Company and its securities;

               (c)        any factors peculiar to the Supporting Shareholders, including non-financial factors, that were considered relevant by the Supporting Shareholders in assessing the consideration did not have the effect of reducing the price that would otherwise have been considered acceptable by the Supporting Shareholders; and

               (d)        Parent and Mr. Han did not know of any material information in respect of the Company or its securities that had not been generally disclosed or if generally disclosed, could have reasonably been expected to increase the agreed consideration.

Since the time the agreements supporting the merger were entered into with the Supporting Shareholders, Parent and Mr. Han did not become aware of, after reasonable inquiry, any material information in respect of the Company or its securities that has not been generally disclosed and if generally disclosed, could reasonably be expected to increase the consideration. To the knowledge of Mr. Han and Parent (and its directors and senior officers), after reasonable inquiry, no prior valuation (as such term is defined in MI 61-101) has been made in respect of the Company in the 24 months preceding the date of this proxy statement.

MI 61-101 also requires that the Company include, if appropriate, disclosure in this proxy statement of recent judicial developments relating to going private transactions of a nature similar to the Merger.  Before the establishment of the current Canadian securities law regimes governing “related party transactions” involving corporations, a number of court cases had considered questions of procedural and substantive fairness with respect to proposed corporate transactions which would have resulted in the compulsory acquisition of shares held by public shareholders. The effect of these cases has generally now been superseded by the specific requirements and procedures of MI 61-101.

Accounting Treatment

The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Legal Proceedings Regarding the Merger

On April 20, 2010, the Company was served with a complaint filed on April 16, 2010, in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, State of Florida (Case No. 502010 CA010712XXXXMB), against it, and each of its directors.   Mr. Yanlin Han was also named as defendant in the lawsuit, along with Datong Investment Inc.  The action was brought by Mr. Kwok-Bun Ho, an alleged shareholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement.  The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to shareholders in connection with the proposed merger; that the merger consideration of $0.82 per share is inadequate; and that certain terms of the Merger Agreement relating to the non-solicitation provision and termination fee unfairly benefit Mr. Han at the expense of the other shareholders.

On May 4, 2010, the Company was served with a complaint filed on April 30, 2010, in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, State of Florida (Case No. 502010CA011892XXXXMB), against the Company, and each of its directors.   This is a second complaint served on the Company in Palm Beach County.  Mr. Yanlin Han was also named as defendant in the lawsuit, along with Datong Investment Inc.  The action was brought by Mr. Nicholas Polihronidis, an alleged shareholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to shareholders in connection with the proposed merger.

In addition on May 5, 2010, the Company was served with a third complaint that was filed in the Circuit Court of the Second Judicial Circuit for Leon County, State of Florida (Case No. 2010CA1432), on April 23, 2010, against the Company, each of its directors, and Datong Investment Inc. The action was brought by Mr. Michael W. Kearney, an alleged shareholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to shareholders in connection with the proposed merger.

Each of the complaints essentially seeks similar items including, among other things, injunctive relief to enjoin the Company and directors from consummating the proposed merger, or in the alternative rescission of the proposed merger in the event the merger is consummated and rescissory damages, along with legal costs, including attorneys’ and experts’ fees.   At a hearing on May 17, 2010, the two cases filed in Palm Beach County were consolidated, and on May 20, 2010, plaintiffs Kwok-Bun Ho and Nicholas Polihronidis filed a consolidated class action complaint.

The Company and its directors intend to vigorously defend against the claims and causes of action asserted in these legal matters.

Appraisal Rights

Under the Florida Business Corporation Act, or FBCA, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by a court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the Merger Agreement.  These rights are known as appraisal rights.  A shareholder electing to exercise appraisal rights must strictly comply with the provisions of the applicable sections of the FBCA in order to perfect their rights.  The following is intended as a brief summary of the material provisions of the Florida statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 607.1301 to 607.1333 of the FBCA, the full text of which appears in Appendix C-1 to this proxy statement.  Failure to precisely follow any of the statutory procedures set forth in such sections of the FBCA may result in a loss of your appraisal rights.

Under Section 607.1302, our shareholders are entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of our common stock if the Merger is consummated.  For this purpose, the "fair value" of a dissenter's shares will be the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable.  A shareholder who is entitled to so dissent and obtain such payment may not challenge the Merger, unless the action is unlawful or fraudulent with respect to him or the Company.

A shareholder of record may assert dissenter's appraisal rights as to fewer than all of our shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenter's appraisal rights.  The rights of a partial dissenter will be determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

                A beneficial shareholder may assert dissenter's appraisal rights as to our shares held on his or her behalf only if:

•      the beneficial shareholder submits to the Company the written consent of the shareholder of record to the dissent and appraisal not later than the time the beneficial shareholder asserts dissenter's appraisal rights; and

•      the beneficial shareholder does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

               If a shareholder of record of our Company wishes to exercise his, her or its dissent and appraisal rights, we are to provide to such dissenting shareholder a dissenter's appraisal notice of advising them of their appraisal rights as contemplated by Section 607.1320.  Section 607.1322 provides, among other things, that the dissenter's appraisal notice must be sent no later than 10 days after the effectuation of the corporate action.  The form of dissenter's appraisal notice is attached as Appendix C-2 this proxy statement. The merger will not be effected for a minimum of 20 days following mailing of this proxy statement to shareholders of Dragon Pharmaceutical Inc.  The dissenter's appraisal notice must:

•      state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

•      include our Company's balance sheet as of the end of a fiscal year ending not more than 15 months before the date of the dissenter's appraisal notice, a statement of income for that year, a statement of changes in the shareholders' equity for that year and the latest available interim financial statements, if any;

•      contain a statement of our Company's estimate of the fair value of the shares and our offer to pay such estimated fair value;

•      set a date by which we must receive the demand for payment, which may not be less than 40 nor more than 60 days after the date the notice is delivered;

•      set a date by which a notice to withdraw the demand for payment must be received, which date must be within 20 days after the date the demand for payment must be received;

•      if requested in writing by the shareholder, provide to the shareholder so requesting within 10 days after the demand for payment must be received, the number of shareholders and the total number of shares held by them who have returned a demand for payment by the date specified; and

•      be accompanied by a copy of Sections 607.1301 to 607.1333, inclusive.

                The dissenter's appraisal notice must provide for the shareholder to state:

•      their name and address;

•         the number, class and series of shares to which they assert appraisal rights;

•         that the shareholder did not vote for the Merger;

•         whether the shareholder accepts our offer as set forth in the notice; and

•         if our offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of this estimated value plus interest.

                Section 607.1321 and Section 607.1323 provide that a shareholder to whom a dissenter's appraisal notice is sent must:

•         demand payment within 20 days after receiving the dissenter's appraisal notice;

•         not vote, or cause or permit to be voted, any of their shares in favor of the Merger; and

•         deposit his certificates, if any, in accordance with the terms of the notice.

                Any shareholder who demands payment and deposits his or her certificates, if any, before the proposed corporate action is taken loses all rights as a shareholder, unless the shareholder withdraws their demand by the date specified in the dissenter's appraisal notice.

                Any shareholder who does not demand payment or deposit his, her or its certificates where required, each by the date set forth in the dissenter's appraisal notice, will not be entitled to payment for his, her or its shares under the Florida Business Corporation Act.

                Subject to certain exceptions, within 90 days after receipt of a demand for payment from a dissenting shareholder, we will be required by Section 607.1324 to pay to the dissenter the amount that we estimated to be the fair value of his shares and accrued interest.  The obligation that we have in this regard may be enforced by the appropriate court.

                If a dissenter believes that the amount offered by the Company pursuant to Section 607.1322 is less than the fair value of the dissenter's shares, the dissenter may under Section 607.1326 notify the Company in writing of his or her own estimate of the fair value of the shares and the amount of interest due; and demand payment of such estimate and interest.

             A dissenter will be deemed to have waived his or her right to demand payment pursuant to Section 607.1326 unless the dissenter notifies the Company of his or her demand in writing within the time set forth on the dissenter's appraisal notice after the Company has made or offered payment for the shares.

                Under Section 607.1330, if a dissenter's demand for payment remains unsettled, we will be required to commence a proceeding in the appropriate court of the county where our registered office is located within 60 days after receiving the demand, and to petition the court to determine the fair value of the shares and accrued interest.  If we do not commence the proceeding within the 60 day period, any dissenter may commence the proceeding in the name of the Company.

                All dissenters, whether or not residents of Florida, whose demands remain unsettled, will be named as parties to the proceeding as in an action against their shares.  All parties must be served with a copy of the petition.  Non-residents may be served by registered or certified mail or by publication as provided by Florida law.

The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The dissenting appraisers will be entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter who is made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds is the fair value of his or her shares, plus interest.

The court in a proceeding to determine fair value is required by Florida law to determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court.  The court will assess the costs against the Company, but retains discretion to assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment.

Exercising Dissent Rights

If a shareholder wishes to exercise his, her or its dissent and appraisal rights, the shareholder must send to the Company (at the address set out below) a written notice (a form of which is attached as Appendix C-2 demanding payment).

The shareholder must also send any certificates representing our shares to the address set forth as follows: Computershare Trust Company of Canada (Vancouver), 3rd Floor, 510 Burrard, Vancouver, British Columbia, Canada, V6C 3B9.

All written notices should be addressed to: Dragon Pharmaceutical Inc., Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9; Attention: Corporate Secretary

Telephone: 604-669-8817.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the broker or other nominee.

In view of the complexity in asserting a dissenters’ right, a shareholder who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Any shareholder who does not demand payment or deposit his, her or its certificates by the date set forth in the dissenter's appraisal notice will not be entitled to payment for his, her or its shares under the Florida Business Corporation Act.

Provisions for Unaffiliated Shareholders

No provision has been made to grant unaffiliated shareholders access to our files or those of Parent, MergerSub or Mr. Han or to obtain counsel or appraisal services at the expense of any of the foregoing.

Voting Intentions of Our Directors and Executive Officers and Voting Commitment of Mr. Han, Parent and MergerSub

Under the terms of the Merger Agreement, Mr. Han, our Chairman and Chief Executive Officer, agreed to vote all shares of common stock held by him in favor of the adoption of the Merger Agreement. As of the date of this proxy statement, Mr. Han owns 25,453,741 shares of our common stock representing approximately 37.1% of our outstanding shares of common stock. Neither Parent nor MergerSub own any other shares of our common stock.

The Special Committee, and in particular its Chairman Peter Mak, primarily negotiated with Mr. Han with respect to among other things, the  merger consideration. In addition, in order to meet the exemption from the valuation requirements under multilateral Instrument 61-101-Protection of Minority Security Holders in Special Transaction adopted by the Ontario Securities Commission, the Special Committee kept informed and sought approval through the signing of the Support Agreements from Mr. Weng and Ms. Liu who own 13.1% and 6.6% respectively of the outstanding shares of common stock. See “Special Factors- Regulatory Matters.”  None of the Supporting Shareholders will participate in the management or have ownership interest in, or otherwise be involved in the surviving corporation or Parent upon the consummation of the proposed merger.

As of the date of this proxy statement, Mr. Weng owns 8,986,783 shares, Ms. X Liu owns 4,493,391 shares,  Dr. Wick owns 800,000 shares and Dr. Sun owns 1,000,000 shares of our common stock, which collectively represents approximately 22.3% of our outstanding shares of common stock.

Consequently, assuming that the Supporting Shareholders vote their shares of common stock representing approximately 22.3% of the outstanding shares in favor of the Merger Agreement, along with Mr. Han’s 37.1%, collectively representing 59.4% of the outstanding shares they will have a sufficient number of shares to approve the Merger Agreement under Florida law vote and but will need other shareholders who own in the aggregate approximately 9.2% to vote for the merger in order to meet the Ontario Securities Vote.

Estimated Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $320,000.  This amount includes the following estimated fees and expenses:

Description	Estimated Amount to be Paid
SEC filing fee	$5,000
Printing, proxy solicitation and mailing expenses	$10,000
Financial, legal, accounting and tax advisory fees	$300,000
Miscellaneous expenses	$5,000
Total	$320,000

In addition, if the Merger Agreement is terminated under certain circumstances described under "The Merger Agreement—Termination Fee," we have agreed to pay to Parent a termination fee of $400,000 or $1,000,000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and certain of the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements are based on expectations, assumptions, estimates, projections or beliefs concerning future events, and deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the Merger Agreement will be consummated.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters.  You should read all forward-looking statements carefully.  We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results, developments or outcome of future events we anticipate will be realized or, if realized, that they will not have negative effects on our business or operations or the timing or completion of the merger, if approved.  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law or regulation, we do not undertake any obligation to update or supplement these forward-looking statements to reflect future events or circumstances.

RISK FACTORS

The risks and uncertainties regarding the merger and entry into the Merger Agreement include the following:

•      we may not be able to satisfy all of the conditions to consummation of the merger, including the adoption of the Merger Agreement by our shareholders, and obtaining the approval of the merger by a majority of the outstanding shares of our common stock excluding shares held by Mr. Han;

•      one or more events, changes or other circumstances may occur that could give rise to a termination of the Merger Agreement under circumstances that could require us to pay up to a $1,000,000 or $400,000 as a termination fee;

•      the occurrence of any material adverse change in our financial condition or results of operation;

•      the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees and the unwillingness of third parties to enter into or continue business relationships with us;

•      the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•      the potential adverse effect on our business, properties and operations because of certain interim operational covenants we agreed to in the Merger Agreement;

•      risks related to diverting management's attention from our ongoing business operations;

•      the decision of our board of directors as to whether or not to approve any acquisition proposal that may be submitted by a third party;

•      actions by Parent or MergerSub, or any other potential acquirer of our Company;

•      changes in general economic business conditions, such as interest rate fluctuations, unemployment, pricing pressures, and insolvency of suppliers, and access to credit;

•      changes in the competitive environment in which we operate;

•      changes in customer needs and expectations; and

•      risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the period ended December 31, 2009.   Refer to also "Where You Can Find More Information.”

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders, as of the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our shareholders will be held at Dragon’s corporate offices located at Suite 310, 650 West Georgia Street, Vancouver, British Columbia Canada V6B 4N9, at 10:30 a.m., local time, on _______2010.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to adopt the Merger Agreement.  Our board of directors has determined that the merger and other transactions described in the Merger Agreement are advisable to, and in the best interests of, our shareholders and has approved the Merger Agreement and recommends (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) that our shareholders vote "FOR" the adoption of the Merger Agreement.

We are also asking that you grant us the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record at the close of business on ______2010, which we refer to as the record date in this proxy statement, are entitled to the notice of and to vote at the special meeting. On the record date, there were 68,566,418 shares of common stock outstanding and entitled to vote, and each such share is entitled to one vote on each matter to be considered at the special meeting.  A quorum is present at the meeting if a majority of all of the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy.  In the event that a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Under Florida law, the adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.  In addition, under the rules adopted by the Ontario Securities Commission, the Merger Agreement must be approved by holders of common stock representing a majority of the shares of outstanding common stock, excluding shares of common stock owned by Mr. Han.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum.  If a quorum is not present at the special meeting, the affirmative vote of the holders of a majority of stock present and entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Voting of Proxies

All shares represented by properly executed proxies we receive at or prior to the meeting will be voted according to the instructions indicated on such proxies.  Properly executed proxy cards that do not contain instructions will be voted "FOR" the adoption of the Merger Agreement and "FOR" authority to adjourn or postpone the special meeting, if necessary or appropriate.

Only shares affirmatively voted for the adoption of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal.  If a shareholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the Merger Agreement.  Brokers who hold shares of our common stock in "street name" for customers who are the beneficial owners of the shares may not give a proxy to vote those shares in the absence of specific instruction from those customers.  These non-voted shares are referred to as broker non-votes.  Broker non-votes will be counted as present for purposes of determining whether a quorum exists and will be counted as votes against the adoption of the Merger Agreement.

The persons named as proxies by a shareholder who votes for the proposal to adopt the Merger Agreement may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.  No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement.

Our board of directors knows of no other matters that may be brought before the meeting. However, if any other business is properly presented for action at the meeting, the persons named on the proxy card will vote in accordance with their judgment.

Revocability of Proxies

A proxy card may be revoked or changed at any time before it is voted at the meeting.  You can do this in one of three ways:

•      You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you would like to revoke your proxy, provided the notice is received by ____(__ time) on ___.

•      You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares, provided the new proxy is received by _____(______) on ______.

•      You can attend the meeting and vote in person.  Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at Suite 310, 650 West Georgia Street, Vancouver, British Columbia V6B 4N9, Attention: Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

Please note that if you hold your shares in "street name" through a bank, broker or other nominee holder, and you have instructed your nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote. If that is your situation, please contact your nominee for instructions as to how to revoke or change your vote.

SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES.  A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to shareholders shortly after completion of the merger by Computershare Trust Company of Canada who will serve as the paying agent.

Solicitation of Proxies

This proxy solicitation is being made by us on behalf of our board of directors and we will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our shareholders. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

THE PARTIES TO THE MERGER

Dragon Pharmaceutical Inc. Dragon Pharmaceutical Inc. is a manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, 7-ACA, downstream cephalosporin active pharmaceutical ingredient and formulated powder for injection in both Chinese and emerging markets.  Our headquarters are located at 650 West Georgia Street, Suite 310, Vancouver, British Columbia, Canada V6B 4N9.  Our telephone number at our headquarters is (604) 669-8817.  Dragon Pharmaceutical Inc. is referred to in this proxy statement as alternatively the "company" and "we."

Chief Respect Limited, a Hong Kong company, is a new company which was formed in connection with the merger.  Chief Respect has not carried on any activities other than in connection with the merger.   Mr. Han, our Chairman, Chief Executive Officer and beneficial owner of 37.1% of the outstanding share of our common stock, is the sole shareholder of the Chief Respect Limited.  Chief Respect Limited’s principal offices are located at 11/F, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong, and its telephone number is (852)-25823800.  Chief Respect Limited is referred to in this proxy statement as "Parent."

Datong Investment Inc., a Florida corporation, is a wholly owned subsidiary of Parent and has not engaged in any business activity other than activities related to the purpose of merging with our Company.  If the merger is completed, Datong Investment Inc. will cease to exist following its merger with and into our Company.  The principal offices are located at c/o Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301.  Datong Investment Inc. is referred to in this proxy statement as "MergerSub."

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. We urge you to read the Merger Agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The representations and warranties described in the summary below and included in the Merger Agreement were made by our Company, Parent and MergerSub to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are subject to important qualifications, limitations and exceptions agreed to by our Company, Parent and MergerSub in connection with negotiating its terms, including information contained in a confidential disclosure schedule that our Company provided to Parent and MergerSub in connection with the Merger Agreement.  Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between our Company, Parent and MergerSub rather than establishing matters as facts. The Merger Agreement is described in this proxy statement and included as Appendix A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding our Company, Parent and MergerSub or their respective affiliates or their respective businesses. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about our Company, Parent or MergerSub, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding our Company, Parent and MergerSub and their respective affiliates and their respective businesses.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, MergerSub, a wholly owned subsidiary of Parent, will merge with and into our Company. After the merger, our Company will continue as the surviving corporation and as a subsidiary of Parent. The shares of common stock of the Company held by Mr. Han prior to the merger will remain issued and outstanding after the merger and will not be affected by the merger.  The surviving corporation will be a privately held corporation and our current shareholders, other than Mr. Han who will hold a direct and indirect ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as shareholders of the surviving corporation. Our shareholders, with the exception of Mr. Han will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Upon consummation of the merger, the directors and officers of MergerSub will be the directors and officers of surviving corporation.  All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

We or Parent may terminate the Merger Agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our shareholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in "—Termination of the Merger Agreement" below.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Florida (or at such later time as is agreed upon by the parties to the Merger Agreement and specified in the certificate of merger), which we refer to as the "Effective Time" in this proxy statement. We expect to complete the merger as promptly as practicable after our shareholders adopt the Merger Agreement (assuming the prior satisfaction of the other closing conditions to the merger). Unless otherwise agreed by the parties to the Merger Agreement, the closing of the merger will occur after the satisfaction or waiver of the conditions described in "—Conditions to the Closing of the Merger" below.

Merger Consideration

Except as stated below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted at the effective time of the merger into the right to receive the merger consideration $0.82 in cash, without interest and less any applicable withholding taxes, if any. The following shares of our common stock will not receive the merger consideration:

•      shares owned by Mr. Han (as described in "Special Factors—Interests of our Executive Officers and Directors in the Merger"), which shares will remain issued and outstanding and unaffected by the merger; and

•      shares held by holders who did not vote in favor of the merger (or consent thereto in writing) and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA, and which shares will be entitled to payment of the appraised value of such shares as may be determined to be due to such holders pursuant to the applicable sections of the FBCA (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the FBCA).

At the effective time of the merger, each holder of a certificate formerly representing any shares of our common stock (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the FBCA, and shares owned by Mr. Han) will no longer have any rights with respect to such shares, except for the right to receive the merger consideration upon surrender thereof. Refer to "Special Factors—Appraisal Rights."

Payment Procedures

Dragon has appointed Computershare of Canada as paying agent to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock located outside of China.  In addition, Dragon has appointed [_______] (China paying agent) to serve as aggregate merger consideration for the benefit of the holders of shares of our common stock located within China. At or prior to the effective time of the merger, Parent will deposit with the paying agent and China paying agent an aggregate amount in cash equal to the aggregate merger consideration.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock.

Promptly after the effective time of the merger, but in any event within five business days after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of our shares of common stock a letter of transmittal and instructions advising such holders how to exchange their certificates for the merger consideration. The paying agent or China paying agent, as the case may be, will pay the merger consideration after each holder of our common stock (1) surrenders its certificates representing our shares of common stock to the paying agent and (2) provides to the paying agent or China paying agent a signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent or China paying will reduce the amount of any merger consideration paid by any applicable withholding taxes, if any. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent or China paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to the surviving corporation. Subject to any applicable unclaimed property laws, after that point, holders of our common stock will be entitled to look only to the surviving corporation for payment of the merger consideration that may be payable upon surrender of any certificates.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate you must have your certificate properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's reasonable satisfaction that the taxes have been paid or are not required to be paid.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact and may be required to post a bond in such amount as the surviving corporation or paying agent or China paying agent may reasonably request. The letter of transmittal will tell you what to do in these circumstances.

Treatment of Outstanding Stock Options

Before the effective time of the merger, we will take all action necessary such that each outstanding stock option will, at the effective time of the merger, to the extent not previously exercised, be canceled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (a) the merger consideration over (b) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes.

Representations and Warranties

The Merger Agreement contains representations and warranties of our Company and of Parent and MergerSub made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules, if any, that modify, qualify and create exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (1) they were made only as of the date of the Merger Agreement or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge, (3) they may modified in important part by the disclosure schedules exchanged by the parties in connection with signing the Merger Agreement and (4) in the case of our representations and warranties, are qualified by certain disclosure in the filings we made with the SEC since December 31, 2008.  The disclosure schedules contain information that has been included in our prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

We make various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Refer to  "—Company Material Adverse Effect Definition" below. Our representations and warranties relate to, among other things:

•    our due organization, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

•    our capitalization and certain related matters;

•    our corporate authority and authorization to enter into, and enforceability of, the Merger Agreement;

•    the absence of conflicts with, or defaults under, our organizational documents, and applicable laws;

•    the required shareholder approvals to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement;

•    required regulatory filings and consents and approvals of governmental authorities;

•    documents filed with or furnished to the SEC and the accuracy of the information in those documents, including our financial statements;

•    the absence of certain undisclosed liabilities;

•    the conduct of our business in the ordinary course of business since September 30, 2009 and the absence of any event or change since September 30, 2009, that has had, individually or in the aggregate, a Company Material Adverse Effect;

•    litigation and government authorizations;

•    compliance with laws and compliance with, and adequacy of, permits;

•    this proxy statement not being misleading and the compliance of this proxy statement as to form with the requirements of the Exchange Act;

•    tax matters;

•    our employee benefit plans and compensation matters;

•    environmental matters;

•    intellectual property;

•    Florida takeover statutes;

•    labor matters;

•    title to property and matters with respect to leased property;

•    material contracts;

•    the opinion of the financial advisor to the Special Committee;

•    absence of brokers' and finders' fees;

•    transactions with our affiliates; and

•    insurance matters.

The Merger Agreement also contains various representations and warranties made jointly and severally by Parent and MergerSub. The representations and warranties of Parent and MergerSub relate to, among other things:

•    their due organization and good standing;

•    their authority and authorization to enter into, and enforceability of, the Merger Agreement;

•    the absence of conflicts with, or defaults under, their organizational documents, other contracts and applicable law;

•    required regulatory filings and consents and approvals of governmental authorities including the Toronto Stock Exchange and appropriate Canadian province;

•    actions relating to its obligation to deposit of $3,000,000 as part of the merger consideration to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement;

•    information supplied in the proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3; and

•    absence of brokers' and finders' fees.

The representations and warranties of the parties expire upon consummation of the merger.

Company Material Adverse Effect Definition

Many of our representations and warranties are qualified by a Company Material Adverse Effect standard. For the purpose of the Merger Agreement, "Company Material Adverse Effect" is defined to mean, subject to various exceptions, any effect, event, fact, development, condition or change that, individually or in the aggregate (1) is materially adverse to our assets, business, results of operations or condition (financial or other) and those of our subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the merger or any of the other transactions contemplated by the Merger Agreement, in each case, other than any effect, event, fact, development, condition or change arising out of or resulting from any of the following:

(a)            any decrease in the market price of our common stock (but not any change underlying such decrease to the extent such change would otherwise constitute a Company Material Adverse Effect);

(b)            changes in conditions in the U.S. or global economy (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner);

(c)            changes in conditions in the industry in which we and our subsidiaries operate (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner);

(d)           changes resulting from the announcement or pendency of the merger;

(e)            changes in laws;

(f)            changes in generally accepted accounting principles;

(g)           our failure to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections;

(h)           acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (except to the extent such changes affect us and our subsidiaries in a materially disproportionate manner); or

(i)             any act we or our subsidiaries take at the request or with the consent of Parent or MergerSub.

Conduct of Business Pending the Merger

Until the effective time of the merger, except as contemplated by the Merger Agreement or with Parent's consent, we agreed that we will:

•     conduct our business in the ordinary course;

•     use commercially reasonable efforts to preserve substantially intact our and our subsidiaries business organizations, to keep available the services of our and our subsidiaries respective officers and employees and to preserve our and our subsidiaries respective current business relationships; and

•      file all required reports with the SEC, including but not limited to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

We also agreed that, until the effective time of the merger, subject to certain exceptions in the disclosure schedule to the Merger Agreement and except as contemplated by the Merger Agreement or with Parent's consent (which consent will be deemed to have been given if Parent does not object within five business days from the date on which Parent receives written notice), neither we nor our subsidiaries will:

•     amend our or their charter, bylaws or other organizational documents;

•     authorize for issuance, issue, sell or agree to issue or sell any shares of our or their stock, or any securities convertible into, exchangeable or exercisable for, or other rights of any kind to acquire, any shares of our or their stock or other ownership interests (except for issuances upon the exercise or settlement of stock options outstanding on the date of the Merger Agreement);

•     adopt any new incentive plan or any equity based compensation plan;

•     redeem, repurchase or otherwise acquire any shares of our or their stock or any rights, warrants or options to acquire any shares of our or their stock (except in connection with the exercise of  stock options or the vesting of restricted stock or the lapse of restrictions on restricted stock);

•     split, combine, subdivide or reclassify any shares of our or their stock;

•     declare, set aside, make or pay any dividend or other distribution with respect to any shares of our or their stock;

•     materially amend or terminate, or waive compliance with the material terms of or material breaches under, certain material contracts;

•     fail to comply in any material respect with the terms of certain material contracts;

•     enter into any new contract that would be a material contract if entered into prior to the date of the Merger Agreement;

•     pre-pay any long-term debt, or pay, discharge or satisfy any material claim, liability or obligation, in each case, except in the ordinary course of business; provided, that, even if in the ordinary course of business, we may not, without Parent's consent, pay, discharge or satisfy:(1) any claim made by a related party; (2) certain claims listed on the disclosure schedule to the Merger Agreement; or (3) any material claim first asserted after the date of the Merger Agreement.

•     make capital expenditures in excess of the amount budgeted in our capital budget that was made available to Parent;

•     waive, release or settle any material litigation other than settlements of litigation where (1) the amounts paid are covered by insurance or (2) the settlement involves only the payment of money damages and will not otherwise materially and adversely affect our business going forward; provided, that, we may not, without Parent's consent, waive, release or settle: (a) any litigation where we are adverse to a related party; (b) certain claims listed on the disclosure schedule to the Merger Agreement; or(c) any material litigation first filed after the date of the Merger Agreement;

•     take any action that would reasonably be expected to (1) result in any condition to the consummation of the merger not being satisfied, (2) materially delay the consummation of the merger or (3) materially impair our ability to consummate the merger or any other transaction contemplated by the Merger Agreement;

•     materially increase the compensation or fringe benefits payable to our officers or senior management or to any non-officer or non-senior management employees other than in the ordinary course;

•     amend or waive any provisions of any of our benefit plans or policies or adopt any new benefit plan or policy;

•     change our severance, termination or bonus policies or practices or enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a merger;

•     adopt a plan of liquidation or dissolution;

•     materially change our accounting methods, principles or practices;

•     take any action that would be a Company Material Adverse Effect; or

•     announce any intention, enter into any agreement or otherwise commit to do any of the foregoing.

Solicitation of Other Offers

Generally, with respect to the solicitation and negotiation of other offers, the Merger Agreement provides that as of the date of the Merger Agreement we were required to (and were required to cause our subsidiaries and representatives to) terminate any discussions or negotiations with any person with respect to, or that could be reasonably expected to lead to, an acquisition proposal.

Prior to obtaining the shareholder approval described below in "—Conditions to the Closing of the Merger," which we refer to in this proxy statement as the "shareholder approval," and subject to certain exceptions discussed below, during the no shop period, which period commences on the date of the Merger Agreement and ends on the date on which the requisite shareholder approval is obtained:

•     we and our subsidiaries and representatives are required not to initiate, solicit or encourage or knowingly take any other action to facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•     we and our subsidiaries and representatives are required not to initiate or participate in any discussions or negotiations that could reasonably be expected to lead to an acquisition proposal;

•     we and our subsidiaries and representatives are required not to enter into any agreement or understanding with respect to any acquisition proposal or that is intended to or could reasonably be expected to result in the termination of the merger or any other transaction contemplated by the Merger Agreement;

•     our board of directors is required to recommend that our shareholders approve the merger and our board of directors is required not to withdraw or modify such recommendation in a manner adverse to Parent; and

•     our board of directors is required not to recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an acquisition proposal.

Exceptions to No Shop Period Restrictions.  Notwithstanding the restrictions described above, prior to obtaining shareholder approval, subject to our compliance with the provisions of the Merger Agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written acquisition proposal, we may contact the person making such proposal solely to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal is reasonably likely to lead to a superior proposal.

Furthermore, if our board of directors determines in good faith (after consultation with outside legal counsel and financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, our board of directors may, if it determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable law, then we may:

•      furnish any information to the person making such acquisition proposal, provided that any such information is provided pursuant to a confidentiality agreement and concurrently provided to Parent;

•      disclose to our shareholders any information required to be disclosed under applicable law; and

•      participate in negotiations with such person regarding such acquisition proposal.

We are required to promptly (and in any event within two days after receipt) notify Parent of any acquisition proposal or any communications with respect to any acquisition proposal, and provide Parent with certain information related to such acquisition proposal. We are also required to keep Parent informed on a prompt basis of the status, material terms and conditions of, and any material developments regarding any acquisition proposal.

An "acquisition proposal" is any good faith proposal or offer from any person or group relating to, in a single transaction or series of related transactions, any:

•     merger, consolidation or similar transaction involving us or any of our significant subsidiaries.

•     sale or other disposition of 50.1% or more of our consolidated assets by merger, consolidation, combination, reorganization, share exchange or similar transaction;

•     issuance, sale or other disposition of securities representing 50.1% or more of our outstanding common stock;

•     tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 50.1% or more of our outstanding common stock; or

•    transaction which is similar in form, substance or purpose to any of the foregoing.

            A "superior proposal" is any written acquisition proposal made by a third party:

•     on terms which our board of directors (or a committee thereof) determines in good faith, after consultation with our outside legal counsel and financial advisor, to be more favorable to our shareholders than the merger contemplated by the Merger Agreement;

•     the material conditions to the consummation of such proposal are capable of being satisfied in the reasonable judgment of our board of directors; and

•     the financing for which is then committed.

Termination in Connection with a Superior Proposal

Our board of directors recommended (other than Mr. Han who did not participate in the deliberations or discussions related to the merger or vote on any matters related thereto) that our shareholders adopt the Merger Agreement.

Our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

•     withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our shareholders adopt the Merger Agreement; or

•     approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our shareholders.

Notwithstanding these restrictions, but subject to our obligations to provide certain information to and to negotiate in good faith with Parent and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the shareholder approval, our board of directors may withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to Parent its recommendation that our shareholders adopt the Merger Agreement or, in the case of the first bullet point below, approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our shareholders:

•     if we receive an acquisition proposal that has not been withdrawn or abandoned and that our board of directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisor, constitutes a superior proposal; or

•     other than in response to an acquisition proposal, if our board of directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Our board of directors may not withdraw or modify (or publicly propose withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our shareholders adopt the Merger Agreement or approve, adopt or recommend (or publicly propose to approve, adopt or recommend) an acquisition proposal to our shareholders with respect to a superior proposal unless:

•     we have complied in all material respects with the provisions in the Merger Agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

•     we have provided Parent written notice that we intend to take such action and describing the material terms and conditions of the superior proposal that is the basis of such action;

•     during the three business day period following Parent's receipt of such notice, we have negotiated in good faith with Parent and MergerSub (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such superior proposal ceases to constitute a superior proposal and/or our board of directors no longer believes that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties under applicable law; and

•     after such three business day period, our board of directors has determined in good faith, taking into account any changes to the terms of the Merger Agreement proposed by Parent, that its fiduciary duties no longer require our board of directors to withdraw or modify its recommendation.

Any amendment to the financial terms or any other material amendment of such superior proposal will require that we comply again with the foregoing requirements.

In order to enter into an acquisition agreement with respect to a superior proposal, the Merger Agreement must be terminated in accordance with its terms and we must pay a termination fee to Parent. Refer to  "—Termination of the Merger Agreement" and "—Termination Fee" below.

Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Merger Financing -Good Faith Deposit

Parent has represented to us that at the effective time of the merger, Parent will have sufficient cash to make all payments required under the Merger Agreement, including the merger consideration payable to our shareholders.  Parent intends to finance the merger consideration through Mr. Han’s personal funds and personal loans from private lenders.

The Parent has agreed to deposit $3,000,000 into an account jointly controlled by Mr. Han and either Maggie Deng, Chief Operating Officer or Garry Wong, Chief Financial Officer directed by us to be used to pay the merger consideration, of which $1,000,000 was delivered upon the execution of the Merger Agreement, and $2,000,000 to be delivered upon the filing of the definitive proxy statement.  If Parent is unable to obtain the financing, Parent will be in breach of its representation, warranties and covenant and the Company will be entitled to a termination fee of $400,000.

Indemnification

The Merger Agreement provides that from and after the effective time of the merger, Parent and the surviving corporation shall:

•        to the extent permitted under applicable law, indemnify and hold harmless each individual who is as of the date of the  Merger Agreement or during the period from such date through the effective time of the merger serving as our director, officer, trustee or fiduciary or, in such capacity for any of our subsidiaries with respect to any judgments, fines, penalties and amounts paid in settlement in connection with any claim, suit, action, proceeding or investigation, based on or arising out of or relating to such individual's position as a director, officer, trustee, employee, agent or fiduciary of ours or any of our subsidiaries; and

•      assume all our and our subsidiaries' obligations to such individuals in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in our and our subsidiaries' organizational documents.

Additional Covenants

The Merger Agreement contains additional agreements between us and Parent relating to, among other things:

•       the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•       the special meeting of our shareholders and the recommendation of our board of directors;

•       coordination of press releases and other public announcements or filings relating to the merger;

•       Parent's access to our employees, agents, properties, books, contracts, records and other information between the date of the Merger Agreement and the closing (subject to all applicable legal or contractual obligations and restrictions);

•       termination of quotation of our common stock on the OTC Bulletin Board and Toronto Stock Exchange Listing;

•       payment of all of our expenses relating to the merger on or before the merger;

•       facilitate in resignation of Company’s current directors and executive officers with the exception of Mr. Han, to be effective upon consummation of merger;

•       facilitate in the execution and delivery of the Support Agreement pursuant to which Mr. Wang, Ms. Xuemei Liu, Dr. Alexander Wick and Dr. Yiu Kwong Sun agree to vote their shares of common stock of the Company in favor of the merger;

•       actions to cause the disposition of our equity securities held by each of our directors and officers pursuant to the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•       Company’s obligation to file required reports with the SEC.

Conditions to the Closing of the Merger.

The obligations of the parties to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the merger:

•      the affirmative vote to adopt the Merger Agreement by holders of a majority of the outstanding shares of our common stock,

•       the affirmative vote to adopt the Merger Agreement by holders of a majority of the outstanding shares of our common stock , excluding shares held by Mr. Han;

•       no governmental authority shall have enacted, issued or entered any injunction, order, ruling or other legal restraint which has become final and non-appealable and that enjoins, restrains, prevents or prohibits or makes illegal the consummation of the merger.

In addition to the conditions for all parties to the Merger Agreement, the obligations of Parent and MergerSub to complete the merger are subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•      our representations and warranties, must be true and correct in all material respects (1) as of the date of the Merger Agreement to the extent such representations and warranties speak as of such date and (2) as of the closing date of the merger as if made on and as of the closing date (or, if given as of an earlier date, at and as of such date), except where the failure to be so true and correct has not had, and will not have, individually or in the aggregate, a Company Material Adverse Effect;

•      we shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by us on or prior to the effective time of the merger;

•       no action, suit, proceeding or investigation shall be pending or threatened in which any governmental authority is a party wherein an unfavorable judgment, order, decree or ruling would (1) prevent, restrain or interfere with the consummation of any of the transactions contemplated by the Merger Agreement or (2) adversely affect Parent's right to own, operate or control our Company or any portion of our business or assets, and no such judgment, order, decree or ruling shall be in effect;  and

•      our chief executive officer shall have delivered a certificate to Parent certifying that all of the conditions with respect to our representations, warranties and obligations under the Merger Agreement described above have been satisfied.

In addition to the conditions for all parties to the Merger Agreement, our obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•      the representations and warranties made by Parent and MergerSub must be true and correct in all material respects (1) as of the date of the Merger Agreement to the extent         such representations and warranties speak as of such date and (2) as of the closing date of the merger as if made on and as of the closing date (or, if given as of an earlier date, at and as of such date), except where the failure to be so true and correct has not, and will not, individually or in the aggregate, prevent or materially hinder Parent or MergerSub from consummating the merger or any of the other transactions contemplated by the Merger Agreement;

•      Mr. Han, Parent and MergerSub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by such party on or prior to the effective time of the merger; and

•      we shall have received a certificate signed by an authorized officer of Parent certifying that all of the conditions with respect to Parent's, MergerSub's and Mr. Han's representations, warranties and obligations under the Merger Agreement described above have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Parent, MergerSub or our Company would waive any of the closing conditions described above. If, however, we waive any of the closing conditions described above, we do not anticipate re-soliciting our shareholders for approval unless such waiver would be material to our shareholders, in which case we would re-solicit the vote of our shareholders. In the event Parent is unable to obtain and alternative financing, Parent will be in breach of its representation, warranties and covenant and the Company will be entitled to a termination fee of $400,000.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

By either us or Parent:

•       by mutual written consent of the parties;

•       if the merger has not been consummated within 270 days of the effective date of Merger Agreement , except that a party cannot terminate the Merger Agreement for this reason if the failure of the merger to be consummated by such date was primarily due to such party failing to perform any of its obligations under the Merger Agreement;

•      if there is a final and non-appealable order, injunction, judgment, decree or ruling that enjoins, restrains, prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal, except that a party cannot terminate the Merger Agreement for this reason unless such party has used its commercially reasonable efforts to oppose such order, injunction, judgment, decree or ruling or to have it vacated or made inapplicable to the merger;

by Parent:

•       if we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would cause         certain conditions to the obligation of Parent and MergerSub to effect the merger not to be satisfied and which, if capable of being cured, is not cured by  the earlier date of (a) within 270 days of the effective date of the Merger Agreement or (b)  within 30 days after our receipt of Parent's written notice of such breach or failure, except that Parent may not terminate the Merger Agreement due to our breach or failure if Parent or MergerSub is then in material breach of its obligations under the Merger Agreement; or

•       if (1) our board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our shareholders adopt the Merger Agreement; or  (2) our board of directors adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) an acquisition proposal to our shareholders, other than the one contemplated by the Merger Agreement.

            by us:

•      if Mr. Han, Parent or MergerSub has breached or failed to perform any of their representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would cause certain conditions to our obligation to effect the merger not to be satisfied and which, if capable of being cured, is not cured by the earlier date of  (a) within 270 days of the effective date of the Merger Agreement or (b)  cured within 30 days after their receipt of our written notice of such breach or failure, except that we may not terminate the Merger Agreement due to their breach or failure if we are then in material breach of our obligations under the Merger Agreement; or

•      if prior to obtaining the Company Shareholder Approval (i) the Special Committee or the Company Board has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Company Financial Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than the holders of Mr. Han's Shares) under applicable law, (ii) the Company has complied in all material respects with its obligations relating to acquisition proposals under certain provision of the merger agreement, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal.

Termination Fees

            Termination Fee Payable to Parent.

•      We agreed to pay Parent a $1,000,000  termination fee if: (i) Parent terminates the Merger Agreement because  all of the following events occur: (A) (1) our board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to Parent , (2) our board of directors adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) an acquisition proposal to our shareholders before obtaining the shareholder approval,  and (B) concurrently with such termination or within twelve (12) months following the termination of the Merger Agreement, the Company enters into an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated, then the Company shall pay to Parent, if and when consummation of such acquisition proposal occurs; or (ii) or we terminate because of a Superior Proposal as discussed above.

•         We agreed to pay Parent a $400,000 termination fee if Parent terminates the Merger Agreement in circumstances where it is permitted to do so because we breached or failed to perform any of our representations, warranties, covenants or agreements contained in the  Merger Agreement.

Termination Fee Payable to Us.  Parent agreed to pay us a $400,000 termination fee if we terminate the Merger Agreement in circumstances where we are permitted to do so because Parent or MergerSub breached or failed to perform any of their representations, warranties, covenants or agreements contained in the  Merger Agreement, including Parent’s failure to obtain financing to consummate the merger.

Limitation on Remedies

None of the parties to the Merger Agreement can seek injunctions or seek to enforce specifically the terms of the Merger Agreement to complete the merger if the party seeking such remedies would have the right upon termination of the Merger Agreement to receive the applicable termination fees.  In all other instances, the parties are entitled to seek to enforce specifically the terms of the Merger Agreement against the other parties, in addition to any other remedy.

Amendment; Extension of Time; Waiver

At any time prior to the effective time of the merger, the Merger Agreement may be amended by written agreement of the parties, except that after receipt of shareholder approval, no amendment may be made without further shareholder approval if such further shareholder approval is required by law.  All amendments to the Merger Agreement must be approved by the parties' respective boards of directors or similar governing bodies.

At any time prior to the effective time of the merger, any party may waive any inaccuracies in the representations and warranties of any other party, extend the time for the performance of any of the obligations or acts of any other party; or waive compliance by the other party with any of the agreements contained in the Merger Agreement or, except as otherwise provided in the  Merger Agreement, waive any of such party's conditions.  Any agreement on the part of a party to any such extension or waiver is valid only if in writing and signed on behalf of such party.  The failure or delay by any party in exercising any right under the Merger Agreement will not constitute a waiver of that right.

IMPORTANT INFORMATION REGARDING DRAGON PHARMACEUTICAL INC.

Description of Business

For a description of our business, refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference. We refer to such report as the "Form 10-K."

Description of Property

For a description of our properties, refer to the Form 10-K.

Legal Proceedings

Please see “Special Factors – Legal Matters Regarding the Merger”

 Directors and Executive Officers

Set forth below for each of our directors and executive officers is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is not a citizen of the United States of America.  Such person can be contacted c/o Dragon Pharmaceutical Inc., 650 West Georgia Street, Suite 310, Vancouver, British Columbia, Canada V6B 4N9.  Such reference shall not mean, however, that such director or executive officer is a resident of or citizen of Canada.

During the last five years, none of our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Mr. Yanlin Han, age 47 , is the Chief Executive Officer and the Chairman of the Board of Director of Company, positions he assumed in January 2005.  Prior to the reverse take-over of the Company, Mr. Han was the founder and Chairman of Oriental Wave and responsible for the overall strategic planning and direction of the Company.   Mr. Han has over 20 years of experience in the pharmaceutical industry in many positions like material buyer, product sales and manager for state-own companies in China and has very extensive sales and production management experience in China.  He founded his private company named Shanxi Tongling Pharmaceutical Company in 1994, which became the vehicle to acquire state-owned pharmaceutical companies through bankruptcy process or contractual management agreements.  Mr. Han set up a joint venture with a large Indian pharmaceutical company to produce pharmaceutical intermediates with mass fermentation technology.  Mr. Han also serves as the Vice-President of Shanxi Province Foreign Investment Enterprise Association and Vice-President of Datong City Trade Council.  Mr. Han graduated from Shanxi Institute of Economic Management in 1986.

Mr. Zhanguo Weng, age 55, had been a Director of the Company since January 2005.  Mr. Weng was the Vice President, China Operation until July 1, 2006 when the Company completed the sales of part of its formulation business.  Mr. Weng has over 25 years of experience in pharmaceutical industry including being the General Manager for Shanxi Tongzhen Pharmaceutical Co. Ltd. from August 1997 to January 2002 and Superintendent for Datong No. 2 Pharmaceutical Factory from June 1992 to August 1997.  He graduated from the Business Administration faculty of Shanxi Broadcasting University in 1986 and has also participated in the Senior Program of MBA (Pharmaceutical Line) of People’s University of China for two years. Subsequent to the sales of part of the company’s formulation business on July 1, 2007, Mr. Weng became a director of Shanxi C&Y Pharmaceutical Company, the buyer of the Company’s formulation business.

Ms. Xuemei Liu, age 41, has been a Director of the Company since January 2005.  Ms. Liu is currently the Chairman of Tera Science & Technology Development Co. Ltd. which engages in a wide range of investment projects in real estate development, coal trading and media and publishing industry. Prior to her present position as Chairman of Tera Science & Technology Development Co. Ltd., Ms. Liu was the vice general manager of Beijing Chemical Baifeng Investment Corporation Futures Broker Company from 1996 to 1999. Ms. Liu graduated from Beijing University with a Bachelor degree in 1996 and graduated from the Graduate School of the Chinese Academy of Social Sciences with a Master degree in 1998.

Dr. Heinz Frey, age 72, has been a Director of Company since September 2005, graduated from University of Bern, Switzerland in 1966, has 30 years of experience in the telecommunication industry, security manufacturing and service industry.  He has broad experience in the management of various sizes of companies with global presence, financing and controlling of international companies, leading development, production, sales and finance departments. He is also a board member of various companies.

Dr. Alexander Wick, Ph.D., age 72, has been a Director of Company since 1998 and was the President from 2002 until his resignation effective on February 2, 2006.  As of February 3, 2009, Dr. Wick is an independent director of the Company. Dr. Wick holds a doctorate degree in synthetic organic chemistry from the Swiss Federal Institute of Technology and has completed post-doctoral studies at Harvard University.  He has had leading positions in the pharmaceutical research departments of F. Hoffmann-La Roche in the United States and Switzerland and Synthelabo in France (Director of Chemical Research and Development) for over 25 years in the field of antibiotics, prostaglandius, vitamins, cardiovascular CNS and AIDS. In 1995 he created the fine chemicals company Sylachim S.A., a 100% subsidiary of Synthelabo, active in chemical intermediates and API’s for the world’s largest pharmaceutical companies (turnover of over 100 million Euros) and was its President until its acquisition by the German conglomerate mg Technologies (Dynamit-Nobel GmbH) in 2001.  In 2006 he founded AS Biotech in Bern, Switzerland and is currently its president.

Dr. Yiu Kwong Sun, M.B., B.S., age 66, has been a Director of Dragon Pharma since 1999. Dr. Sun graduated from the University of Hong Kong Faculty of Medicine in 1967.  He is a Founding Fellow of the Hong Kong College of Family Physicians and a Fellow of the Hong Kong Academy of Medicine.  Since 1995, he has served as the Chairman of the UMP Healthcare Group, which has been operating and managing a large network of medical facilities throughout Hong Kong, Macau and China. Dr. Sun is currently the Clinical Associate Professor (honorary) in Family Medicine of the Chinese University of Hong Kong, and the Honorary Clinical Assistant Professor of the Family Medicine Unit of the University of Hong Kong.

Mr. Peter Mak, aged 49, has been a Director of the Company since 2005.   Mr. Mak is the managing director of Venfund Investment, a Shenzhen based mid-market M&A investment banking firm specializing in cross-border mergers and acquisitions, corporate restructuring, capital raising and international financial advisory services for Chinese privately-owned clients, which he co-founded in late 2001. Prior to that, Mr. Mak spent 17 years at Arthur Andersen Worldwide where he was a Firm partner and served as the managing partner of Arthur Andersen Southern China in his last position with the Firm. Mr. Mak also serves as an independent non-executive director and audit committee chairman of Trina Solar Limited, China GrenTech Corp. Ltd., Dragon Pharmaceutical Inc. and China Security & Surveillance Technology, Inc., companies listed in the U.S.; Shenzhen Fiyata Holdings Ltd., a company      listed in Mainland China; and Huabao International Holdings Ltd., China Dongxiang (Group) Co., Ltd. Pou Sheng International (Holdings) Limited，Real Gold Mining Limited and 361 Degrees International Limited，companies listed on the Hong Kong Stock Exchange. Mr. Mak is also the non-executive director of Bright World Precision Machinery Ltd., a company listed in the Republic of Singapore. Mr. Mak is a graduate of the Hong Kong Polytechnic University and a fellow member of the Association of Chartered Certified Accountants, UK, and the Hong Kong Institute of Certified Public Accountants, and a member of the Institute of Chartered Accountants, in England and Wales.

Dr. Jin Li, age 43 , has been a Director of Company since September 2005, is currently a senior advisor of Phycos International Co., Ltd.  Prior to joining Phycos, he was a partner at the international law firm, Linklaters.  Mr. Li studied biochemistry at Peking University in China and received his Master of Science degree in Biochemistry from the University of Michigan and his JD degree from Columbia University Law School.  He has more than ten years of experience in international IPOs, M&A and business transactions.

Description of Executive Officers

The following sets forth the Company’s executive officers.

Name	Position	Age
Yanlin Han	Chief Executive Officer (Principal Executive Officer)	47
Garry Wong	Chief Financial Officer (Principal Financial Officer)	39
Maggie Deng	Chief Operating Officer and Corporate Secretary	43

For a description of Mr. Han, please see his biography above under “Directors.”

Garry Wong has been the Chief Financial Officer of the Company since January 2005. Prior to his current position, Mr. Wong served as the Company’s Executive Assistant to President and Chief Executive Officer of the Company from February 2002 to January 2005. Before joining the Company, Mr. Wong was a manager of the Global Mergers and Acquisitions Group at Nortel Networks since 1996. He managed and executed transactions consisting of acquisitions, divestitures, equity investments, spin-offs, public market listing and joint ventures, in Europe, North America, Asia and the Middle East.  Mr. Wong is a Chartered Financial Analyst, or CFA, who received an International MBA degree from York University, Canada with double majors in Corporate Finance and Greater China studies and a Bachelor degree in Business Administration from University of Hong Kong.

Maggie Deng has been the Chief Operating Officer and Corporate Secretary of the company since January 2005, holding bachelor degree from Tsinghua University in China. Ms. Deng has over 10 years of experience working in or with public companies as investment banker, mainly on IPOs and secondary offering for Chinese companies on domestic stock exchange as well as international ones. Ms. Deng was the senior manager of China International Capital Corporation, a Morgan Stanley joint venture investment banking firm in China, from 1998 to 2001.  Ms. Deng moved to Canada in 2001 and held a position of Assistant President in a start-up biotech company in Vancouver, Canada until she joined Company in January 2005.

Ownership of Common Stock by Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth, as of May 24 , 2010, the beneficial ownership of shares of our common stock, $0.001 par value per share, by each person who is or was a director or named executive officers, each person known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock, and by our directors and executive officers as a group.

 Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act and includes voting or investment power with respect to the shares.  Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.  Common stock beneficially owned and percentage ownership is based on 68,566,418 shares outstanding.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1) Number		Percent
Yanlin Han* Chairman and Chief Executive Officer	25,953,741	(2)	37.58%

Zhanguo Weng* Director	9,286,783	(3)	13.49%

Xuemei Liu* Director	4,693,391	(4)	6.83%

Alexander Wick* Director	1,200,000	(5)	1.74%

Yiu Kwong Sun* Director	1,200,000	(6)	1.75%

Peter Mak* Director	700,000	(7)	1.02%

Heinz Frey* Director	600,000	(7)	0.87%

Jin Li* Director	200,000	(7)	0.29%

Maggie Deng* Chief Operating Officer and Corporate Secretary	200,000	(7)	0.29%

Garry Wong* Chief Financial Officer	200,000	(7)	0.29%

All directors and executive officers as a group (10 persons)	44,233,915	(8)	62.16%

Bright Faith Overseas Limited	3,496,503		5.10%

Ms. Qingming Liu	6,000,000		8.75%

__________________________________

* C/O Dragon Pharmaceutical Inc., Suite 310, 650 West Georgia Street, Vancouver, British Columbia V6B 4N9

For contact purposes only.  Listing of this address does not deemed such persons to be an American or Canadian resident.

(1)           Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed above, based on information furnished by such owners or publicly available, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within sixty days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)           Includes options to purchase 500,000 shares.

(3)           Includes options to purchase 300,000 shares.

(4)           Includes options to purchase 200,000 shares.

(5)           Includes options to purchase 400,000 shares.

(6)           Includes options to purchase 200,000 shares. Also includes 600,000 shares of common stock owned by Yukon Health Enterprise for which Mr. Sun serves as director and officer.

(7)           Represents options exercisable within sixty days.

(8)           Includes options to acquire 2,600,000 shares of common stock.

Market Price of Our Company Common Stock and Dividend Information

The Company’s common stock began quotation on the OTC Bulletin Board on October 9, 1998 under the symbol “DRUG”. In addition, the Company’s shares of common stock are listed on the Toronto Stock Exchange under the symbol “DDD” and are quoted on the Berlin-Bremen Exchange, the Frankfurt Exchange and the XETRA Exchange under the symbol “DRP”. The OTC Bulletin Board represents the Company’s primary market.  The Company’s common stock being quoted and traded on the Berlin-Bremen Exchange, Frankfurt Exchange and XETRA Exchange are without the Company’s prior knowledge. The following quotations reflect the high and low bids for the Company’s common stock on a quarterly basis for the past two fiscal years as quoted on the OTC Bulletin Board representing the primary market for the Company’s shares.  These quotations are based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
Quarter Ended	High	Low

March 31, 2010	$0.79	$0.58
December 31, 2009	$0.75	$0.55
September 30, 2009	$0.75	$0.45
June 30, 2009	$0.75	$0.38
March 31, 2009	$0.79	$0.30
December 31, 2008	$0.90	$0.30
September 30, 2008	$1.16	$0.61
June 30, 2008	$0.91	$0.61
March 31, 2008	$0.89	$0.65

We did not pay any dividends during any of the periods set forth in the table above. Under the terms of the Merger Agreement, we cannot set aside for payment, make or pay any dividend with respect to any share of our capital stock.

The closing price per share of our common stock, as reported on the OTC Bulletin Board on March 26, 2010, the last full trading day immediately before the public announcement of the merger was $0.69 per share.  The closing price per share of our common stock, as reported on the OTC Bulletin Board on __________, the latest practicable trading day before the printing of this proxy statement, was $______.

Following the effective time of the merger, there will be no further market for our common stock and our common stock will be deregistered under the Exchange Act, and no longer quoted on the OTC Bulletin Board or listed on TSX.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Changes in our accountants are included in the Form 10-K, refer to Form 10-K.

Quantitative and Qualitative Disclosures about Market Risk

            Not Applicable.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Our management's discussion and analysis of financial condition and results of operations are included in the Form 10-K attached as Appendix D -1, and Quarterly Report on Form 10-Q for the three months ended March 31, 2010, attached as Appendix D-2 and referred to as “Form 10-Q.”

Financial Statements

Our audited financial statements for the years ended December 31, 2009 and 2008 were filed with the Form 10-K , and our unaudited financial statements for the three months ended March 31, 2010 were filed with the Form 10-Q

Selected Financial Data

Summary of Financial Information

The following table sets forth certain summary financial data, which have been derived from our Form 10-K and Form 10-Q.

You should read the following information with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and accompanying notes in the Form 10-K and Form 10-Q.

Consolidated Balance Sheet Data

	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
Cash	$6,397,000	$2,011,000
Total current assets	$55,922,000	$48,246,000
Total non current assets	$130,716,000	$100,129,000
Total current liabilities	$109,374,000	$70,194,000
Total non current liabilities	$11,613,000	$20,965,000
Total liabilities and stockholders’ equity	$186,638,000	$148,375,000

Consolidated Statements of Operations Data

	For the years ended
	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
Sales	$165,772,000	$151,947,000
Gross profit	30,371,000	24,547,000
Income from operations	17,533,000	9,650,000
Net income	$8,257,000	$6,824,000
Earnings per share
Basic and diluted	$0.12	$0.09
Weighted average shares outstanding
Basic	67,066,418	66,867,818
Diluted	67,804,666	68,396,616

Consolidated Balance Sheet Data

	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
Cash	$8,762,000	$2,855,000
Total current assets	$64,589,000	$45,666,000
Total non current assets	$135,547,000	$102,405,000
Total current liabilities	$121,292,000	$68,327,000
Total non current liabilities	$11,604,000	$20,980,000
Total liabilities and stockholders’ equity	$200,136,000	$148,071,000

Consolidated Statements of Operations Data

	For the three months ended
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
Sales	$49,055,000	$36,963,000
Gross profit	$12,093,000	$6,414,000
Income from operations	$5,350,000	$3,026,000
Net income	$1,576,000	$1,477,000
Earnings per share
Basic and diluted	$0.02	$0.02
Weighted average shares outstanding
Basic	67,066,418	67,066,418
Diluted	68,300,570	67,362,462

Book Value Per Share

Our net book value per share on a diluted basis as of December 31, 2009 was $0.97 and as of March 31, 2010 was $ 0.98

Ratio of Earnings to Fixed Charges

The following is a ratio of earnings to fixed charges for the past two fiscal years and three months ended March 31, 2010 and March 31, 2009.

	For the years ended
	December 31, 2009	December 31, 2008
Fixed Charges	$4,055,000	$3,626,000
Earnings	$16,029,000	$10,543,000
Ratio	25.30%	34.39%

	For the three months ended
	March 31, 2010	March 31, 2009
Fixed Charges	$935,000	$961,000
Earnings	$4,639,000	$3,000,000
Ratio	20.16%	32.03%

Projected Financial Information

The Company does not as a matter of course make public forecasts as to future performance or earnings. However, the Company furnished to the Canaccord certain internal financial forecasts prepared by the Company’s management.  The Company is providing selected financial forecast data below which are contained in the internal financial forecasts provided to Canaccord.  The internal financial forecasts were not provided to Mr. Han nor did he play a role in preparation of these financial forecasts.   These financial forecasts consisted of projections for 2009 derived from the Company’s internal budget and projections for 2010-2013 modeled using assumed growth rates based on production capacity for each year.  Due to the timing of these financial forecasts being prepared in January, 2010, of which certain information was updated in March, 2010, these financial forecasts have not been updated to reflect December 31, 2009 actual numbers.  Accordingly, Canaccord did not rely on the year ended December 31, 2009 financial statements to complete its analysis.

The Company did not prepare the financial forecasts that were provided to Canaccord with a view to public disclosure and such financial forecasts are included in this proxy statement because this information was used by the Canaccord in connection with its analysis. The Company did not prepare the financial forecasts that were provided to Canaccord with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Chang & Lee, LLC, the Company’s independent auditor, has neither examined nor compiled the accompanying prospective financial forecasts, accordingly, such firm did not express any opinion or any other form of assurance with respect thereto. Chang & Lee, LLC and Ernst & Young, LP reports included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 attached as an Appendix to this proxy statement relate to the Company’s historical financial information.  Such reports do not extend to the projected financial information set forth below and should not be read to do so.

In general, management’s internal financial forecasts are prepared for internal use and are subjective in many respects, and thus susceptible to, interpretations and assumptions, all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of the Company.  Further, the financial forecasts are based on a number of assumptions, including, but not limited to, that the Company will be able to sell all of the products that it can produce, that its production facilities will operating at capacity by 2013, that the Company can obtain financing to built new production facilities regardless of its existing financial condition and that its capital expenditures will expended in the amounts and during the periods stated in the financial forecasts.  Accordingly, the Company cannot offer any assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may be materially greater or less than those contained in the forecasts. Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Except to the extent required under the federal securities laws, the Company does not intend to make publicly available any update or other revisions to the forecasts to reflect circumstances existing after the date of the preparation of the forecasts.

The forecasts should be read together with the information contained in the consolidated financial statements of the Company available in its filings with the Securities and Exchange Commission and the information set forth in this proxy statement, and along with the risk factors set forth in this proxy statement and in the Company’s filings with the Securities and Exchange Commission.

The Company’s selected financial forecast data set forth below were prepared based on the assumptions that:

•                     an assumed exchange rate of U.S. dollar to RMB of 1 to 6.80;

•                     although the Company’s intermediate and API products are subject to cyclical fluctuation of market prices due to the imbalance of supply and demand,  management has smoothed out the cyclical fluctuation of market prices during the forecast horizon;

•                     the Company is able to sell all products that it produces during the forecast horizon and that the Company will achieve full capacity of  the expanded production facilities for the Company’s two core products: 7-ACA and Clavulanic Acid. Capacities for 7-ACA and Clavulanic Acid are expected to increase from 790 tons and 95 tons in 2009 to 1200 tons and 250 tons in 2013 respectively as a result of the relocation project;

•                     that relocation of productions facilities and capital expenditures will amount to approximately $100 million consisting of $19.3 million for the Cephalosporin Division, $31.4 million for the Penicillin Division, $39.3 million for Utilities, $6.6 million for Administration and Logistics and $3.4 million for land; and

•                     the Company’s capital expenditure (including the relocation project) and working capital requirements will be financed from anticipated cash flow and debt financing, and that debt financing can be obtained regardless of the Company’s current level of debt and debt ratio and therefore no equity financing is required.  The interest rate on such debt is assumed at 10%.  The following are the assumptions for the debt level and debt ratio of the Company during the forecast horizon.

($ in thousands)	2009E	2010E	2011E	2012E	2013E
Short-term and long term debt	$40,000	$55,000	$90,000	$75,000	$45,000
Total Liabilities	$102,167	$134,800	$136,400	$124,200	$99,700
Debt Ratio (Short-Term & Long-Term Debt/Total Equity)	63%	73%	99%	68%	33%
Total Liability / Total Equity	161%	179%	151%	112%	72%

Selected Statement of Operations Data

Fiscal Year End December 31 – ($ in thousands)	2008A	2009E	2010E	2011E	2012E	2013E

Sales	$151,900	$167,000	$206,234	$268,103	$307,392	$348,188
Gross Profit	24,500	30,800	38,615	56,347	65,548	77,457
Income From Operations Before Tax	6,900	11,166	14,600	19,200	25,800	36,400
Net Income	6,800	8,500	10,915	14,397	19,329	27,300

Selected Balance Sheet Data

Fiscal Year Ended December 31 – ($ in thousands)	2008A	2009E	2010E	2011E	2012E	2013E

Cash	$4,887	$7,470	$6,442	$4,542	$5,016	$6,192
Total Current Assets	48,200	46,368	58,230	75,449	90,235	101,835
Fixed Assets	94,565	113,863	146,511	146,259	139,557	131,655
Total Other Assets	5,564	5,486	5,334	5,182	5,030	4,878
Total Assets	148,329	165,717	210,075	226,889	234,822	238,367
Shareholders’ Equity	57,170	63,550	75,265	90,463	110,592	138,690
Total Equity And Liabilities	$148,329	$165,717	$210,075	$226,889	$234,822	$238,367

Selected Cash Flow Statement Data

Fiscal Year End December 31 – ($ in thousands)	2008A	2009E	2010E	2011E	2012E	2013E

Operating Cash Inflow/(Outflow)	$15,745	$16,910	$19,019	$19,549	$29,522	$42,724
Investment Cash Inflow/(Outflow)	-16,947	-17,069	-32,048	-50,848	-14,348	-11,848
Financing Cash Inflow/(Outflow)	-1,874	2,465	11,700	32,000	-15,000	-30,000
Effect Of Exchange Rate Changes On Cash	304	300	300	300	300	300
Net Increase In Cash	$-2,772	$2,606	$-1,029	$1,001	$474	$1,176

Prior Public Offerings

We have not made an underwritten public offering of its common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A.

Prior Stock Purchases

There have been no purchases of common stock effected by the Company during the past two years.

Prior Stock Purchases by Mr. Han, Parent and MergerSub

None of Mr. Han, Parent or MergerSub has made any purchases of our common stock during the past two years.

Transactions During the Past Sixty Days

Except for Messrs. Wick, Sun, Frey and Mak exercising their outstanding options to purchase 300,000, 300,000, 400,000 and 500,000 shares of common stock, respectively, at $0.51 per share on May 17, 2010, there have been no transactions in shares of our common stock during the past sixty days by our Company, any of our Company's officers or directors, Mr. Han, Parent, MergerSub or any of Parent's or MergerSub's officers or directors.

IMPORTANT INFORMATION REGARDING MR. HAN,

PARENT AND MERGERSUB

Mr. Han

Mr. Han is the Chairman and Chief Executive Officer of the Company, and beneficial owner of approximately 37.1% of our common stock.  Mr. Han is currently the sole owner of all of the outstanding capital stock of the Parent, and the Parent is the sole owner of all of the outstanding capital stock of MergerSub.

Parent

Chief Respect Limited, referred to in this proxy statement as Parent, is a Hong Kong, Corporation.  Parent is a new corporation formed in connection with the merger.  It has not carried on any activities other than in connection with the merger and it is anticipated that until immediately prior to the effective time of the merger, Parent will not have any significant assets or liabilities. Mr. Han is the sole director and officer of the Parent.

MergerSub

Datong Investment, Inc, which is referred to in this proxy statement as MergerSub, is a Florida corporation.  MergerSub is a wholly-owned subsidiary of Parent.  MergerSub is a newly formed entity formed for the purposes of engaging in the merger and has had no business operations to date.  Mr. Han is the sole director and officer of the MergerSub.

Criminal and Administrative Proceedings

During the last five years, none of Parent, MergerSub or Mr. Han has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Interest in Securities of Our Company

Except as set forth in section titled "Important Information Regarding Dragon Pharmaceutical Inc.—Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers," none of Mr. Han, Parent or MergerSub or any of their associates or majority-owned subsidiaries beneficially owns any shares of our common stock.

AUTHORITY TO ADJOURN THE SPECIAL MEETING

Generally

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the Merger Agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the Merger Agreement to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of adoption of the Merger Agreement is insufficient to approve the adoption of the Merger Agreement, it is in the best interests of our Company and our shareholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the Merger Agreement to bring about its approval.

In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (1) no quorum is present for the transaction of business or (2) our board of directors determines that adjournment is necessary or appropriate to enable our shareholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to shareholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting was adjourned or postponed.

Vote Required

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. If a quorum is not present at the special meeting, a majority of the shareholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. If a quorum is not present at the special meeting, the affirmative vote of the holders of a majority of stock present and entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Any signed proxies we receive in which no voting instructions are provided on this matter will be voted "FOR" an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies unless such proxy is specifically marked "AGAINST" adoption of the Merger Agreement.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting.  If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

SHAREHOLDER PROPOSALS

Due to the contemplated consummation of the merger, we do not currently expect to hold a 2010 annual meeting of shareholders because, following the merger, we will not be a public company. However, if the merger is not consummated for any reason, we will hold an annual meeting of shareholders in 2010. In the event the merger is not consummated, we will provide notice of a proposed annual shareholders meeting and the date shareholder proposals must be submitted to be considered for inclusion in Dragon’s proxy statement and form of proxy for the 2010 annual meeting.

Information Incorporated by Reference

The SEC allows the Company to incorporate by reference into this proxy statement, which means the Company may disclose important information by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

This proxy statement incorporates by reference the documents listed below that the Company previously filed with the SEC. These documents contain important information about the Company and its business, financial condition and results or operations.

The following documents filed by the Company with the SEC are incorporated herein by reference:

Type of Report/Statement	Periods Covered

Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Report on Form 10-Q	Three Months Ended March 31, 2010

The Company also incorporates by reference all other reports it files pursuant to Section 13(a) or 15(d) of the Exchange Act and each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. This proxy statement, any and all of the information that has been incorporated by reference in this proxy statement and not presented in this proxy statement or delivered with it, will be made available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person to whom this proxy statement is delivered, upon written request directed to the Company at Dragon Pharmaceutical Inc., Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, Attn: Corporate Secretary,  or telephonic request to the Company’s Secretary at telephone 604-669-8817 .   Any requested documents will be sent by first class mail or other equally prompt means upon Company’s receipt of such request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Because the merger is a "going private" transaction, we have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

MISCELLANEOUS

Dragon Pharmaceutical Inc. has supplied all information in this proxy statement pertaining to our Company, and Mr. Han has supplied all information in this proxy statement pertaining to Parent and MergerSub.  Some of the important business and financial information relating to our Company that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED _______. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT).  NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

PRELIMINARY COPY

PROXY CARD

SPECIAL MEETING OF SHAREHOLDERS

OF

DRAGON PHARMACEUTICAL INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF

DRAGON PHARMACEUTICAL INC.

VOTE BY MAIL –

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, Attn: Corporate Secretary.

The undersigned hereby constitutes and appoints Maggie Deng, or failing her Garry Wong,  and each of them, true and lawful agents and proxies ("Proxies"), with full power of substitution and revocation in each, to attend the Special Meeting of Shareholders of Dragon Pharmaceutical Inc. ("Special Meeting") to be held at 10:30 a.m. local time, on _  _, at Suite 310, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9, and any adjournment or postponement thereof, and thereat to vote, as directed herein, all shares of common stock, par value $0.001 per share, of our Company, which the undersigned would be entitled to vote if personally present, at the Special Meeting and all continuations, adjournments , postponements or matters incident to the conduct of the Special Meeting.

You are encouraged to specify your choices by marking the appropriate boxes.  Unless otherwise marked, the proxies are appointed the power and authority to vote the undersigned's shares "FOR" the proposals described on this proxy card.  Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

(continued, and to be signed and dated on reverse side)

PRELIMINARY COPY

Our board of directors recommends a vote FOR the following proposals:

1.  To adopt of the Agreement and Plan of Merger, dated March   , 2010, by and among Dragon Pharmaceutical Inc., Chief Respect Limited, a Hong Kong corporation, Datong Investment Inc.,  a Florida corporation and a wholly owned subsidiary of Chief Respect Limited, and Mr. Han with respect to certain provisions in the Merger Agreement, pursuant to which Datong Investment Inc. will merge with and into Dragon and each holder of Dragon shares of common stock, excluding Mr. Han,  will receive $0.82 per share.

For           Against           Abstain   

2.  To adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.

For           Against           Abstain  

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the special meeting of shareholders. Returning the proxy will not limit your right to vote in person or to attend the special meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The proxy is revocable at any time prior to its use.

Signature:	Date:

Date:

Important: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DRAGON PHARMACEUTICAL INC.,

CHIEF RESPECT LIMITED,

DATONG INVESTMENT INC.

AND

YANLIN HAN

Dated as of March 26, 2010

A-i

A-ii

		Page

Section 10.06	Specific Performance	39
Section 10.07	Parties in Interest	39
Section 10.08	Obligations of Parent and of the Company	39
Section 10.09	Governing Law; Enforcement and Forum	39
Section 10.10	Headings	40
Section 10.11	Counterparts	40
Section 10.12	Waiver	40
Section 10.13	Waiver of Jury Trial	40
Section 10.14	Remedies Cumulative	40
Section 10.15	Arbitration	40

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as March 26, 2010 (this “Agreement”), is made and entered into by and among Dragon Pharmaceutical Inc., a Florida corporation (the “Company”), Chief Respect Limited, a Hong Kong corporation (“Parent”),  Datong Investment Inc., a Florida corporation and a subsidiary of Parent (“MergerSub”), and Mr. Yanlin Han, an individual (“Mr. Han”) solely with respect to Sections 5.06, 7.01(c), 7.08, 8.03(b), 9.03(c) and (d).

WHEREAS, the respective Boards of Directors of Parent, MergerSub and the Company have approved and declared advisable this Agreement and the merger of MergerSub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), with the Company surviving the Merger, as a subsidiary of the Parent, and each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held by holders who comply with the provisions of the FBCA regarding the right of shareholders to dissent from the Merger and require appraisal of their shares and (ii) Company Common Stock owned by Mr. Han immediately prior to the Effective Time which shall remain issued and outstanding and otherwise unaffected by the Merger) will thereupon be canceled and converted into the right to receive the Company Common Stock Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the respective Boards of Directors of MergerSub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective shareholders and have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Board of Directors of the Company (the “Company Board”) is recommending that the holders of Company Common Stock approve the Merger and adopt this Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01              Definitions.

“Acquisition Proposal” means any good faith proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) but substituting the reference of 10% therein to 50.1%, (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or any of its  Subsidiaries representing 50.1% or more of the consolidated assets of the Company and or any of its Subsidiaries, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50.1% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50.1% or more of the outstanding Company Common Stock, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more wholly owned Subsidiaries or among wholly owned Subsidiaries.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beneficial owner”, with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day other than a Saturday, Sunday or any day which the Company is closed for business or is a legal holiday under the laws of the U.S. or is a day on which banking institutions in the U.S. are authorized or obligated by Law or other governmental action to close.

“Certificate” or “Certificates” means any certificate representing Company Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Bylaws of Dragon Pharmaceutical Inc., as amended.

“Company Charter” means the articles of incorporation of Dragon Pharmaceutical Inc., as amended.

“Company Common Stock Merger Consideration” means cash in the amount equal to $.82 per share, less any amounts due to the Company to the extent applicable.

“Company Material Adverse Effect” means, with respect to the Company, an Effect that, individually or in the aggregate,  (1) is materially adverse to the assets, business, results of operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the Merger or any of the other transactions contemplated by this Agreement other than, in each case, any Effect arising out of or resulting from (a) any decrease in the market price of the Company Common Stock (but not any Effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (c) changes in conditions in the industry in which the Company and its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (d) any Effect resulting from the announcement or pendency of the Merger, (e) changes in Laws, (f) changes in GAAP, (g) failure by the Company to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections, (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such Effect, (i) any action taken by the Company or its Subsidiaries at the written request or with the written consent of Parent, or (j) any matter set forth on Section 1.01 of the Disclosure Schedules, if any.

“Company Products” shall mean all products and services developed or under development, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Consent” means any consent, approval, waiver or authorization of, notice to or declaration or filing.

“Contract” shall mean any written or oral agreement, contract, commitment, arrangement or understanding of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedule” means the disclosure schedule, if any, delivered by the Company to Parent  concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement, provided, however, that the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.  The disclosure of any fact or item in any section of the Disclosure Schedule that corresponds to a representation or warranty qualified by materiality or “Company Material Adverse Effect” is not intended to vary the definition of “Company Material Adverse Effect” or to imply that the item so included, or other items, are material.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

“Effect” means any effect, event, fact, development, condition or change.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Expenses” means all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to the transactions contemplated by this Agreement.

“FINRA” means Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles as applied in the U.S.

“Governmental Authority” means any government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of any nature; or anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature,  whether federal, state, local, domestic or foreign.

“Knowledge of the Company” means the actual knowledge of the executive officers of the Company without independent investigation.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

“Liens” means any of the following: mortgage, lien (statutory or other) or other security agreement, security arrangement or security interest, hypothecation, pledge or other deposit arrangement, assignment; charge, levy, executory seizure by a Governmental Authority, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, or the like), conditional sale, title retention or other similar agreement, arrangement, device or restriction, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or restriction on sale, transfer, assignment, disposition or other alienation.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

“Ordinary Course” means any action taken by the Company or any of its Subsidiaries that is consistent in nature, scope and magnitude with the past practices of the Company or any of its Subsidiaries or is taken in the ordinary course of the normal, day-to-day operations of the Company or any of its Subsidiaries.

“OTCBB” means the Over the Counter Bulletin Board.

“Parent or MergerSub Material Adverse Effect” means any Effect that prevents or materially hinders Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Persons” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.

“Related Party” means any of the following: (a) a director or executive officer of the Company, (b) any holder of more than 5% of Company Common Stock, (c) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or shareholder, and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer or shareholder.

“Subsidiary” or “Subsidiaries” of the Company, Parent or MergerSub  or any other person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; (c) at least 50% of the equity interests is controlled by such party, or (d) is or would be consolidated in such party’s financial statements pursuant to GAAP.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) to be more favorable to the shareholders of the Company (in their capacity as shareholders) as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.03(d)), (b) the material conditions to the consummation of which are capable of being satisfied in the reasonable judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal, including any conditions, and the identity of the offeror and the timing and certainty of closing) and (c) in respect of which any required financing is then committed, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing shall be deemed not to be a Superior Proposal.

“U.S.” means the United States.

“U.S. Dollars” and the sign “$” shall each mean the lawful currency of the U.S. of America.

Section 1.02              Other Defined Terms.  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Act	§ 10.15

Agreement	Preamble

Articles of Merger	§ 2.04

Defined Term	Location of Definition

Claim	§ 7.05(a)

Closing	§ 2.05

Closing Date	§ 2.05

Company	Preamble

Company Adverse Recommendation Change	§ 7.03(a)

Company Balance Sheet	§ 4.07(b)

Company Board	Recitals

Company Closing Obligations and Expenses	§ 7.10

Company Common Stock	Recitals

Company Financial Advisor	§4.18

Company Financials	§4.07(b)

Company Intellectual Property	§4.11(a)

Company Material Contract	§4.24

Company SEC Documents	§ 4.07(a)

Company Shareholder Approval	§ 4.04

Company Shareholders Meeting	§ 7.01(a)

Company Stock Options	§ 3.01(d)

Company Termination Fee	§ 9.03(b)(ii)

D&O Expenses	§ 7.05(a)

Deposit	§ 5.06(a)

Dissenting Shares	§ 3.01(c)

Dissenting Shareholder	§ 3.04(a)

Effective Time	§ 2.04

ERISA	§ 4.21

Exchange Act	§ 4.05(b)

Defined Term	Location of Definition

Exchange Fund	§ 3.02(a)

FBCA	Recitals

Governmental Authorizations	§ 4.14

Governmental Order	§ 8.01(c)

Incentive Plans	§ 4.03(a)

Indemnified Parties	§ 7.05(a)

Lease Documents	§ 4.10(a)

Merger	Recitals

Merger Recommendation	§ 7.01(a)

MergerSub	Preamble

MI 61-101	§ 4.05(b)

Mr. Han	Preamble

Mr. Han’s Shares	§ 3.01(b)

Mr. Han Termination Fee	§ 9.03(c)

No Shop Period	§ 7.03(a)

Option Merger Consideration	§ 3.01(d)

Outside Date	§ 9.01(b)

Parent	Preamble

Paying Agent and China Paying Agent	§ 3.02(a)

Permits	§ 4.06(a)

Permitted Liens	§ 4.10(b)

Plans	§ 4.21

Proxy Statement	§ 4.05(b)

Releases	§ 7.08

Representative(s)	§ 7.03(a)

Defined Term	Location of Definition

Returns	§ 4.09(b)

Sarbanes-Oxley Act	§ 4.07(a)

Section 16	§ 7.04

Superior Offer Termination Fee	§ 9.03(b)(i)

Supporting Agreement	§ 7.12

Supporting Shareholder	§ 7.12

Surviving Corporation	§ 2.01

Tax or Taxes	§ 4.09(a)

Termination Date	§ 9.01

Transfer Taxes	§ 7.07

Unaffiliated Shareholders	§ 4.19

ARTICLE II

THE MERGER

Section 2.01              Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the FBCA, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company and the separate existence of MergerSub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (“Surviving Corporation”).  The Merger shall have the effects specified in the FBCA.

Section 2.02              Tax Characterization.  Parent, MergerSub and the Company intend that, for U.S. federal and state income tax purposes, the Merger shall, in the case of each holder of Company Common Stock that receives the Company Common Stock Merger Consideration in exchange for such holder’s Company Common Stock, be treated as a taxable purchase of Company Common Stock.

Section 2.03              Organizational Documents.  At the Effective Time, the Company Charter shall be amended and restated in its entirety to be identical to the articles of incorporation of MergerSub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or in accordance with the FBCA and the articles of incorporation, provided however, at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Dragon Pharmaceutical Inc.”  At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to be identical to the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, and the name of the Bylaws will be changed to Dragon Pharmaceutical Inc.  Thereafter, the Bylaws will remain the same until thereafter changed or amended as provided therein or in accordance with the FBCA and as provided by the Bylaws.

Section 2.04              Effective Time.  At the Closing, MergerSub and the Company shall duly execute and file a articles of merger, in a form that complies with the FBCA(the “Articles of Merger”), with the Secretary of State of the State of Florida in accordance with the FBCA.  The Merger shall become effective upon such time as the Articles of Merger has been accepted for record by the Secretary of State of the State of Florida, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the FBCA as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger has been accepted for record by the Secretary of State of the State of Florida (the “Effective Time”).

Section 2.05              Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Lang Michener, 1055 West Georgia, Vancouver, British Columbia, V6B 4N7, or at such other place as agreed to by the parties hereto; provided, however, the parties agree that they will endeavor to close the transaction, to the extent reasonably practicable, by facsimile, electronic document and funds transfer, courier and similar modes of communication without the necessity of personal attendance of the parties’ respective signatories and representatives.

Section 2.06              Directors and Officers of Surviving Corporation.  The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the articles of incorporation and bylaws of Surviving Corporation and the FBCA.   All directors and executive officers of the Company serving as such immediately prior to the Effective Time shall resign.

Section 2.07              Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either MergerSub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either MergerSub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MergerSub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01              Effects on Shares.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of Company Common Stock or holders of any shares of stock of MergerSub:

(a)           Each share of the stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive one  duly authorized, validly issued, fully paid and nonassessable share of  common stock, $0.001 par value per share, of Surviving Corporation, so that, after the Effective Time, Parent and Mr. Han shall be the only holders of all of the issued and outstanding common stock of Surviving Corporation.

(b)           Each share of Company Common Stock that is owned by Mr. Han immediately prior to the Effective Time (“Mr. Han’s Shares”) shall, remain issued and outstanding and treated as issued and outstanding shares of common stock of the Surviving Corporation after the Effective Time.

(c)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares that are owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Sections 607.1301 to 607.1333 of the FBCA (“Dissenting Shares”) and (ii) Mr. Han’s Shares, which shall remain issued and outstanding and unaffected by the Merger), shall automatically be converted into, and canceled in exchange for, the right to receive the Company Common Stock Merger Consideration.  At any time prior to the date of the Company Shareholder Meeting, Parent, may, in its sole and absolute discretion, increase the Company Common Stock Merger Consideration without the consent of the Company.

(d)           The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Stock (“Company Stock Options”) under the Company’s 2001 Stock Option Plan and 2005 Stock Option Plan or any other employee share option or compensation plan, agreement or arrangement of the Company shall become fully exercisable and vested;  and shall be canceled and only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, a cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, to the extent such Company Stock Option is vested and exercisable, and (ii) the excess, if any, of the Company Common Stock Merger Consideration over the exercise price per share of such Company Stock Option (the “Option Merger Consideration”).   The Company shall take all necessary and appropriate actions so that all Company Stock Options with an exercise price per share of Company Common Stock that is equal to or greater than the Company Common Stock Merger Consideration, shall be canceled at the Effective Time without any cash payment being made in respect thereof and without any other consideration.

(e)           At the Effective Time, all Company Common Stock (other than Dissenting Shares and Mr. Han’s Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock Merger Consideration (without interest) to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.02.

Section 3.02              Exchange of Certificates; Paying Agents.

(a)           Paying Agents.  Prior to the Effective Time, Parent shall appoint Computershare Trust Company of Canada (Vancouver), 3rd Floor, 510 Burrard, Vancouver, British Columbia, Canada, V6C 3B9 to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Stock Merger Consideration and the Option Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”) for shareholders or option holders residing outside of China.  In addition, Parent, prior to the Effective Time and with the approval of the Company which will not be unreasonably withheld, will appoint a paying agent (“China Paying Agent”) for the payment or exchange, as applicable, of the Company Common Stock Merger Consideration and the Option Merger Consideration for shareholders or option holders residing inside of China.  The Company Common Stock Merger Consideration and the Option Merger Consideration may be paid in RMB to holders of the Company’s Common Stock or Stock Options residing in China.  The Company Common Stock Merger Consideration and Option Merger Consideration to be paid in RMB shall be computed by multiplying such amount by the U.S.–dollar foreign–exchange rate as reported in the Wall Street Journal as of the business day immediately preceding the Effective Time.  The Paying Agent and China Paying Agent shall coordinate their respective activities hereunder.  On or before the Effective Time, Parent shall deposit with the Paying Agent and China Paying Agent the Company Common Stock Merger Consideration and the Option Merger Consideration for the benefit of the holders of Company Common Stock and Company Stock Options.  Parent shall cause the Paying Agent and China Paying Agent to make, and the Paying Agent and China Paying Agent shall make payments of the Company Common Stock Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.

(b)           Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock.  From and after the Effective Time, persons who held Company Common Stock immediately prior to the Effective Time (with the exception the holder(s) of Mr. Han’s Shares) shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, China Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Stock Merger Consideration with respect to the Company Common Stock formerly represented thereby.

(c)           Procedures for Certificates.  Promptly after the Effective Time (but in any event within five (5) Business Days), Surviving Corporation shall cause the Paying Agent or China Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock that were converted into the right to receive the Company Common Stock Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Stock Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Stock Merger Consideration payable in respect of the Company Common Stock, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Stock Merger Consideration as contemplated by this Section 3.02.  No interest shall be paid or accrue on the Company Common Stock Merger Consideration.

(d)           Further Ownership Rights in Company Common Stock or Company Stock Options.  At the Effective Time, with the exception of the holder of Mr. Han’s Shares whose shares shall remain issued and outstanding and unaffected by the Merger, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Company Common Stock Merger Consideration provided under this Article III.  The Company Common Stock Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates.  The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d).

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Stock Options for twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, and any holders of Company Common Stock or Company Stock Options prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation for payment of the Company Common Stock Merger Consideration or the Option Merger Consideration, as applicable.  Any portion of the Exchange Fund that remains unclaimed and undistributed for five years after the Effective Time, will become the property of the Surviving Corporation and holders of Company Common Stock or Company Stock Options who might otherwise be entitled to any portion of the Exchange Fund will lose all rights to the fund.

(f)           No Liability.  None of Parent, MergerSub, Surviving Corporation, the Company or the Paying Agent, China Paying Agent, or none of their respective employees, officers, directors, shareholders, partners, members, agents or Affiliates, shall be liable to any person in respect of the Company Common Stock Merger Consideration or the Option Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Investment of Exchange Fund.  With respect to the cash included in the Exchange Fund, the Paying Agent shall, as directed by Surviving Corporation from time to time invest such cash (A) in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); and (B) in investments that shall have maturities that will not prevent or delay payments to be made pursuant to this Section 3.02.  Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Stock Merger Consideration or the Option Merger Consideration as contemplated hereby, Parent or Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Surviving Corporation or the Paying Agent reasonably may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Stock Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03             Withholding Rights.  Parent, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by Parent, Surviving Corporation or the Paying Agent, as applicable.

Section 3.04              Dissenters’ Shares.

(a)           No holder of Company Common Stock that has perfected a demand for appraisal rights with respect to its Company Common Stock pursuant to Sections 607.1301 to 607.1333 of the FBCA (a “Dissenting Shareholder”) shall be entitled to receive the Company Common Stock Merger Consideration with respect to the Company Common Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost such Dissenting Shareholder’s right to appraisal under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Sections 607.1301 to 607.1333 of the FBCA with respect to Dissenting Shares.  Any portion of the Company Common Stock Merger Consideration made available to the Paying Agent pursuant to Section 3.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(b)           Notwithstanding the provisions of this Section 3.04, if any holder of Company Common Stock who asserts appraisal rights shall effectively withdraw or lose (through failure to perfect or otherwise) its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Company Common Stock Merger Consideration, without any interest thereon and less any required withholding Taxes.

(c)           The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, if any, and the Company SEC Documents, the Company hereby represents and warrants to Parent and MergerSub as follows:

Section 4.01              Organization and Qualification; Subsidiaries; Authority.

(a)           The Company is a corporation duly organized, validly existing and in the State of Florida, and

(b)           Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company owns, directly or indirectly, all of the outstanding capital stock and equity interests of its Subsidiaries.

Section 4.02              Organizational Documents.  The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws (and in each case, all amendments thereto) and all such documents, are in full force and effect and no dissolution by the Company or any of the Company’s Subsidiaries, revocation or forfeiture proceedings regarding the Company or any of the Company’s Subsidiaries have been commenced.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Company Charter or Company Bylaws and each of the Company’s Subsidiaries is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of its charter, bylaws or other organizational documents which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.03              Capitalization.

(a)           The authorized shares of stock of the Company consist of 200,000,000 shares of Company Common Stock, par value $0.001 per share, of the Company.  As of the date hereof, (i) 67,066,418 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) 15,000,000 shares of Company Common Stock have been reserved for issuance pursuant to the 2001 Stock Option Plan and the 2005 Stock Option Plan (“Incentive Plans”), and (iii) Company Stock Options entitling the owners thereof to purchase 7,960,000 shares of Company Common Stock were outstanding.  As of the date of this Agreement, the Company had no Company Common Stock, or any other securities reserved for issuance or required to be reserved for issuance other than as described above.   All such issued and outstanding shares of the Company and its Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights purchase option, call option, right of first refusal, subscription agreement, or any other similar right under the Company Charter, the Company Bylaws or any agreement to which the Company is party or by which it is bound.

(b)           Except for the Company Stock Options, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

(c)           The Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(d)           There are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

Section 4.04             Authority; Validity and Effect of Agreements.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the Company’s Shareholder Meeting, (ii) the vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote for the approval and adoption of this Agreement (the “Company Shareholder Approval”) and (iii) the filing and recordation of appropriate merger documents as required by the FBCA.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by  each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.05              No Conflict; Required Filings and Consents.

(a)           Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement, including the Merger, do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or the Company Bylaws, or (ii) assuming that all consents, approvals, authorizations and other actions described in this Section 4.05 have been obtained and all filings and obligations described in this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries, is bound.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) applicable requirements, if any, of the Toronto Stock Exchange, (C) compliance with Multilateral Instrument 61-101 (“MI 61-101”) of the Canadian Securities Administrators, unless exempted, (D) the filing with the SEC of a proxy statement (as amended or supplemented from time to time the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (E) the filing with the SEC of Schedule 13E-3 and amendments thereto, (F) the filing of the Articles of Merger with, and the acceptance for record thereof by, and the Secretary of State of the State of Florida, and (G) other filings as may be required in connection with state or local transfer Taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(c)           As of the date hereof, the Company Board, at a meeting duly called and held at which a quorum of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the FBCA and the Company Bylaws, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interest of the Company and its shareholders, (ii) adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance the requirements of the FBCA, and (iii) subject to the terms and conditions set forth herein, recommending approval and adoption of this Agreement and the Merger by its shareholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Merger and the transactions contemplated hereby, and (v) electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof.  No further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.06              Permits; Compliance with Laws.

(a)           The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to carry on their business as it is now being conducted (collectively, the “Permits”).

(b)           Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound, or (ii) any Permit, in either case which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.07              SEC Filings; Financial Statements

(a)           SEC Filings.  The Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since December 31, 2008 (the “Company SEC Documents”).  Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company SEC Documents, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance and compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.   To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated.  The Company does not intend to correct or restate, and to the Knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials.  The consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2009 contained in the Company SEC Documents is hereinafter referred to as the “Company Balance Sheet.”  Except as disclosed in the Company Financials or set forth in Section 4.07(b) of the Disclosure Schedule, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.  The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past two fiscal years or during the current fiscal year-to-date.

Section 4.08              Absence of Certain Changes or Events.  Other than as set forth in the Company SEC Documents, since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a)           any Company Material Adverse Effect;

(b)           any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(c)           any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(d)           any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any material increase in compensation or fringe benefits payable (i) to officers or senior management of the Company or any of its Subsidiaries or (ii) to any non-officer and non-senior management employees of the Company or any of its Subsidiaries other than in the Ordinary Course or any amendment, modification or waiver of any provisions of any benefit plan or policy of the Company or any of its Subsidiaries (or the adoption of any new benefit plan or policy by the Company or any of its Subsidiaries);

(e)          any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(f)          any adoption of a plan of complete or partial liquidation or dissolution or adoption of resolutions providing for or authorizing such liquidation or dissolution; or

(g)          any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP.

Section 4.09              Taxes.

(a)          Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local, provincial and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.09(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.09(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b)          Tax Returns and Audits.

(1)       The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Authority) all Taxes required to be paid or withheld whether or not shown as due on any Return.  To the Knowledge of the Company, no claim has ever been asserted in writing by any Governmental Authority to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.  Except as set forth in Section 4.09(b) of the Disclosure Schedule, there are no liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(2)       Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(3)       No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(4)       No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

Section 4.10              Title to Property.

(a)           Properties.  Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries owns any real property.  All real property leases (“Lease Documents”) are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exceptions.

(b)           Valid Title.  The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

Section 4.11              Intellectual Property.

(a)           To the Knowledge of the Company, the Company or its Subsidiaries own, and/or are licensed or otherwise possess rights to use the entire right, title and interest to: (i) all patents and patent applications existing, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, copyrights, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights (collectively, “Company Intellectual Property”), that are used in the businesses of the Company and its Subsidiaries as currently conducted.

(b)           To the Knowledge of the Company, there are no infringements of any Company Intellectual Property by any third party and the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe in any material respect any proprietary right of a third party. There are no actions pending or, to the Knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property.

Section 4.12              Proxy Statement.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time of filing the Proxy Statement with the SEC, (ii) at the time of mailing the Proxy Statement, (iii) at the time of the Company Shareholders’ Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Company.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 4.13              Restriction on Business Activities.  Except as set forth in the Company’s SEC Documents, neither the Company nor any of its Subsidiaries is party to or bound by any Company Material Contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to make use of any material Company Intellectual Property.

Section 4.14              Governmental Authorizations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Authority regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Knowledge of the Company, threatened suspension or cancellation.

Section 4.15              Litigation.  Except as set forth in the Company SEC Documents, there is (i) no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible), or (ii) no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Authority.   There is no material action, suit, proceeding, arbitration or, to the Knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate.

Section 4.16              Compliance with Laws.  Neither  the Company nor any of its Subsidiaries is in violation or default of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected, other than such violations or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.17              Environmental Matters.

(a)           Environmental Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof.  Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(b)           Environmental Liabilities.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed.  In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

Section 4.18              Brokers’ and Finders’ Fees.  No broker, finder or investment banker or other Person (other than the fee payable to Canaccord Adams ( the “Company Financial Advisor”)) is entitled to any brokerage, finder’s or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

Section 4.19              Opinion of Company Financial Advisor.  The Special Committee of the Company Board has received an opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to various assumptions, qualifications and limitations, the Company Common Stock Merger Consideration to be received by the holders of Company Common Stock other than Parent, MergerSub, Mr. Han  and their respective affiliates (the “Unaffiliated Shareholders”) in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.  A complete copy of the Company Financial Advisor’s written opinion will be made available to Parent as soon as practicable after the date of this Agreement; it being agreed that the Company Financial Advisor’s opinion may not be relied upon by Parent, MergerSub, Mr. Han, or any of their respective affiliates (other than the Company Board and the Special Committee of the Company Board).

Section 4.20              Transactions with Affiliates.  Except as disclosed in the Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21              Employee Benefit Plans and Compensation.  The Company does not have any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any  “specified fringe benefit plans” (as defined in Section 6039D of the Code (collectively, the “Plans”).  Neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:  (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries; or (ii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of its Subsidiaries.

Section 4.22              Insurance.  The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 4.23             Investment Company Act of 1940.  None of the Company or any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.24              Contracts.  All “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (“Company Material Contract”) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.   Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.25              Takeover Statutes.  The Company has taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated herein from the requirements and restrictions of Sections 607.0901 and 607.0902 of the FBCA.

Section 4.26              No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV, none of the Company or any other Person makes any representation or warranty on behalf of the Company and any of its Subsidiaries in connection with this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

Parent and MergerSub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01              Due Incorporation Good Standing and Operations.  The Parent  is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  MergerSub  is a corporation duly incorporated, validly existing and in good standing under the Laws of Florida  and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and MergerSub has been formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated by this Agreement.  As of the date hereof, neither Parent nor MergerSub has incurred any liabilities other than as contemplated by this Agreement.

Section 5.02              Authorization; Binding Agreement.  Parent and MergerSub  have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the board of directors of Parent and MergerSub, as appropriate, and no other proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and MergerSub and constitutes the legal, valid and binding agreement of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03              Governmental Approvals.  The execution and delivery by Parent and MergerSub  of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the filing of the Articles of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Florida, and (B) other filings as may be required in connection with state or local transfer Taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Parent or MergerSub   Material Adverse Effect.

Section 5.04             No Violations.  The execution and delivery of this Agreement, the Merger, the consummation of the other transactions contemplated hereby and compliance by Parent and MergerSub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the articles of incorporation or Bylaws or other governing instruments of Parent or MergerSub, as applicable, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Parent  is a party or by which its assets are bound, (iii) result in the creation or imposition of any Lien of any kind upon any of the assets of Parent or MergerSub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, contravene any Law to which Parent or MergerSub or its or any of their respective assets or properties are subject.

Section 5.05              Proxy Statement.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Merger, including the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (y) in the case of any document other than the Proxy Statement, at the time of the filing with the SEC of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company’s shareholders.

Section 5.06              Financing.

(a)           At or prior to the Closing, Parent and MergerSub will have sufficient cash and cash equivalents available to perform its obligations hereunder, including payment of the aggregate of the Company Common Stock Merger Consideration and the Option Merger Consideration pursuant to the Merger.  The Parent agrees to deposit an aggregate amount of $3,000,000 in cash into a segregated account directed by the Company to be used as part of the payment of the Company Common Stock Merger Consideration and Option Merger Consideration as follows: $1,000,000 upon signing of this Agreement and $2,000,000 upon the filing of the Definitive Proxy Statement with the SEC (the “Deposit”).   Mr. Han on behalf of himself and Ms. Deng, Chief Operating Officer, or Mr. Wong, Chief Financial Officer, on behalf of the Company shall have joint control over such segregated account.  As of the Effective Time, Parent shall have sufficient funds in cash to enable Parent to make all payments in respect of its obligations pursuant to this Agreement and to pay fees and expenses related to this Agreement, and the transactions contemplated hereby.  The parties may agree to use the Deposit under this Section 5.06 as part of the Exchange Fund.

In the event this Agreement is terminated pursuant to Sections 9.01 (a), (b), (c), (d), (e), or (f), then the Deposit will be returned to Mr. Han.  In the event that this Agreement is terminated pursuant to Section 9.01(g), then Parent will pay from the Deposit the Mr. Han Termination Fee set forth in Section 9.03(c) and any remaining balance shall be returned to Parent.

(b)           Parent, Mr. Han and MergerSub acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent, Mr. Han or MergerSub of the proceeds of the financing of the Commitment Letter, or any other financing arrangement, and that any failure by Parent to have available the funds to pay the Company Common Stock Merger Consideration and the Option Merger Consideration at the time the conditions to Closing set forth in Article VIII are satisfied or capable of satisfaction shall constitute a breach of this Agreement by Parent and MergerSub and entitle the Company to terminate this Agreement in accordance with Section 9.01(g) and to the remedies and relief set forth in Section 9.03(c).

Section 5.07.             Brokers’ and Finders’ Fees.  No broker, finder or investment banker or other Person engaged by, or otherwise acting on behalf of, Parent and MergerSub is entitled to any brokerage, finder’s or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company or any of its Subsidiaries shall have any liability prior to the Effective Time.

Section 5.08              Control and Management.  Mr. Han represents that he has sole control over Parent  and that neither he, Parent nor MergerSub has entered into any arrangement, agreement or understanding with any current director or executive officer of the Company that they will be hired by Mr. Han or his affiliate subsequent to Effective Time.

Section 5.09              No Other Representations or Warranties.  Except for the representations and warranties made by Parent and MergerSub in this Article V, none of Parent, MergerSub or any other Person makes any representation or warranty on behalf of Parent, MergerSub or any of their respective Subsidiaries in connection with this Agreement.

Section 5.10              Takeover Statutes.  Parent and MergerSub have taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated herein from being subject to the valuation requirements of MI 61-101.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01              Conduct of Business by Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement and except with the prior written consent of Parent, the businesses of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations.   Neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, provided, however, that consent of the Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which written notice is received by Parent:

(a)           take any action that would have been required to be disclosed under Section 4.08 if such action had been taken prior to the date hereof;

(b)           amend or otherwise change any provision of the Company Charter, Company Bylaws, or similar organizational or governance documents;

(c)           authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon exercise of Company Stock Options outstanding on the date of this Agreement; (ii) adopt any new incentive plan or any equity based compensation plan; (iii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options; (iv) reclassify, combine, split, or subdivide any stock of the Company or any of its Subsidiaries; or (v) set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries.

(d)          (i) materially amend or terminate, or waive compliance with the material terms of or material breaches under, any Company Material Contract, or (ii) fail to comply, in any material respect, with the terms of any Company Material Contract, or (iii) enter into any new Contract or agreement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(e)           pre-pay any long-term debt, except in the Ordinary Course (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course;

(f)           waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where (i) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (ii) the settlement or compromise involves, directly or indirectly, only the payment of money damages and will not otherwise, directly or indirectly, materially and adversely affect the conduct of the business of the Company going forward; provided, however, the Company shall not, without Parent’s consent, waive, release, assign, settle or compromise (A) any litigation where Company is adverse to a Related Party, (B) any of the claims, liabilities or obligations listed on Section 6.01(e) of the Disclosure Schedule, or (C) any material litigation first filed after the date hereof, except to the extent permitted by Section 6.01(e).

(g)          except as provided in Section 7.03, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate the Merger or any other transaction contemplated by this Agreement in accordance with the terms hereof; and

(h)           except as provided in Section 7.03, announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

In connection with the continued operation of the Company and its Subsidiaries, the Company will confer in good faith with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations at such times reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01              Preparation of Proxy Statement; Shareholders’ Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter, and the Company Bylaws: (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following no further comments from the SEC of the Proxy Statement for the purpose of securing the Company Shareholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Shareholders Meeting”), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(d), the Company shall, through the Company Board, advise and recommend to its shareholders the approval of the Merger (the “Merger Recommendation”) and shall include such recommendation in the Proxy Statement and (iii) use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Shareholders’ Meeting, the Company Shareholder Approval.

(b)           As soon as reasonably practicable following the date of this Agreement, the Company shall (i) prepare and file with the SEC the preliminary Proxy Statement and Schedule 13E-3, which filing shall be no later than 30 days following the date of this Agreement, (ii) mail to its shareholders the Proxy Statement a sufficient time prior to the Company Shareholders Meeting, which shall be held no later than 60 days after the date that the Company is able to file its definitive Proxy Statement with the SEC, and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Shareholders Meeting.   Parent, MergerSub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall use its commercially reasonable efforts to resolve all SEC comments (in consultation with Parent ) with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after the Proxy Statement is cleared with the SEC.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and MergerSub with a reasonable opportunity to review and comment on the Proxy Statement or such response and shall include in such documents or response comments reasonably proposed by Parent and MergerSub. Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading.  If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.  The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent and MergerSub with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)           At the Company Shareholders’ Meeting, each of Mr. Han and Parent  shall vote, and Parent shall cause its Subsidiaries to vote, all shares of Company Common Stock Beneficially owned by each of Mr. Han, Parent and Parent’s Subsidiaries in favor of the adoption and approval of this Agreement and the Merger.

Section 7.02             Access to Information; Confidentiality.  Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to afford Parent, following notice from Parent  to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each of its Subsidiaries, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent  may reasonably request.  Notwithstanding the foregoing, neither Parent  nor any of its representatives shall (i) contact or have any discussions with any of the customers, employees, agents or representatives of the Company or its Subsidiaries, unless in each case Parent  obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) damage any property or any portion thereof, or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) unless in each case Parent  obtains the prior consent of the Company, which shall not be unreasonably withheld.  Parent  shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior  notice thereof, setting forth the inspection or materials that Parent  or its representatives intend to conduct or review, as applicable.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof or the Company’s Subsidiaries, or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

Section 7.03              Acquisition Proposals.

(a)           Subject to Sections 7.03(b), 7.03(c) and 7.03(d), from the date of this Agreement to any time prior to obtaining the Company Shareholder Approval (“No Shop Period”), none of the Company or any of its Subsidiaries shall, nor shall any of them authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a “Representative”) to, directly or indirectly: (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through Company SEC Documents, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement); or (iv) fail to make, withdraw or modify in a manner adverse to Parent  or publicly propose to withdraw or modify in a manner adverse to Parent the Merger Recommendation (it being understood that, subject to and without limitation of Section 7.03(e), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Acquisition Proposal, or take any action or make any statement inconsistent with the Merger Recommendation (any of the foregoing in this clause (iv), a “Company Adverse Recommendation Change”).  As of the date of this Agreement,  the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

(b)           The Company shall promptly notify Parent  in writing (as soon as is reasonably practicable, but in any event no later than two Business Days from initial receipt or occurrence) of any Acquisition Proposal or any communications (written or oral) with respect to any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making the Acquisition Proposal) which any of the Company or any of its Subsidiaries or any such Representative may receive after the date hereof, and the Company shall promptly provide to Parent  copies of any written materials received and a written summary of any other communications made in connection with the foregoing, and shall keep Parent  informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal.

(c)           Notwithstanding Section 7.03(a) and Section 7.03(b) or any other provision of this Agreement to the contrary, following the receipt by the Company or any of its Subsidiaries, during the No Shop Period, of an Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.03(a) or Section 7.03(b)), the Company Board may (directly or through Representatives) contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.  If the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal provided, however, that the Company (1) concurrently furnishes such information to Parent  and (2) furnishes such information pursuant to a confidentiality agreement, (B) discloses to its shareholders any information required to be disclosed under applicable Law and (C) participates in negotiations regarding such Acquisition Proposal. Notwithstanding anything in this Section 7.03 to the contrary, the Company shall not be required to provide to Parent any information which the Company deems in good faith to be not appropriate for disclosure to Parent due to competitive concerns, or if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in the Company or the Merger violating applicable anti-trust Laws.

(d)           Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval, if (1) the Company has received an Acquisition Proposal that has not been withdrawn or abandoned, and the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, or (2) in the absence of an Acquisition Proposal, the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change; provided, however, that (A) no Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent ‘s receipt of written notice from the Company (i) advising Parent  that the Company Board has determined that the Company Board intends to make a Company Adverse Recommendation Change, (ii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, advising Parent  of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent  and a new three (3) Business Day period), and (iii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, representing that the Company has complied with this Section 7.03, (B) during such three (3) Business Day period, the Company, if requested by Parent , shall negotiate with Parent  in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its Merger Recommendation, and not make a Company Adverse Recommendation Change, and (C) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Parent  delivers a definitive proposal to adjust the terms and conditions of this Agreement such that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that its fiduciary duties no longer require it to make a Company Adverse Recommendation Change.

(e)           Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.03.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not in and of itself be deemed a Company Adverse Recommendation Change.

Section 7.04             Employee Benefits Matters.  As of the Effective Time, Parent  shall, with respect to the Company Employees who become employees of Surviving Corporation at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent  will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock Options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.05              Directors’ and Officers’ Indemnification.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent  and Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Time serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; (ii) at Parent and Surviving Corporation’s  own expense and with their own counsel, defend or settle such Claim on behalf of the Indemnified Parties;  provided, however, that  (x) the Parent and Surviving Corporation shall keep the Indemnified Parties informed of all material developments and events relating to such Claim, (y) the Indemnified Parties  shall have the right to participate, and (z) the Parent and Surviving Corporation shall not settle such Claim without the prior written consent of the Indemnified Parties; provided further however, that if there is a conflict between the Indemnified Parties, Parent and Surviving Corporation, and counsel of the Parent and Surviving Corporation cannot represent Indemnified Parties, then the Indemnified Parties shall have the right to be represented by a separate counsel of his or her choice, subject to the approval of the Parent and Surviving Corporation, which consent shall not be unreasonably withheld, and in which event Parent and Surviving Corporation shall promptly pay counsel for the Indemnified Parties, including any request for advancement of expenses of up to $10,000 for Indemnified Parties; and (iii) promptly pay on behalf of the Indemnified Parties to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent ‘s or Surviving Corporation’s, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified).  The indemnification and advancement obligations of Parent  and Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.05(a):  (1) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (2) the term “D&O Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Parent  nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b)           Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)           From the Effective Time, the articles of incorporation of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)           If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.05.

(e)           Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 7.05 and the parties acknowledge and agree that Parent  guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 7.05.

(f)           This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06              Further Action; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, Consents, exemptions, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, and (ii) execute and deliver any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.06(b), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

Section 7.07              Transfer Taxes.  Parent  and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.08              Public Announcements.  Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other.  Notwithstanding anything to the contrary in this Agreement, the Company and its Affiliates, and Mr. Han and his Affiliates, shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act and the Exchange Act, FINRA and other similar regulatory bodies, make (i) such press releases and other public statements and announcements (“Releases”) as the Company,  Mr. Han or their respective Affiliates, after discussion with their respective legal counsel, deem necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements the Company or Mr. Han deem in their respective sole judgment to be appropriate in any and all filings, reports, prospectuses and other similar documents filed with the SEC or other regulatory bodies.  Each of the Company and Mr. Han shall use reasonable efforts to provide the other party with a copy of any Releases before any publication of same; provided that, if the content of the Release is, in the reasonable judgment of the Company or Mr. Han, after discussion with its or his respective legal counsel, materially similar to the content of a Release previously provided to the other party, then the Company or Mr. Han as the case may be, shall have no obligation to provide the other party with a copy of such Release.  The non-disclosing party may make comments to the disclosing party with respect to any such Releases provided to the non-disclosing party and the disclosing party shall take such comments into account and incorporate reasonable comments into the Releases.  Notwithstanding anything in this Section 7.08 to the contrary, the parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.09              Termination of OTCBB Quotation and Toronto Stock Exchange Listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of FINRA to enable the termination of quotation by the Surviving Corporation of the Company Common Stock from the OTCBB and Toronto Stock Exchange.

Section 7.10              Company’s Expenses and Obligations.  The Company agrees that on or before the Closing it will have paid all of the Company’s expenses resulting from the process followed by the Company to make the determination to enter into this Agreement and any obligations to any third party arising from the Company’s entry into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including but not limited to, the expenses of the Company’s Special Committee of the Company Board, attorneys’ fees, accounting expenses associated with the Merger and the other transactions contemplated thereby, including the Proxy Statement, the Schedule 13E-3, and respective amendments thereto, the Company Financial Advisor and other representatives of or advisors to the Company (collectively “Company Closing Obligations and Expenses”).

Section 7.11              Resignations.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing of the Merger evidence reasonably satisfactory to Parent of the resignations, effective as of the effective time of the Merger, of those directors and executive officers of the Company or any subsidiary thereof designated by Parent to the Company in writing and provide such directors and executive officers customary releases.

Section 7.12              Voting Commitment.  The Company shall use its commercially reasonable efforts to have each Mr. Zhanguo Weng, Ms. Xuemei Liu, Mr. Alexander Wick and Dr. Yiu Kwong Sun (each a “Supporting Shareholder”) execute and deliver to Parent simultaneously with the execution of this Agreement a Support Agreement substantially in the form of Exhibit A hereto (“Supporting Agreement”), committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company’s Shareholders’ Meeting.

Section 7.13              SEC Filings.  The Company shall file all required reports with the SEC including but not limited to Annual Report on Form 10-K for the year ended December 31, 2009.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01              Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The Company shall have obtained the Company Shareholder Approval;

(b)           The Company shall have obtained approval of the merger by a majority of the outstanding shares of our common stock excluding shares held by Mr. Han, and

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal (“Governmental Order”).

Section 8.02              Additional Conditions to Obligations of Parent and MergerSub.  The obligations of Parent and MergerSub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Company contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects,  (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation giving effect to any later obtained knowledge, information or belief of Company, Parent or MergerSub); provided, however, that notwithstanding anything herein to the contrary, this Section 8.02(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or will have, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Court Proceedings.  No action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened in which any Governmental Authority is a party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or (ii) affect adversely the right or powers of Parent  to own, operate or control the Company or any portion of the business or assets of the Company or Parent , and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(d)           Officer’s Certificate.  The Company shall have delivered to Parent  a certificate, signed by the Chief Operating Officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.02 have been satisfied.

(e)           Performance of Obligations of the Supporting Shareholders.  Parent shall have received Supporting Agreement executed and delivered by each Supporting Shareholder of the Company as contemplated by Section 7.12, each of which shall remain in full force and effect.  The Supporting Shareholders shall have performed in all material respects all obligations required to be performed by them under the Supporting Agreement.

Section 8.03              Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations, warranties, covenants and agreements of Parent and MergerSub contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation, giving effect to any later obtained knowledge, information or belief of Parent and MergerSub or Company); provided, however, that notwithstanding anything herein to the contrary, this Section 8.03(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, will have, an Parent or MergerSub Material Effect.

(b)           Agreements and Covenants.  Mr. Han, Parent and MergerSub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer’s Certificate.  Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.03 have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01              Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Parent  and the Company;

(b)           by either Parent or the Company, if 270 days (the “Outside Date”) shall have occurred and the Merger shall not have been consummated; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)          by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d)          by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (ii) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Outside Date; provided, at the time of the delivery of such written notice, Parent  shall not be in material breach of its obligations under this Agreement;

(e)          by Parent, if a Company Adverse Recommendation Change shall have occurred;

(f)           by the Company, if prior to obtaining the Company Shareholder Approval, (i) the Special Committee or the Company Board has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Company Financial Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than the holders of Mr. Han’s Shares) under applicable Law, (ii) the Company has complied in all material respects with Section 7.03, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal; or

(g)           by the Company, if Mr. Han, Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, including but not limited to Section 5.06, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b), and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Outside Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.

Section 9.02              Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03              Fees and Expenses.

(a)           Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement shall be borne by the Company.

(b)           The Company agrees that if this Agreement is terminated:

(i)           pursuant to Section 9.01(e) and (A) at any time after the date hereof and prior to obtaining the Company Shareholder Approval, an Acquisition Proposal shall have been publicly announced prior to such Termination Date (and such Acquisition Proposal was not withdrawn before the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, an amount equal to $1,000,000 (the “Superior Offer Termination Fee”);

(ii)           pursuant to Section 9.01(f), then the Company shall pay to Parent the Superior Offer Termination Fee; or

(iii)          pursuant to Section 9.01(d) then the Company shall pay to Parent $400,000 (the “Company Termination Fee”).

The Company Superior Offer Termination Fee or Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.  Upon payment of the Company Superior Termination Fee or Termination Fee, the Company shall have no further liability to Mr. Han, Parent and MergerSub at law or in equity with respect to such termination, this Agreement or otherwise.

(c)           Mr. Han agrees that if this Agreement is terminated pursuant to Section 9.01(g), then Mr. Han shall pay to the Company an amount equal to $400,000 (“Mr. Han Termination Fee”).  Mr. Han Termination Fee shall be paid by Mr. Han as directed by the Company in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following such termination.  Payment by Mr. Han of Mr. Han Termination Fee shall be the Company’s sole and exclusive remedy against Mr. Han, Parent and MergerSub for failure to consummate the Merger and performance under this Agreement and shall be in lieu of all other relief.  It is understood and agreed that payment of the Parent Termination Fee represents the reasonable estimate of actual damages by the Company, Mr. Han, Parent and MergerSub and does not constitute a penalty.  Upon payment of the Mr. Han Termination Fee, Mr. Han, Parent and MergerSub  shall have no further liability to the Company at law or in equity with respect to such termination, this Agreement or otherwise.

(d)           Each of the Company, Parent and Mr. Han acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.  In the event that Mr. Han shall fail to pay Mr. Han Termination Fee when due, Mr. Han  shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04              Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01            Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, MergerSub or Mr. Han:

Mr. Yanlin Han
c/o Jade & Fountain
31 Floor, Tower B, Far East International Plaza
317 Xian Xia Road
Shanghai, 200051 China
Direct: +86 21 6235 1185
Fax:      +86 21 6235 1477
Attention :  Scott Y. Guan

if to the Company:

Dragon Pharmaceutical Inc.
Suite 310 - 650 West Georgia Street
Vancouver, BC Canada  V6B 4N9
Telephone No: (604) 669-8817
Facsimile No:   (604) 669-4243
Attention: Mr. Peter Mak, Chairperson of the Special Committee of the Board of Directors

with copies to:

Bullivant House Bailey PC
601 California Street, Suite 1800
San Francisco, CA  94108
Telephone No:  (916) 930-2500
Facsimile No:    (916) 930-2501
Attention:  Daniel B. Eng

Lang Michener LLP
1500 Royal Centre P.O. Box 11117
1055 West Georgia Street
Vancouver, BC V6E 4N7
Phone: 604-689-9111
Fax:      604-685-7064
Attention:  Leo Raffin

Section 10.03            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04            Amendment.  This Agreement may be amended by the parties hereto by action taken by Mr. Han or the  respective board of directors  (or similar governing body or entity) of the Parent, Company or MergerSub, at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law, requires further approval by such shareholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05            Entire Agreement; Assignment.  This Agreement, together with the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 10.06            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that, specific performance shall not be available to any party hereto to the extent that the party seeking specific performance would have the right upon termination of this Agreement pursuant to Section 9.01 to receive payment pursuant to Sections  9.03 (b), (c) or (d).

Section 10.07            Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Sections 7.04 and  7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08            Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.09            Governing Law; Enforcement and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 10.10            Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11            Counterparts.  This Agreement may be executed and delivered in two or more original, facsimile or .PDF counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12            Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.13            Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

Section 10.14            Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

Section 10.15            Arbitration.  All disputes arising out of or in connection with this Agreement, will be submitted to arbitration governed by the Commercial Arbitration Act (British Columbia) (the “Act”).

If within 30 days after either party gives notice to the other of a dispute the parties agree upon a single arbitrator, the arbitration will be held before that arbitrator, otherwise the arbitration will be before a board of three arbitrators comprising one appointed by the Company, one appointed by Parent, and one appointed by the two arbitrators so appointed.

If the Company and Parent fail, after 14 days’ notice, to appoint an arbitrator, or if the two arbitrators fail to appoint a third arbitrator within 14 days from the later of their own appointments, then upon application by either party, the arbitrator or third arbitrator, as the case may be, will be selected in the manner provided in the Act.

The decision of the arbitrator (where a single arbitrator has been agreed upon) or a majority of the arbitrators (where three arbitrators have been appointed) will be final and binding on the parties.  The arbitrator(s) will be required to render his, her or their written decision within 60 days of the conclusion of the arbitration proceedings.

The place of arbitration will be Vancouver, British Columbia and the language of arbitration will be English.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, MergerSub, Mr. Han and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Chief Respect Limited, a Hong Kong Company

By:	/a/ Yanlin Han
Yanlin, Han/Chief Executive Officer

Datong Investment Inc., a Florida corporation

By:	/s/ Yanlin Han
Yanlin Han/Chief Executive Officer

DRAGON PHARMACEUTICAL INC., a Florida corporation

By:	/s/ Peter Mak
Peter Mak, Special Committee Chairman

Mr. Yanlin Han , an individual, as to Sections 5.06, 7.01(c), 7.08, 8.03(b), 9.03(c) and (d) only

/s/ Yanlin Han

EXHIBIT A

SUPPORT AGREEMENT

Exhibit A

SUPPORT AGREEMENT

THIS AGREEMENT made as of March 26, 2010,

BETWEEN:

[◆ insert name], of [◆ insert address]
(the “Holder”)

AND:

CHIEF RESPECT LIMITED, a company incorporated under the laws of Hong Kong having an office at 11/F, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong

(the “Purchaser”)
WHEREAS:

(A)
The Purchaser, Datong Investment Inc. (a wholly-owned subsidiary of the Purchaser), Mr. Yanlin Han and Dragon Pharmaceuticals, Inc. (the “Company”) have entered into an Agreement and Plan of Merger dated March 26, 2010 (the “Merger Agreement”) in respect of the proposed acquisition of all of the issued and outstanding common shares of the Company (“Company Shares”) by way of a merger under the Florida Business Corporation Act (the “Merger”) at a price payable in cash of $0.82 per Company Share;

(B)	Holder beneficially owns or controls the number of Company Shares, and options to purchase Company Shares, set forth in Schedule “A” to this Agreement (collectively, the “Company Securities”); and

(C)
Holder has agreed, among other things, to support the Merger and to vote the Company Securities and all additional Company Shares and options to purchase Company Shares that the Holder acquires beneficially during the period from the date of this Agreement through the Effective Time (the “Additional Securities,” and together with the Company Securities, the “Subject Securities”) beneficially owned by the Holder in favour of the shareholder resolution approving the Merger;

NOW THEREFORE the parties hereby agree that, in consideration of the premises, covenants and agreements herein contained, the sum of $1.00 and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows

1.	Any capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in the Merger Agreement.

2.
Holder hereby covenants and agrees that from the date hereof until the termination of this Agreement, that the Holder will not, except in accordance with the terms of this Agreement or with the prior written consent of Purchaser:

(a)
grant or agree to grant any proxy or other right to vote the Subject Securities, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(b)
option, sell, assign, dispose of, pledge, encumber, grant a security interest in, transfer, or otherwise convey or relinquish the Holder’s right to vote the Subject Securities or agree to do any of the foregoing except that the Holder may exercise options to purchase Company Shares provided that any Company Shares that result from the exercise will be Additional Securities that will be subject to this Agreement;

(c)	exercise any rights of dissent provided under any applicable Laws or otherwise in connection with the Merger; and

(d)
do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Subject Securities pursuant to this paragraph, including, but not limited to, the sale of any direct or indirect holding company or entity or the granting of a proxy on the Subject Securities or the securities of any direct or indirect holding company which would have, indirectly, the effect prohibited by this paragraph.

3.           Holder hereby agrees that from the date hereof until the termination of this Agreement, the Holder will:

(a)
vote (or direct the voting of) all of the Subject Securities over which he has the right or power to vote or cause to be voted at every meeting of the holders of Company Shares, and at every adjournment or postponement thereof, and in any action by written consent of the holders of Company Shares (unless and only then to the extent prohibited by law):

(i)
in favour of the approval, consent, ratification and adoption of the shareholder resolution approving the Merger (and any actions required in furtherance thereof) and all other resolutions to be put to the meeting of holders of Company Shares in respect of the Merger as contained in the Merger Agreement;

(ii)
against any proposed action by the Company, the shareholders of the Company or any other Person: (a) in respect of any Acquisition Proposal; (b) which would reasonably be regarded as being directed towards or likely to prevent, impede, interfere with, postpone, discourage or delay the Merger or the successful completion of the Merger, including without limitation any amendment to the constating documents or by-laws of the Company or its corporate structure; and

(iii)	which would reasonably be expected to result in a Company Material Adverse Effect.

(b)
to the extent Holder has the right to grant a proxy in respect of any of the Subject Securities, upon the request or direction of Purchaser, execute and deliver to Purchaser within two Business Days following such request a proxy in respect of any resolution referred to in this paragraph 3, and have such Subject Securities counted or not counted (as directed by Purchaser) as part of a quorum in connection with any meeting of holders of Company Shares relating to matters set forth in paragraph 3(a)(ii); and

(c)
for greater certainty, in connection with any matter referred to in paragraph 3(a)(ii), consult with Purchaser prior to exercising any voting rights attached to the Subject Securities and exercise or procure the exercise of such voting rights as Purchaser will instruct, including without limitation the delivery to Purchaser, upon its request or direction, of a proxy in respect of any such resolution.

4.
Nothing herein will prevent Holder, if a member of the Board, from exercising the Holder’s fiduciary duties and engaging, in his capacity as a director of Company, in discussions or negotiations with, or furnishing information to, a Person who proposes an Acquisition Proposal that did not result from a breach of the Merger Agreement.

5.
Holder, by acceptance hereof, represents and warrants as follows and acknowledges that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and the Merger Agreement:

(a)
Holder has the sole right to vote or direct the voting of the Subject Securities and sole power to agree to all of the matters set forth in this Agreement, with no limitation, qualifications or restrictions on such rights;

(b)
Holder is the beneficial owner of the Subject Securities set forth in Schedule “A”, all of which are free and clear of any Liens, and does not own, beneficially or otherwise, any Subject Securities other than the Subject Securities listed on Schedule “A”;

(c)
this Agreement has been duly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity; and

(d)
Holder (i) is not a joint actor of, or involved, directly or indirectly, with the Purchaser in respect of the Merger, (ii) is not receiving any consideration for the Subject Securities other than what is being offered under the Merger Agreement, (iii) has full knowledge and access to information concerning the Company and its securities, (iv) any factors that were considered relevant by the Holder in assessing the consideration offered under the Merger Agreement did not have the effect of reducing the price that would otherwise have been considered acceptable by the Holder.

6.	Purchaser represents and warrants as follows and acknowledges that Holder is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Purchaser (including its shareholders) is not aware of any material information in respect of the Company or its securities that has not been generally disclosed or if generally disclosed, could have reasonably been expected to increase the consideration being offered in the Merger;

(b)
Purchaser is a corporation duly organized under the laws of  Hong Kong, is validly existing and has all necessary corporate power and authority to own its property and assets and to carry on its business as currently owned and conducted;

(c)
Purchaser has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Merger have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement or the Merger Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity; and

(d)
the authorization of this Agreement, the execution and delivery by Purchaser of this Agreement and the performance by it of its obligations under this Agreement and the Merger Agreement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of (i) its constating documents or by-laws; (ii) any applicable Laws; (iii) any note, bond, mortgage, indenture or contract or agreement to which Purchaser is party or by which it is bound; or (iv) any judgement, decree, order or award of any Governmental Authority or arbitrator.

7.
The Purchaser and Holder covenant to advise the other, and the Company, if they become aware of any material information in respect of the Company or its securities that has not been generally disclosed and if generally disclosed could reasonably be expected to increase the consideration offered under the Merger Agreement.

8.	This Agreement will terminate and be of no further force or effect upon the earliest of

(a)
such date and time as the Merger Agreement will have been terminated pursuant to Article IX thereof (which includes in circumstances where the Company terminates the Merger Agreement as a result of a Superior Proposal),

(b)	the Effective Time, and

(c)	the Purchaser or Holder providing the advice referred to under paragraph 7.

9.
Notwithstanding paragraph 8, this Agreement will terminate immediately upon any material adverse amendment being made to the Merger Agreement or the Articles of Merger after the date hereof, without the consent of the Holder. The determination of whether an amendment to the Merger Agreement or the Articles of Merger is a material adverse amendment will be from the perspective of the Holder.  Such a material adverse amendment would be an amendment prejudicial to the Holder that would include, but is not limited to, any amendment providing for decreased consideration payable to the Holder under the terms of the Merger Agreement or the Articles of Merger.  In no event will such a material adverse amendment include amendments made solely for the purpose of correcting clerical errors.  Upon any such termination in accordance with this provision, this Agreement will immediately be deemed to have been revoked by such Holder and will be of no further force or effect.  Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement will not prejudice the right of either party hereto in respect of any breach hereof by the other party.

10.
Holder recognizes and acknowledges that this Agreement is an integral part of Purchaser entering into the Merger Agreement, and that Purchaser would not contemplate proceeding with the Merger unless this Agreement was entered into by Holder, and that a breach by Holder of any covenants or other commitments contained in this Agreement will cause Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, Holder agrees that, in the event of any such breach, Purchaser will be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

11.	In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular paragraph or Schedule of to this Agreement;

(b)	references to a “paragraph” or “Schedule” is a reference to a paragraph or Schedule of this Agreement;

(c)	words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and will not affect the construction or interpretation hereof; and

(e)	wherever the term “includes” or “including” is used, it will be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

12.
In the event of any increase or decrease or other change in the Subject Securities by reason of stock dividend, stock split, recapitalization, combination, exchange of shares or the like, the number of Subject Securities subject to this Agreement will be adjusted appropriately and equitably.

13.
The parties waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

14.
Holder hereby consents to the disclosure of the substance of this Agreement in any press release or any circular relating to the Company Shareholders Meeting and to the filing of this Agreement as may be required pursuant to applicable securities Laws. The parties will co-ordinate in the making and dissemination of any public announcement relating to the subject matter of this Agreement. A copy of this Agreement may be provided to the directors of Company.

15.
This Agreement will be binding upon and will enure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns, heirs, executors and personal representatives. This Agreement will not be assignable by any party without the prior written consent of the other parties.

16.	Time will be of the essence of this Agreement.

17.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated and the parties will negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Agreement.

18.
All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail, or as of the following Business Day if sent by prepaid overnight courier, to the parties at the following addresses (or at such other addresses as will be specified by either party by notice to the other given in accordance with these provisions):

(a)	in the case of Holder to:

[◆ Insert Name]
[◆ Insert address]
Attention:
Email:

(b)	in the case of Purchaser to:

11/F, AXA Centre, 151 Gloucester Road
Wanchai, Hong Kong
Attention:	Mr. Yanlin Han
Email:	yanlinhan@vip.sina.com

19.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

20.
This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of British Columbia and the laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in the courts of British Columbia.

21.	Each party hereto will pay its own expenses incurred in connection with this Agreement.

22.
This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance with any of the terms or conditions of this Agreement.

23.
This Agreement may be executed in any number of counterparts, each of which will be deemed to be original and all of which taken together will be deemed to constitute one and the same instrument, and it will not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

CHIEF RESPECT LIMITED

By:

Name:

Title:

[signature page of Holder to follow]

Accepted and agreed to this 26 day of March, 2010.

Witness	[◆ Insert Name of Holder]

SCHEDULE A

SUBJECT SECURITIES

Name	Company Shares beneficially owned or controlled	Registered holder if different from beneficial owner	Company Shares issuable upon exercise of Options

[◆ insert]	[◆ insert]	[◆ insert]	[◆ insert]

APPENDIX B

OPINION OF CANACCORD FINANCIAL LTD.

Canaccord Financial Ltd.
P.O. Box 10337 Pacific Centre
609-Granville Street, Suite 2200
Vancouver, BC
Canada V7Y 1H2
T: 604.643.7300
F: 604.643.7733
March 26, 2010

Special Committee of the Board of Directors of
Dragon Pharmaceutical Inc.
Suite 310, 650 West Georgia Street
Vancouver, B.C. V6B 4N9

ATTENTION:  Mr. Peter Mak

Dear Sir,

Canaccord Financial Ltd. (“Canaccord”) understands that Dragon Pharmaceutical Inc. (“Dragon”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Dragon, Chief Respect Ltd. (“Parent”), Datong Investment, Inc., a subsidiary of Parent (“MergerSub”), and Mr. Yanlin Han, an individual (“Mr. Han”) pursuant to which MergerSub will merge with and into Dragon (the “Merger”) and each outstanding share of Dragon’s common stock, par value US$0.001 per share (“Dragon Common Stock”), other than:

(i) Dragon Common Stock that are held by holders who comply with the provisions of the Florida Business Corporation Act (“FBCA”) regarding the right of the shareholders to dissent from the Merger ; and

(ii) Dragon Common Stock owned by Mr. Han,

will be converted into the right to receive US$0.82 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Holders of Dragon Common Stock, (but not including those holders who comply with the dissent provisions of FBCA and Mr. Han) are hereunder referred collectively as the “Dragon Stakeholders”. Completion of the Merger is subject to securities law compliance and obtaining all necessary court, regulatory, stock exchange, board and shareholder approvals.

Engagement of Canaccord

The special committee of the board of directors of Dragon (the “Special Committee”) has engaged Canaccord (the “Engagement”) pursuant to an engagement letter dated as of January 26, 2010 (the “Engagement Letter”), to prepare and deliver to the Special Committee an opinion as to the fairness of the Consideration (the “Fairness Opinion”), from a financial point of view, to the Dragon Stakeholders.

Under the Engagement Letter, Dragon has agreed to pay Canaccord a cash fee for rendering this Fairness Opinion in connection with the Merger, no portion of which is conditional upon this Fairness Opinion being favourable, or that is contingent upon the consummation of the Merger. Dragon has also agreed to reimburse Canaccord for all reasonable out-of-pocket expenses and to indemnify Canaccord in relation to certain claims or liabilities that may arise in connection with the services performed under the Engagement Letter.

The Special Committee has acknowledged that this Fairness Opinion and all oral or written advice and materials provided by Canaccord to Dragon (including, without limitation, the Special Committee, board of directors, management and counsel of Dragon) in connection with the Engagement are intended solely for the benefit and internal use of Dragon (including, without limitation, the Special Committee, board of directors, management and counsel of Dragon), subject to certain exceptions provided in the Engagement Letter.

Canaccord consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof, which summary shall be in a form acceptable to Canaccord, in any proxy statement or other information statement, if applicable, to be mailed to the Dragon Stakeholders in connection with the Merger and to the filing thereof by Dragon with the applicable securities regulatory authorities.

Credentials of Canaccord

Canaccord is Canada’s largest independently-owned investment banking firm.  The corporate group of which Canaccord is a part employs approximately 1,570 people with offices in major Canadian cities, as well as internationally in the United Kingdom, the United States and Barbados.  Canaccord has approximately C$12 billion in assets under administration and its parent company is publicly traded with a consolidated market capitalization of approximately C$540 million.  Canaccord provides a wide range of services, including corporate finance, mergers and acquisitions, financial advisory services, institutional and retail equity sales and trading and investment research.  Canaccord and its principals have extensive knowledge of Canadian and U.S. equity capital markets, have prepared numerous valuations and fairness opinions, and have led numerous transactions involving private and publicly traded companies.

This Fairness Opinion is the opinion of Canaccord and the form and content hereof has been approved for release by a committee of its officers and directors, who are experienced in the preparation of fairness opinions and in merger, acquisition, divestiture and valuation matters.

Relationship with Interested Parties

Canaccord is not an insider, associate or affiliate (as such terms are defined in the Securities Act (British Columbia)) of Dragon, Parent or MergerSub or their respective associates or affiliates (collectively, the “Interested Parties”).  Prior to the Engagement, Canaccord has not in the past been engaged to provide any financial advisory and has neither acted as agent nor underwriter for any financings involving the Interested Parties.

Other Activities of Canaccord

Canaccord acts as a trader and dealer, both as principal and agent, in all Canadian and U.S. financial markets and, in such capacity, may have had, or in the future may have, positions in the securities of the Interested Parties and, from time to time, may have executed, or in the future may execute, transactions on behalf of the Interested Parties or other clients for which it received or may receive compensation. In addition, as an investment dealer, Canaccord conducts research on securities and may, in the ordinary course of business, be expected to provide research reports and investment advice to its clients on issues and investment matters, including research and advice on one or more of the Interested Parties or in respect of the Merger.

Other than pursuant to the Engagement, neither Canaccord nor any of its affiliated entities have any agreements, commitments or understandings in respect of any future business involving any of the Interested Parties. However, Canaccord may, from time to time in the future, seek or be provided with assignments from one or more of the Interested Parties.

Scope of Review

Canaccord has not been asked to, nor does Canaccord offer any opinion as to the terms of the Consideration (other than in respect of the fairness of the Consideration, from a financial point of view, to the Dragon Stakeholders) or the form of any agreements or documents related to the Consideration or the Merger

In preparing this Fairness Opinion, Canaccord reviewed and, where considered appropriate, in the exercise of its professional judgment, relied upon, without independently attempting to verify, among other things, the following:

▪	Proposals in letters dated January 15, 2010 and February 11, 2010 by Mr. Han to Dragon;
▪	the Agreement and Plan of Merger dated March 26, 2010;
▪	corporate documents including all minutes and resolutions of the shareholders and board of directors of Dragon for the last five years;
▪	draft proxy statement dated March 23, 2010;
▪	internal financial models and operating information with respect to the business, operations and prospects prepared by management of Dragon;
▪	discussions with management of Dragon of the past and current business, operations, financial condition and prospects;
▪	historical market price for the common shares of Dragon and comparisons of its performance;
▪	public information with respect to other companies and / or transactions of a comparable nature that Canaccord considered to be relevant for purposes of its analysis;
▪
a certificate of representation as to certain factual matters and the completeness and accuracy of the information upon which the Fairness Opinion is based, addressed to Canaccord and dated the date hereof, provided by senior officers of Dragon;

▪	certain other documents filed by Dragon on the System for Electronic Document Analysis and Retrieval (SEDAR) that Canaccord considered to be relevant for purposes of its analysis; and
▪	such other financial and market information, investigations and analyses as Canaccord considered necessary or appropriate in the circumstances.

Canaccord has not, to the best of its knowledge, been denied access by Dragon or any of its associates or affiliates, to any information requested by Canaccord.

Prior Valuations

Dragon has represented, to the best of its knowledge, to Canaccord that there have not been any prior valuations (as defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions) of Dragon in the 24 months preceding the date hereof.

Assumptions and Limitations

This Fairness Opinion is subject to the assumptions, explanations and limitations set forth below.  With the approval of the Special Committee and as provided for under the Engagement, Canaccord has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial information, business plans, forecasts, projections, estimates and budgets and other information, data, advice, opinions and representations obtained by it from public sources or provided to Canaccord by Dragon, or any of its officers, associates, affiliates, consultants, advisors and representatives pursuant to the Engagement relating to Dragon and its respective assets (collectively, the “Information”). This Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. With respect to any projections, forecasts or estimates, Canaccord has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Dragon.   In accordance with the terms of the Engagement, but subject to the exercise of its professional judgment, and except as expressly described herein, Canaccord has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior management of Dragon has represented to Canaccord in a certificate provided in such capacity that, among other things: (i) the Information (as defined in the certificate) provided orally by, or in the presence of, an officer or employee of Dragon or in writing by Dragon or any of its subsidiaries or affiliates (as such terms are defined in the Securities Act (British Columbia) (the “Act”)) or their respective agents to Canaccord for purposes of preparing this Fairness Opinion was, at the date the Information in respect of Dragon was provided to Canaccord, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Dragon, its subsidiaries, affiliates or the Merger and did not and does not omit to state a material fact (as such term is defined in the Act) in respect of Dragon, its subsidiaries, affiliates or the Merger necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) since the dates on which the Information was provided to Canaccord, except as disclosed in writing to Canaccord, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Dragon or any of its subsidiaries or affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Fairness Opinion; (iii) there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to Dragon or any of its subsidiaries or affiliates or any of their respective assets or liabilities which have been prepared as of a date within the 24 months preceding the date hereof; (iv) since the dates on which the Information was provided to Canaccord, no material transaction has been entered into by Dragon or any of its subsidiaries or affiliates; (v) they have no knowledge of any facts not contained in or referred to in the Information provided to Canaccord by Dragon which would reasonably be expected to affect this Fairness Opinion, including the assumptions used or the scope of the review undertaken; (vi) other than as disclosed in the Information, to the best of their knowledge, information and belief after reasonable inquiry, Dragon does not have any material contingent liabilities and there are no actions, suits, proceedings or inquiries pending or threatened in writing against or affecting Dragon or any of its subsidiaries or affiliates at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, board agency or instrumentality which may in any way materially adversely affect Dragon and its subsidiaries taken as a whole; (vii) all financial material, documentation and other data concerning the Merger, Dragon and its subsidiaries or affiliates, including any projections or forecasts, provided to Canaccord were prepared on a basis consistent in all material respects with the accounting policies applied in the audited consolidated financial statements of Dragon dated as at December 31, 2009, reflect the assumptions disclosed therein (which assumptions management of Dragon believes to be reasonable) and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial material, documentation or data not misleading in light of the circumstances in which such financial material, documentation or data was provided to Canaccord; (viii) to their knowledge, after having made due inquiry, no verbal or written offers for all or a material part of the properties and assets owned by, or the securities of, Dragon or any of its subsidiaries or affiliates have been received and no negotiations have occurred relating to any such offer within the 24 months preceding the date of the Engagement Letter which have not been disclosed in writing to Canaccord; and (ix) there are no agreements, undertakings, commitments or understandings (written or oral, formal or informal) relating to the Merger, except as have been disclosed in writing to Canaccord.

Canaccord has assumed that all conditions precedent to the completion of the Merger can be satisfied or waived by the parties thereto in the time required and that all consents, permissions, exemptions or orders of third parties and relevant authorities will be obtained, without adverse condition or qualification, and that the Merger can proceed as scheduled and without material additional cost to Dragon or liability of Dragon to third parties, that the procedures being followed to implement the Merger are valid and effective and all required documents under applicable securities laws will be distributed to the Dragon Stakeholders in accordance with all applicable securities laws, and that the disclosure in such documents will be accurate and will comply in all material respects with the requirements of all applicable securities laws.  Canaccord has also assumed that all the representations and warranties contained in the Agreement are correct as of the date hereof and the Merger will be completed substantially in accordance with the terms and requirements of the  Agreement.

This Fairness Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Dragon as they were reflected in the information and documents, including, without limitation, the Information, reviewed by Canaccord and as it was represented to Canaccord in its discussions with representatives of Dragon.  In its analysis and in connection with the preparation of this Fairness Opinion, Canaccord has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Dragon.

This Fairness Opinion has been provided exclusively for the use of the Special Committee for the purposes of considering the Merger.  Canaccord disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion, which may arise or come to Canaccord’s attention after the date hereof.  Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this Fairness Opinion, subject to the terms of the Engagement Letter, Canaccord reserves the right, but not the obligation, to change, modify or withdraw this Fairness Opinion as of the date of such change.

The disclosure by the Special Committee of the retention of Canaccord and the contents of this Fairness Opinion in certain regulatory filings as required and in accordance with all applicable laws, rules or regulations of any governmental authority or stock exchange will be permitted subject to Canaccord's prior review and approval (acting reasonably) of such disclosure.  Except as provided in this Fairness Opinion and in the Engagement Letter, or as may be required by applicable law or requirements of securities regulatory authorities or stock exchange in connection with the Merger, this Fairness Opinion is not to be used, published or distributed in whole or in part, in any other way or to any other person without the prior written consent of Canaccord, such consent not to be unreasonably withheld or delayed.

Canaccord has not been engaged to provide and has not provided: (i) a formal valuation of Dragon or its securities pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions; (ii) an opinion as to the fairness of the process underlying the Merger; or (iii) a recommendation to any Dragon Stakeholders to take any action with respect to the Merger; and, in each case, this Fairness Opinion should not be construed as such. Canaccord expresses no opinion on the future trading prices of the securities of Dragon.  Dragon has advised Canaccord that Dragon does not require a formal valuation to satisfy its obligations pursuant to Multilateral Instrument 61-101 and Dragon has complied and will comply with all applicable securities laws in relation to the Merger.

Approach to Fairness

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description.  Qualitative judgments were made based upon Canaccord’s assessment of the surrounding factual circumstances relating to the Merger and Canaccord’s analysis of such factual circumstances in its best judgment.  Any attempt to select portions of Canaccord’s analysis or of the factors considered, without considering all of the analysis employed and factors considered, would likely create an incomplete and misleading view of the process underlying this Fairness Opinion.  This Fairness Opinion should be read in its entirety.

Conclusion as to the Fairness

Based upon and subject to the foregoing, Canaccord is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Dragon Stakeholders.

Yours truly,

CANACCORD FINANCIAL LTD.

APPENDIX C-1

DISSENT AND APPRAISAL RIGHTS OF
THE FLORIDA BUSINESS CORPORATIONS ACT

607.0101 Short title.--This act shall be known and may be cited as the "Florida Business Corporation Act."

607.1301 Appraisal rights; definitions.--The following definitions apply to s. 607.1302-607.1333:

(1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in s. 607.1322-607.1333, includes the surviving entity in a merger.

(4) "Fair value" means the value of the corporation's shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) "Shareholder" means both a record shareholder and a beneficial shareholder.

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607.1302 Right of shareholders to appraisal.--

(1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

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(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

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2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a  beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

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(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners.--

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights.--

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of s. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

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607.1321 Notice of intent to demand payment.--

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.--

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder's name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

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3. The corporation's estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of s. 607.1301-607.1333.

607.1323 Perfection of rights; right to withdraw.--

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

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607.1324 Shareholder's acceptance of corporation's offer.--

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer.--

(1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.--

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

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(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331 Court costs and counsel fees.--

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with s. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 Disposition of acquired shares.--

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefore, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 Limitation on corporate payment.--

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

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(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

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APPENDIX C-2

Form of Dissenter's Appraisal Notice

Dissenter's Appraisal Notice of Dragon Pharmaceutical Inc.
Delivered Pursuant to Section 607.1322 of the Florida Business Corporation Act

Our Company's estimate of the fair value of the shares which are the subject of this notice is $0.82 per share of common stock, and we hereby offer to pay such estimated fair value.

Demand for payment must be sent by to the Company by mail, courier, facsimile or electronic mail by___________, 2010 as follows:

Chief Respect Limited.
Suite 310, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N9
Attention: Mr. Yanlin Han

Certificates of the Company's shares must be deposited by______, 2010 as follows:

Computershare Trust Company of Canada (Vancouver),
3rd Floor, 510 Burrard,
Vancouver, British Columbia, Canada, V6C 3B9

A form for demanding payment is attached to this Dissenter's Appraisal Notice as Exhibit A.

A copy of the dissent and appraisal provisions of the Florida Business Corporation Act is attached as Appendix C-1 to proxy statement to which this Dissenter's Appraisal Notice is attached.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, is included in this proxy statement.

A notice to withdraw any demand for payment must be received by ______, 2010.

If requested in writing, we will provide to the shareholder so requesting by _____ the number of shareholders and the total number of shares held by them who have returned a demand for payment by the date specified above.

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EXHIBIT A TO APPENDIX C-2

Form of Dissenter's Appraisal Notice To Company

Name and Address of Shareholder exercising dissent and appraisal rights:

________________________________________
________________________________________
________________________________________

Number of shares of common stock of Shareholder over which Shareholder is exercising dissent and appraisal rights:

______________________________

The undersigned hereby certifies that he/she/it acquired the shares of the Company before __________________________, being the record date for approval of the proposed Merger, and did not vote for the proposed Merger.

The undersigned hereby accepts the Company's offer as set forth in this Dissenter's Appraisal Notice:

Yes [   ]  No [   ]

If our offer is not accepted, the shareholder's estimated fair value of the shares is $_________ per share of common stock and the undersigned hereby demands payment of this estimated value plus interest.

Dated: _____________, 2010.

_____________________________________
Signature
_____________________________________
Print Name
_____________________________________
Print Title

Co-Owner, if any

_____________________________________
Signature
_____________________________________
Print Name
_____________________________________
Print Title

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